AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON May 14, 1996
                                     REGISTRATION NUMBER 333-02641
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                           WEATHERFORD ENTERRA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
     DELAWARE                         1389                     74-1681642
(STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)  CLASSIFICATION CODE NUMBER) IDENTIFICATION NO.)

                     1360 POST OAK BOULEVARD, SUITE 1000
                             HOUSTON, TEXAS 77056
                                (713) 439-9400
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                  REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              H. SUZANNE THOMAS
             SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                          WEATHERFORD ENTERRA, INC.
                     1360 POST OAK BOULEVARD, SUITE 1000
                             HOUSTON, TEXAS 77056
                                (713) 439-9400
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                            OF AGENT FOR SERVICE)

                                  COPIES TO:

                              CHARLES L. STRAUSS
                         FULBRIGHT & JAWORSKI L.L.P.
                          1301 MCKINNEY, SUITE 5100
                          HOUSTON, TEXAS 77010-3095
                                (713) 651-5151
                           ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: Upon consummation of the Transaction described herein.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                           ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================
                          WEATHERFORD ENTERRA, INC.
       CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K

                   ITEM OF FORM S-4                          LOCATION IN THE PROSPECTUS
         -------------------------------------  -----------------------------------------------------
 1.      Forepart of Registration Statement
         and Outside Front Cover Page of
         Prospectus...........................  Cover of Registration Statement; Cross Reference
                                                Sheet; Outside Front Cover Page of Prospectus
 2.      Inside Front and Outside Back Cover
         Pages of Prospectus..................  Inside Front Cover Page of Prospectus; Available
                                                Information; Incorporation by Reference; Table of Contents
 3.      Risk Factors, Ratio of Earnings to
         Fixed Charges and Other
         Information..........................  Summary; Risk Factors; Weatherford Enterra, Inc.;
                                                Nodeco; The Transaction; Unaudited Pro Forma
                                                Financial Information; Weatherford Selected Financial
                                                Data; Nodeco Selected Financial Data

 4.      Terms of the Transaction.............  The Transaction; Terms of the Transaction;
                                                Comparative Rights of the Stockholders of Weatherford
                                                and Nodeco AS

 5.      Pro Forma Financial Information......  Unaudited Pro Forma Financial Information;
                                                Weatherford Selected Financial Data; Nodeco Selected
                                                Financial Data
 6.      Material Contacts with the Company
         Being Acquired.......................  Not Applicable

 7.      Additional Information Required for
         Reoffering by Persons and Parties
         Deemed to be Underwriters............  Not Applicable

 8.      Interests of Named Experts and
         Counsel..............................  Legal Matters; Experts

 9.      Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities..........................  Not Applicable

10.      Information with Respect to S-3
         Registrants..........................  Not Applicable

11.      Incorporation of Certain Information
         by Reference.........................  Not Applicable

12.      Information with Respect to S-2 or
         S-3 Registrants......................  Not Applicable

13.      Incorporation of Certain Information
         by Reference.........................  Not Applicable

14.      Information with Respect to
         Registrants Other Than S-3 or S-2
         Registrants..........................  Available Information; Incorporation by Reference;
                                                Weatherford Enterra, Inc.

15.      Information with Respect to S-3
         Companies............................  Not Applicable

16.      Information with Respect to S-2 or
         S-3 Companies........................  Not Applicable

17.      Information with Respect to Companies
         Other Than S-3 or S-2 Companies......  Currency Translation; Exchange Rate Data; Nodeco;
                                                Nodeco Selected Financial Data; Nodeco Management's
                                                Discussion and Analysis of Financial Condition and
                                                Results of Operations; Nodeco Consolidated Financial
                                                Statements
18.      Information if Proxies, Consents or
         Authorizations are to be Solicited...  Not Applicable

19.      Information if Proxies, Consents or
         Authorizations are not to be
         Solicited or in an Exchange Offer....  Outside Front Cover Page of Prospectus; The
                                                Transaction; Incorporation by Reference

PROSPECTUS

                  SUBJECT TO COMPLETION DATED MAY 13, 1996

                          WEATHERFORD ENTERRA, INC.

     This Prospectus constitutes the prospectus of Weatherford Enterra, Inc. ("Weatherford') pursuant to the United States Securities Act of 1933, as amended (the "Securities Act'), with respect to the issuance of 750,000 shares of the common stock, $.10 par value, of Weatherford ("Weatherford Common Stock") in connection with the purchase (the "Transaction") by Weatherford of all of the assets of Nodeco AS, a Norwegian joint stock company ("Nodeco AS"), and Aarbakke AS, a Norwegian joint stock company and a wholly-owned subsidiary of Nodeco AS ("Aarbakke", and together with Nodeco AS, the "Sellers"), pursuant to the Purchase and Sale Agreement dated March 28, 1996 (the "Purchase and Sale Agreement"), among Weatherford, Nodeco AS and Aarbakke.

     Pursuant to the Purchase and Sale Agreement, the closing of the Transaction is subject to certain conditions, including (i) the approval of the Transaction by the requisite vote of the shareholders of each Seller as may be required under Norwegian law or such Seller's governing documents, (ii) the approval of Norwegian regulatory authorities, unless Weatherford, in its sole discretion, waives such requirement, (iii) the declaration of the effectiveness of the registration statement of which this Prospectus forms a part by the United States Securities and Exchange Commission and the lack of any stop orders suspending the effectiveness of such registration statement, (iv) the delivery to Weatherford of guarantees executed by certain shareholders of Nodeco AS and
(v) the delivery to Weatherford by the Sellers of certain bills of sale, deeds, assignments and other documents regarding the assets to be sold in the Transaction.

                           ------------------------

       AN INVESTMENT IN WEATHERFORD COMMON STOCK AFTER THE TRANSACTION
                 INVOLVES CERTAIN RISKS. SEE "RISK FACTORS".

                            ------------------------

   THE SHARES OF WEATHERFORD COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE
      TRANSACTION HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE NOT REQUESTED TO SEND US A PROXY.

          THE DATE OF THIS PROSPECTUS IS ................ .., 1996.

******************************************************************************
*                                                                            *
*   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A    *
*   REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED       *
*   WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT    *
*   BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE          *
*   REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT      *
*   CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR   *
*   SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH   *
*   OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR   *
*   QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.               *
*                                                                            *
******************************************************************************

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WEATHERFORD OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION WHERE, OR TO ANY PERSON WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF WEATHERFORD SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              AVAILABLE INFORMATION

     Weatherford is subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the United States Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Weatherford with the Commission can be inspected at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the regional offices of the Commission at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, New York, New York 10048. They also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Copies of such material may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     Weatherford has filed with the Commission a Registration Statement on Form S-4 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus constitutes the prospectus of Weatherford filed as part of the Registration Statement and does not contain all the information contained in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to Weatherford and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected at the Commission's offices, without charge, or copies of which may be obtained from the Commission upon payment of prescribed fees.

                           INCORPORATION BY REFERENCE

      Attached to this Prospectus as Appendices B, C, D and E, respectively, are copies of (i) Weatherford's Annual Report on Form 10-K for the year ended December 31, 1995 (the "Annual Report"), (ii) Weatherford's Current Report on Form 8-K dated December 29, 1995, as amended by Weatherford's Current Report on Form 8-K/A dated February 27, 1996 (collectively, the "Current Report"), (iii) Weatherford's Proxy Statement pertaining to its 1996 Annual Meeting of Stockholders (the "Proxy Statement") and (iv) Weatherford's Registration Statement on Form 8-A registering under the Exchange Act the Weatherford Common Stock (the "Form 8-A"). The following information is hereby incorporated by reference into this Prospectus: (i) the information included in Items 1, 2, 3, 6, 7, 8 and 9 of the Annual Report, (ii)the information incorporated by reference from the Proxy Statement into Items 10, 11, 12 and 13 of the Annual Report, (iii) the information contained in Item 7 of the Current Report and (iv) the information contained in Item 1 of the Form 8-A.

      All documents filed by Weatherford with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated by reference in this Prospectus shall be deemed modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                      2

     Weatherford undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to Weatherford Enterra, Inc., 1360 Post Oak Boulevard, Suite 1000, Houston, Texas 77056, Attention: Investor Relations, telephone number (713) 439-9400.

                              CURRENCY TRANSLATION

      Nodeco reports its financial results in Norwegian kroner ("NOK"). Any amounts with regard to Nodeco that are stated herein in United States dollars are so stated solely for convenience at rates discussed in "Unaudited Pro Forma Financial Information". Such amounts should not be construed as representations that the NOK amounts actually represent such United States dollar amounts or could be converted into United States dollars at this rate. On May 9, 1996, the exchange rate based on the noon buying rate in New York City for cable transfers of NOK expressed in United States dollars, as certified for customs purposes by the Federal Reserve Bank of New York, was $0.1531 per one NOK. See "Exchange Rate Data" for additional information regarding rates of exchange between NOK and the United States dollar.

                           ------------------------

                                TABLE OF CONTENTS

                                        PAGE
                                        ----

AVAILABLE INFORMATION................     2
INCORPORATION BY REFERENCE...........     2
CURRENCY TRANSLATION.................     3
SUMMARY..............................     4
    THE COMPANIES....................     4
    THE TRANSACTION..................     4
    COMPARATIVE RIGHTS OF THE
      STOCKHOLDERS OF WEATHERFORD AND
      NODECO AS......................     6
    SUMMARY FINANCIAL INFORMATION....     6
    COMPARATIVE PER SHARE DATA.......     8
RISK FACTORS.........................     9
EXCHANGE RATE DATA...................    10
WEATHERFORD ENTERRA, INC.............    10
NODECO...............................    11
THE TRANSACTION......................    12
    GENERAL DESCRIPTION OF THE
      TRANSACTION....................    12
    GOVERNMENTAL AND REGULATORY
      APPROVALS......................    12
    CERTAIN U.S. FEDERAL INCOME TAX
      CONSEQUENCES TO NON-UNITED
      STATES HOLDERS.................    13
    ACCOUNTING TREATMENT.............    14
TERMS OF THE TRANSACTION.............    15
    EFFECTIVE DATE OF THE
      TRANSACTION....................    15
    ADJUSTMENTS TO CONSIDERATION.....    15
    CONDITIONS TO CLOSING OF THE
      TRANSACTION....................    16
    REPRESENTATIONS AND WARRANTIES OF
      WEATHERFORD AND THE SELLERS....    16
    CONDUCT OF SELLERS' BUSINESS
      PRIOR TO THE TRANSACTION.......    16
    TERMINATION OR AMENDMENT OF
      PURCHASE AND SALE AGREEMENT....    17
    INDEMNIFICATION..................    17
    NON-COMPETITION AGREEMENT........    18
COMPARATIVE RIGHTS OF THE
  STOCKHOLDERS OF WEATHERFORD AND
  NODECO AS..........................    18
    SPECIAL VOTE REQUIRED FOR CERTAIN
      COMBINATIONS...................    18
    VOTE REQUIRED FOR EXTRAORDINARY
      CORPORATE TRANSACTIONS.........    19
    ELECTION AND APPOINTMENT OF
      DIRECTORS......................    19
    INDEMNIFICATION OF BOARD
      MEMBERS........................    20
    REMOVAL OF DIRECTORS.............    20
    PREEMPTIVE RIGHTS................    20
    CALLING OF STOCKHOLDER
      MEETINGS.......................    20
    STOCKHOLDER MEETING QUORUM.......    20
    DIRECTOR QUALIFICATION AND
      NUMBER.........................    20
UNAUDITED PRO FORMA FINANCIAL
  INFORMATION........................    21
WEATHERFORD SELECTED FINANCIAL DATA..    25
NODECO SELECTED FINANCIAL DATA.......    26
NODECO MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS..............    27
    BUSINESS DESCRIPTION.............    27
    RESULTS OF OPERATIONS............    27
    LIQUIDITY AND CAPITAL
      RESOURCES......................    28
    CURRENCY FLUCTUATIONS............    29
LEGAL MATTERS........................    29
EXPERTS..............................    29
INDEX TO NODECO CONSOLIDATED
  FINANCIAL STATEMENTS...............   F-1
APPENDIX A: PURCHASE AND SALE
  AGREEMENT..........................   A-1

                                      3

                                   SUMMARY

     THE FOLLOWING CONTAINS A BRIEF SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN A COMPLETE STATEMENT OF ALL MATERIAL INFORMATION RELATING TO THE TRANSACTION AND THE PURCHASE AND SALE AGREEMENT AND IS SUBJECT AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE PURCHASE AND SALE AGREEMENT, WHICH IS ATTACHED HERETO AND INCORPORATED HEREIN BY REFERENCE. CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS PROSPECTUS.

THE COMPANIES

     WEATHERFORD ENTERRA, INC. Weatherford is a diversified international energy service and manufacturing company that provides a variety of services and equipment to the exploration, production and transmission sectors of the oil and gas industry. Weatherford's principal business segments include (i) the oilfield services segment, which consists of renting specialized oilfield equipment, providing fishing, well control assistance and other downhole services and related tools, and providing tubular running services and related tools; (ii) the energy products and services segment, which consists of manufacturing, selling and servicing a variety of products, including cementation products, power equipment, fishing and milling tools and heavy wall drill pipe, gas lift valves, production and service packers and related equipment, electrical and instrumentation control systems and pedestal-mounted marine cranes; (iii) the gas compression segment, which consists of manufacturing, packaging, selling, renting and servicing reciprocating natural gas compressors; and (iv) the pipeline services segment, which consists of manufacturing, selling and renting specialized pipeline equipment and services. Weatherford operates in virtually every oil and gas exploration and production region in the world, with more than 330 locations in 47 countries, including the United States. The principal executive offices of Weatherford are located at 1360 Post Oak Boulevard, Suite 1000, Houston, Texas 77056, and its telephone number at that address is 713-439-9400.

     NODECO. Nodeco designs, manufactures, sells and rents oil and gas well completion products primarily consisting of liner hanger equipment and related services, as well as packers used in completions with electric submersible pumps. Nodeco's primary markets for these products are the Norwegian and United Kingdom sectors of the North Sea. Nodeco also provides products and services for reservoir and wellbore monitoring and manufactures precision mechanical components for customers that are primarily affiliated with the oil industry. The principal executive offices of Nodeco are located at Haland Aust, P.O. Box 10, N-4341 Bryne, Norway, and its telephone number at that address is 47-51-48-24-24.

     As used herein, the term "Subsidiaries" refers to Nodeco Limited and Aarbakke Eiendom AS, 100% of the shares of which are owned by Nodeco AS, and Subsurface Technology AS, 51% of the shares of which are owned by Nodeco AS. As used herein, unless the context otherwise requires, "Nodeco" refers to Nodeco AS, Aarbakke and the Subsidiaries. As used herein, unless the context otherwise requires, "Weatherford" refers to Weatherford Enterra, Inc. and its subsidiaries.

THE TRANSACTION

     TERMS OF THE TRANSACTION. The Sellers have agreed to sell to Weatherford, on the Effective Date (as hereinafter defined), all of the assets, contractual rights and business of the Sellers at the Effective Date, including, but not limited to, cash and cash equivalents, contracts, equipment, rental equipment, goodwill, motor vehicles, real property, shares of the Subsidiaries owned by Nodeco AS, inventory, intangible property, excess pension plan amounts, accounts receivable, prepayments and existing legal claims (collectively, the "Assets"). As consideration for the sale of the Assets by the Sellers to Weatherford, Weatherford will assume all liabilities of the Sellers (other than Net Debt (as hereinafter defined) in excess of NOK 32 million at December 31, 1995), pay to the Sellers the cash amount of NOK 117,649,250 (as adjusted as described below under "Terms of the Transaction -- Adjustments to Consideration") and issue to Nodeco AS 750,000 shares of Weatherford Common Stock.

                                      4

      GOVERNMENTAL AND REGULATORY APPROVAL. On April 2, 1996, Weatherford filed an application with the Norwegian Ministry of Industry and Energy (the "Ministry") for approval of the Transaction under the Norwegian Acquisition of Business Act of 1994. Subsequent to the filing of the application, Weatherford received and complied with several requests by the Ministry for further information. See "The Transaction -- Governmental and Regulatory Approvals". Weatherford and the Sellers are aware of no other material governmental or regulatory approvals required for consummation of the Transaction.

     CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES. Certain non-United States holders of Weatherford Common Stock may be subject to federal income or estate tax consequences due to their ownership and disposition of Weatherford Common Stock. See "The Transaction -- Certain U.S. Federal Income Tax Consequences to Non-United States Holders".

     ACCOUNTING TREATMENT. The Transaction will be accounted for using the purchase method of accounting. Consequently, the results of operations of Nodeco will be included with those of Weatherford from the Effective Date.

     EFFECTIVE DATE OF THE TRANSACTION. The Purchase and Sale Agreement provides that the Transaction will become effective on such date as the Sellers and Weatherford may agree or upon the latest to occur of the following events: (i) the fifth business day after Weatherford has notified the Sellers in writing that the Commission has declared the Registration Statement effective under the Securities Act, provided that no stop order is in effect on such day; (ii) the first business day after any such stop order has been removed; (iii) the fifth Norwegian business day after Weatherford has notified the Sellers in writing of Ministry Approval (as hereinafter defined), unless Ministry Approval has been waived by Weatherford, in its sole discretion; and (iv) the approval of the shareholders of each Seller of the Transaction.

     ADJUSTMENTS TO CONSIDERATION. The cash portion of the Purchase Price will be adjusted to account for movements in the price of Weatherford Common Stock on the New York Stock Exchange (the "NYSE") and the exchange rate between United States dollars and Norwegian kroner from the date of the Purchase and Sale Agreement to the Effective Date, subject to certain limitations. Under certain circumstances, the Sellers shall be entitled to interest on the purchase price for the Assets. Weatherford is permitted under certain circumstances to reduce the purchase price for the Assets for any representations and warranties made by the Sellers in the Purchase and Sale Agreement that are untrue, inaccurate, misleading or breached. See "Terms of the Transaction -- Adjustments to Consideration".

     CONDITIONS TO CLOSING OF THE TRANSACTION. Pursuant to the Purchase and Sale Agreement, the closing of the Transaction is subject to certain conditions, including (i) the approval of the Transaction by the requisite vote of the shareholders of each Seller as may be required under Norwegian law or such Seller's governing documents, (ii) Ministry Approval, unless Weatherford, in its sole discretion, waives such requirement, (iii) the declaration of the effectiveness of the Registration Statement by the Commission and the lack of any stop orders suspending the effectiveness of the Registration Statement, (iv) the delivery to Weatherford of guarantees executed by certain shareholders of Nodeco AS and (v) the delivery to Weatherford by the Sellers of certain bills of sale, deeds, assignments and other documents regarding the Assets.

     TERMINATION OR AMENDMENT OF PURCHASE AND SALE AGREEMENT. The Purchase and Sale Agreement may be amended or supplemented only by an instrument in writing signed on behalf of Weatherford and each Seller. The Sellers have the right to terminate the Purchase and Sale Agreement if, prior to May 27, 1996, either (i) the Commission has not declared the Registration Statement effective and all stop orders have not been removed or (ii) Weatherford has not obtained Ministry Approval, unless, in its sole discretion, Weatherford has waived such requirement. If the Sellers do not exercise such right within five business days following May 27, 1996, and an event referred to in either clause (i) or clause
(ii) above has not occurred prior to July 26, 1996, Weatherford or either Seller may terminate the Purchase and Sale Agreement within five business days following such date.

                                      5

     INDEMNIFICATION. The Purchase and Sale Agreement provides for indemnification by the Sellers to Weatherford and the Subsidiaries against Losses (as hereinafter defined) related to untrue, inaccurate, misleading or breached representations or warranties made by the Sellers in the Purchase and Sale Agreement and related to tax claims not included in the Nodeco Accounts (as hereinafter defined). The Purchase and Sale Agreement provides for indemnification by Weatherford to the Sellers against Losses related to (i) untrue, inaccurate, misleading or breached representations or warranties made by Weatherford in the Purchase and Sale Agreement, (ii) material inaccuracies or omissions in the Registration Statement, (iii) failure by Weatherford to comply with the Securities Act or other laws in the distribution of the Consideration Shares (as hereinafter defined), (iv) failure by Weatherford to properly perform the contracts being transferred to Weatherford as part of the Transaction, (v) failure by Weatherford to satisfy the liabilities being assumed by it as part of the Transaction and (vi) tax claims made against Nodeco before the Effective Date. See "Terms of the Transaction -- Indemnification".

     NON-COMPETITION AGREEMENT. In the Purchase and Sale Agreement, the Sellers have agreed that, for a period of two years following the Effective Date, neither the Sellers nor any affiliate of the Sellers will compete, directly or indirectly, with Weatherford or any affiliate of Weatherford in designing, manufacturing, selling, renting or running liner hangers, packers and gas lift valves and systems. The Sellers also have agreed on behalf of the Sellers and their affiliates not to solicit for employment any employee of Weatherford or any affiliate of Weatherford, including any employee of either Seller or any Subsidiary who becomes an employee of Weatherford or any affiliate of Weatherford.

COMPARATIVE RIGHTS OF THE STOCKHOLDERS OF WEATHERFORD AND NODECO AS

     Upon consummation of the Transaction, Nodeco AS will be a holder of shares of Weatherford Common Stock. To the extent the shares of Weatherford Common Stock held by Nodeco AS are distributed to the shareholders of Nodeco AS, in connection with a liquidation of Nodeco AS or otherwise, holders of shares of Nodeco AS will become holders of shares of Weatherford Common Stock. The shares of Nodeco AS are governed by Norwegian law and the Articles of Association of Nodeco AS. The rights of holders of Weatherford Common Stock are governed by the law of the State of Delaware, Weatherford's Restated Certificate of Incorporation and Weatherford's Bylaws. There are various differences between the rights of shareholders of Nodeco AS and the rights of Weatherford stockholders, including, among other things, the required vote for certain business combinations and other significant matters. Furthermore, Weatherford's Restated Certificate of Incorporation contains certain provisions that may have the effect of deterring or making it more difficult for a third party to acquire control of Weatherford. See "Comparative Rights of Stockholders of Weatherford and Nodeco AS".

SUMMARY FINANCIAL INFORMATION

      The following historical consolidated financial data of Weatherford and Nodeco have been derived from their respective historical consolidated financial statements and should be read in conjunction with such consolidated financial statements and notes thereto, which are included elsewhere or incorporated by reference in this Prospectus. See "Incorporation by Reference" and "Nodeco Consolidated Financial Statements". The unaudited pro forma financial data have been derived from the unaudited pro forma financial statements using the purchase method of accounting and should be read in conjunction with such unaudited pro forma financial statements and notes thereto, which are included elsewhere in this Prospectus. For other information regarding pro forma financial data, see "Unaudited Pro Forma Financial Information".

                                      6

                                 WEATHERFORD
                 (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

OPERATING RESULTS:

                                               YEAR ENDED DECEMBER 31,
                                       ----------------------------------------
                                         1995(1)       1994(2)       1993(3)
                                       ------------  ------------  ------------
Revenues.............................  $    858,907  $    676,749  $    500,491
Acquisition-related costs and other
  unusual charges....................        88,182         2,500         4,000
Operating income.....................           182        65,704        49,671
Depreciation and amortization........        95,957        71,037        50,449
Net income (loss)....................       (10,558)       41,997        35,175
Net income (loss) per share..........         (0.21)         0.94          0.88

BALANCE SHEET DATA:

                                                     DECEMBER 31,
                                       ----------------------------------------
                                           1995          1994          1993
                                       ------------  ------------  ------------
Working capital......................  $    267,380  $    251,778  $    221,834
Total assets.........................     1,258,860     1,153,970       635,602
Total debt...........................       329,266       196,672        21,253
Stockholders' equity.................       730,843       734,634       474,742
- ------------
(1) Includes acquisition-related costs and other unusual charges of $88,182,000, or $1.17 per common share.

(2) Includes acquisition-related costs of $2,500,000, or $0.06 per common share.

(3) Includes acquisition-related costs of $4,000,000, or $0.10 per common share.

                                  NODECO(1)
                        (AMOUNTS IN THOUSANDS OF NOK)

OPERATING RESULTS:

                                           YEAR ENDED DECEMBER 31,
                                       -------------------------------
                                         1995       1994       1993
                                       ---------  ---------  ---------
Revenues.............................    173,950    134,583    122,512
Operating profit.....................     27,396     16,236      7,111
Depreciation.........................     10,385      9,246      9,563
Extraordinary gain (loss), net.......      1,370     --         (4,818)
Net income (loss)(2).................     15,598      7,918     (4,067)

BALANCE SHEET DATA:

                                                DECEMBER 31,
                                       -------------------------------
                                         1995       1994       1993
                                       ---------  ---------  ---------
Working capital......................     25,786     15,304     17,254
Total assets.........................    123,942    115,000    110,518
Long-term debt, including current
portion..............................     28,278     45,788     51,664
Shareholders' equity(3)..............     44,908     29,020     26,414
- ------------
(1) The Nodeco Consolidated Financial Statements included elsewhere in this Prospectus have been prepared in accordance with accounting principles generally accepted in Norway ("Norwegian GAAP"), which vary in certain significant respects from accounting principles generally accepted in the United States ("US GAAP"). Principal differences between Norwegian GAAP and US GAAP and a reconciliation of such differences are described in Notes 10 and 11 to Nodeco Consolidated Financial Statements.

(2) Net income in accordance with US GAAP was NOK 17,557,000 and NOK 7,547,000 for the years ended December 31, 1995 and 1994, respectively. See Note 11 to Nodeco Consolidated Financial Statements.

(3) Shareholders' equity in accordance with US GAAP was NOK 62,186,000 and NOK 49,277,000 at December 31, 1995 and 1994, respectively. See Note 11 to Nodeco Consolidated Financial Statements.

                                      7

              SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION
                 (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 1995:

                                        WEATHERFORD                 NODECO       AS FURTHER
                                        AS ADJUSTED   NODECO(1)   ADJUSTMENTS     ADJUSTED
                                        -----------   ---------   -----------    ----------
Revenues.............................    $ 920,456    $  27,554     $  --         $ 948,010
Operating income.....................      122,003        4,751      (1,483)        125,271
Net income...........................       71,727        2,781      (1,784)         72,724
Net income per share.................         1.41                                     1.41

BALANCE SHEET DATA AS OF DECEMBER 31, 1995:

                                                                    NODECO       AS FURTHER
                                        WEATHERFORD   NODECO(1)   ADJUSTMENTS     ADJUSTED
                                        -----------   ---------   -----------    ----------
Working capital......................   $   267,380   $   4,079     $  --        $  271,459
Total assets.........................     1,258,860      22,746      31,312       1,312,918
Total debt...........................       329,266       4,897      14,212         348,375
Stockholders' equity.................       730,843       9,838      17,100         757,781

- ------------
(1) Prepared in accordance with Norwegian GAAP together with adjustments necessary to conform to US GAAP.

COMPARATIVE PER SHARE DATA

      The four columns included in the following table set forth (i) the historical loss per common and common equivalent share and the historical book value per share data of Weatherford Common Stock; (ii) the historical income per common and common equivalent share and the historical book value per share data of Nodeco AS common shares; (iii) the unaudited pro forma income per common and common equivalent share and the unaudited pro forma book value per share of Weatherford Common Stock; and (iv) the equivalent unaudited pro forma income per common and common equivalent share and the unaudited pro forma book value per common share of Nodeco AS. The information presented in the table should be read in conjunction with the unaudited pro forma financial statements and the separate historical consolidated financial statements of Weatherford and Nodeco and the notes thereto included elsewhere or incorporated by reference in this Prospectus. See "Incorporation by Reference", "Unaudited Pro Forma Financial Information" and "Nodeco Consolidated Financial Statements".

                                                              PRO FORMA
                                                                     PER          PRO FORMA
                                             HISTORICAL            SHARE OF       EQUIVALENT
                                        ---------------------    WEATHERFORD      PER NODECO
                                        WEATHERFORD    NODECO    COMMON STOCK    COMMON SHARE
                                        -----------    ------    ------------    ------------
Income (loss) per common and common
  equivalent share for the year ended
  December 31, 1995..................     $   (0.21)   $ 3.95       $ 1.41          $ 1.67
Book value per share as of December
  31, 1995...........................         14.35     11.24        14.66           17.39

     As of March 27, 1996, the last trading day prior to the announcement by Weatherford and Nodeco AS that they had reached an agreement concerning the Transaction, the closing sale price of Weatherford Common Stock as reported by the NYSE was $35.63 per share.
                                      8

                                 RISK FACTORS

     NONPAYMENT OF DIVIDENDS. Weatherford has not declared or paid dividends on the Weatherford Common Stock since December 1982 and does not anticipate paying dividends on the Weatherford Common Stock at any time in the foreseeable future.

     INDUSTRY VOLATILITY. The oil and gas industry in which Weatherford and Nodeco participate historically has experienced significant volatility. Demand for Weatherford's and Nodeco's services and products depends primarily upon the number of oil and gas wells being drilled, the depth and drilling conditions of such wells, the volume of production, the number of well completions and the level of workover activity. Drilling and workover activity can fluctuate significantly in a short period of time, particularly in the United States and Canada.

     The willingness of oil and gas operators to make capital expenditures for the exploration and production of oil and natural gas will continue to be influenced by numerous factors over which Weatherford and Nodeco have no control, including the prevailing and expected market prices for oil and natural gas. Such prices are impacted by, among other factors, the ability of the members of the Organization of Petroleum Exporting Countries ("OPEC") to maintain price stability through voluntary production limits, the level of production by non-OPEC countries, worldwide demand for oil and gas, general economic and political conditions, costs of exploration and production, availability of new leases and concessions, and governmental regulations regarding, among other things, environmental protection, taxation, price controls and product allocations. No assurance can be given as to the level of future oil and gas industry activity or demand for Weatherford's and Nodeco's services and products.

     COMPETITION. Weatherford encounters substantial competition from numerous small, single-site operators, larger concerns operating at multiple locations and various well servicing companies. In addition, Nodeco encounters substantial competition from several large companies that operate in the Norwegian and United Kingdom sectors of the North Sea. Weatherford expects that the substantial competition currently encountered by it and Nodeco will not be reduced or eliminated if the Transaction is consummated.

     POSSIBLE PRODUCT LIABILITY CLAIMS. Certain products manufactured or leased by Weatherford or Nodeco are used in potentially hazardous drilling, completion, production and workover applications that can cause personal injury or loss of life as well as damage to property, equipment or the environment and suspension of operations. Litigation arising from a catastrophic occurrence at a location where Weatherford's or Nodeco's equipment and services are used may in the future result in Weatherford or Nodeco being named as a defendant in product liability or other lawsuits asserting potentially large claims. Each of Weatherford and Nodeco maintains insurance coverage that its management believes to be customary in the industry for a company of its size against these hazards. However, insurance may not provide complete protection against casualty losses and a successful claim could have a material adverse effect on Weatherford or Nodeco. Further, no assurance can be given that Weatherford or Nodeco will be able to maintain adequate insurance in the future at rates considered reasonable.

     RISKS RELATED TO INTERNATIONAL OPERATIONS. During 1995, approximately 53% of Weatherford's revenues were derived from sales and rentals outside of the United States and Canada based upon the ultimate destination in which equipment or services were sold, shipped or provided to the customer. Certain of these operations are subject to special risks inherent in doing business outside the United States, including risks of war, civil disturbances and governmental activities that may limit or disrupt markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property without fair compensation. Certain areas, including Algeria, Nigeria, Angola and parts of the Middle East have been subjected to political disruption or social unrest in the past twelve months. International operations also can be affected by laws and regulations limiting or prohibiting exports to and operations in particular countries, including Iran, Iraq and Libya. Government-owned petroleum companies in some of the countries in which Weatherford operates have adopted policies (or are subject to governmental policies) giving preference to the purchase of goods and services from companies that are majority-owned by local nationals. As a result of such policies, Weatherford relies on joint ventures, license arrangements and other business combinations with local nationals in these countries. In addition, political considerations may
                                      9

disrupt the commercial relationships between Weatherford and government-owned petroleum companies. Generally, business interruptions resulting from civil or political disruptions negatively impact near-term results of operations; however, management of Weatherford believes that it is unlikely that any specific business disruption caused by existing or foreseen civil or political instability will have a materially adverse impact on the financial condition or liquidity of Weatherford. Weatherford expects that the risks encountered by it in its international operations also would apply to Nodeco if the Transaction is consummated.

     GOVERNMENTAL REGULATION AND ENVIRONMENTAL MATTERS. Weatherford's and Nodeco's businesses are affected both directly and indirectly by governmental regulations relating to the oilfield service industry and the oil and gas exploration and production industry in general, as well as by environmental and safety regulations that specifically apply to such businesses. It is likely that the trend of more expansive and stricter environmental laws and regulations will continue, and that the costs of compliance with such laws and regulations will continue to increase in the foreseeable future, for Weatherford, Nodeco and their customers. There can be no assurance that the cost of compliance with current environmental and safety regulations or future changes in such laws and regulations will not have a material adverse effect on Weatherford's and Nodeco's operations.

                              EXCHANGE RATE DATA

     The following table sets forth, for the periods indicated, certain exchange rates based on the high and low noon buying rates in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York. The rates quoted are the number of United States dollars per one NOK. The average exchange rate is based on the average of the exchange rates on the last day of each month during such periods. On May 9, 1996, the exchange rate based on the noon buying rate in New York City for cable transfers of NOK expressed in United States dollars, as certified for customs purposes by the Federal Reserve Bank of New York, was $0.1531 per one NOK.

                                                      YEAR ENDED DECEMBER 31,
                                       -----------------------------------------------------
                                         1995       1994       1993       1992       1991
                                       ---------  ---------  ---------  ---------  ---------
Exchange rate at end of period.......  $  0.1582  $  0.1478  $  0.1328  $  0.1439  $  0.1671
Average exchange rate during
  period.............................     0.1584     0.1426     0.1402     0.1599     0.1540
High exchange rate during period.....     0.1635     0.1613     0.1667     0.1815     0.1766
Low exchange rate during period......     0.1468     0.1321     0.1328     0.1439     0.1399

                          WEATHERFORD ENTERRA, INC.

     Weatherford is a diversified international energy service and manufacturing company that provides a variety of services and equipment to the exploration, production and transmission sectors of the oil and gas industry. Weatherford's principal business segments include (i) the oilfield services segment, which consists of renting specialized oilfield equipment, providing fishing, well control assistance and other downhole services and related tools, and providing tubular running services and related tools; (ii) the energy products and services segment, which consists of manufacturing, selling and servicing a variety of products, including cementation products, power equipment, fishing and milling tools and heavy wall drill pipe, gas lift valves, production and service packers and related equipment, electrical and instrumentation control systems and pedestal-mounted marine cranes; (iii) the gas compression segment, which consists of manufacturing, packaging, selling, renting and servicing reciprocating natural gas compressors; and (iv) the pipeline services segment, which consists of manufacturing, selling and renting specialized pipeline equipment and services. Weatherford operates in virtually every oil and gas exploration and production region in the world, with more than 330 locations in 47 countries, including the United States.

                                    NODECO

     Nodeco designs, manufactures, sells and rents oil and gas well completion products primarily consisting of liner hanger equipment and related services, as well as packers used in completions with electric submersible pumps. Nodeco's primary markets for these products are the Norwegian and United Kingdom sectors of the North Sea. Nodeco also provides products and services for reservoir and wellbore monitoring and manufactures precision mechanical components for customers that are primarily affiliated with the oil industry.

     Liner hanger equipment is used in the drilling and completion of oil and gas wells. While primarily used for the production casing string in deep, deviated or horizontal wells, liner hangers also may be used for intermediate casing sections of a well. Nodeco provides a broad range of liner hanger equipment in diameters ranging from 4 1/2 inches to 18 5/8 inches. A variety of accessories and configurations also are available including rotating and non-rotating liner hangers, single and dual wiper plug systems, liner top packers and installation and clean-out tools. Equipment is designed by Nodeco to meet North Sea standards for the industry. In most situations, Nodeco supplies a complete liner hanger package to the customer including Nodeco liner hanger equipment and running tools, as well as cementing equipment purchased from third parties, all of which are assembled and tested before shipping to the customer. Nodeco employees also act as advisors at the drilling rig when the equipment is installed. Two special products that Nodeco markets as part of its liner hanger system are the Floating Junk Bonnet and the Top-Drive Cementing Head. The Floating Junk Bonnet is a Nodeco innovation (patents pending) that keeps debris from entering the liner hanger equipment when it is being installed. The tool helps prevent sticking in the wellbore and improves the setting performance of the liner hanger. The Top-Drive Cementing Head is an attachment that allows the liner to be rotated by the Top Drive System during cementing, thereby improving the cementation of the liner.

     Electric submersible pump installations commonly are used in producing wells in the United Kingdom sector of the North Sea as well as in numerous other oil fields worldwide. Most of these completions use a packer to improve the completion and the efficiency of the pump. Pump packers are hydraulically-set, multiple-string tools that provide for production tubing string, power cable, gas venting, gas or chemical injection and wireline instrument access. The pump packers are retrievable to allow for frequent workovers associated with electric submersible pumps. In 1990, Nodeco worked jointly with BP Exploration to develop a proprietary resettable pump packer that could be set, released and then reset to reduce workover costs. The patented tool design allows near surface repairs to the power cable system without requiring the pump packer to be retrieved to the surface, thereby significantly reducing rig time and workover cost. Nodeco's patented "RR" Resettable Pump Packer presently is manufactured in four main sizes ranging from 7 inches to 13 3/8 inches, with up to five string capacity. Typically, the pump packers are manufactured with 13% chrome materials, and a variety of design modifications are available. Additional sizes are designed as customers request them. Pump packers generate additional service revenues each time they are retrieved from the well and require redressing and repair. As an addition to the pump packer line, Nodeco recently developed a retrievable sump packer that can be run in tandem with the pump packer.

     Nodeco has a working relationship with a German manufacturer that has a proprietary manufacturing process to produce a screen system to be used across producing intervals. This special screen system allows the operator to eliminate gravel packing as part of the completion process. The resulting well completion produces with less differential pressure and has improved flow characteristics.

     Aarbakke, a wholly-owned subsidiary of Nodeco AS, is a manufacturing unit that also provides precision machining services to third parties in Norway and other countries. These services generally consist of manufacturing small and large mechanical components. Approximately half of Aarbakke's production capacity is used for third-party manufacturing, of which 80% relates to oil industry activities.

     Subsurface Technology AS, a 51% owned subsidiary of Nodeco AS ("SubTech"), provides consulting services related to production and reservoir monitoring activities, as well as design, fabrication and installation of systems for such activities. Systems designed and fabricated by SubTech for customers have included downhole pressure and temperature monitoring equipment and the associated surface data acquisition equipment. Consulting studies performed by SubTech for customers have evaluated the feasibility of various temperature and pressure monitoring systems, reservoir subsidence monitoring, selective well stimulation procedures and other concepts related to fluid measurement and other production applications. SubTech's customers include many of the active operators in the Norwegian sector of the North Sea, as well as other foreign entities.

     Historically, Nodeco has focused its marketing efforts on the North Sea market, and Nodeco only recently has increased its international sales efforts. Nodeco actively provides liner hanger equipment and services in all sectors of the North Sea as well as certain other parts of the world. Until recently, substantially all of Nodeco's pump packer sales have been to operators in the United Kingdom sector of the North Sea, since no electric submersible pump completions had been made in the Norwegian sector. Nodeco has made recent sales of pump packers to certain Norwegian producers. Most of Nodeco's machining services and reservoir monitoring consulting services are provided to Norwegian customers. Nodeco's revenues derived from non-North Sea markets originate primarily from other European countries, North and West Africa and the Asia-Pacific region.

                               THE TRANSACTION

     The detailed terms and conditions to the consummation of the Transaction are contained in the Purchase and Sale Agreement, which is attached as Appendix A to this Prospectus and is incorporated herein by reference. The following discussion sets forth a description of certain material terms and conditions of the Purchase and Sale Agreement. THE DESCRIPTION IN THIS PROSPECTUS OF THE TERMS AND CONDITIONS TO THE CONSUMMATION OF THE TRANSACTION IS QUALIFIED BY, AND MADE SUBJECT TO, THE MORE COMPLETE INFORMATION SET FORTH IN THE PURCHASE AND SALE AGREEMENT.

GENERAL DESCRIPTION OF THE TRANSACTION

     The Sellers have agreed to sell to Weatherford on the Effective Date the Assets, consisting of all of the assets, contractual rights and business of the Sellers at the Effective Date, including, but not limited to, cash and cash equivalents, the benefits of the Sellers' outstanding contractual obligations, equipment, rental equipment, goodwill, motor vehicles, real property, shares of the Subsidiaries owned by Nodeco AS, inventory, intangible property, all amounts allocated to the Sellers' collective pension plan as of the Effective Date in excess of the liability under such plan as of the Effective Date, accounts receivable, prepayments and existing legal claims. As consideration for the sale of the Assets by the Sellers to Weatherford, Weatherford will assume all liabilities of the Sellers (other than Net Debt in excess of NOK 32 million), pay to the Sellers the cash amount of NOK 117,649,250 (as adjusted as described below under "Terms of the Transaction -- Adjustments to Consideration") and issue to Nodeco AS 750,000 shares (the "Consideration Shares") of Weatherford Common Stock. The term "Net Debt" is defined in the Purchase and Sale Agreement to mean the sum of Nodeco's bank overdrafts, other short-term interest bearing liabilities, mortgage and other long-term debt and subordinated loans less any cash and cash equivalents as listed in the audited financial statements of Nodeco AS, Aarbakke, each Subsidiary and Nodeco AS on a consolidated basis, in each case at December 31, 1995 (collectively, the "Nodeco Accounts"). Weatherford has agreed to offer each employee of the Sellers a similar position on similar terms as that held at the Effective Date. In addition, Weatherford has agreed to use its best efforts to list the Consideration Shares on the NYSE.

GOVERNMENTAL AND REGULATORY APPROVALS

     The Transaction is subject to (i) the receipt of approval from the Norwegian Ministry of Industry and Energy (the "Ministry") under the Norwegian Acquisition of Business Act of 1994 ("NABA") without conditions that materially alter the economic value to Weatherford of the Transaction or (ii) the expiration of the applicable 30-day waiting period without a request by the Ministry for further information (either (i) or (ii) referred to as "Ministry Approval"), unless Weatherford, in its sole discretion, waives the requirement of Ministry Approval. Transactions such as the Transaction are reviewed by the Ministry to determine if the acquisition may have material adverse effects, including employment effects, on a company, its line of business or society as a whole. Weatherford filed an application for Ministry approval on April 2, 1996. Subsequent to the filing of the application, Weatherford received and complied with several requests by the Ministry for further information.

     Weatherford shall be entitled to terminate the Purchase and Sale Agreement if Ministry Approval is not obtained, unless Weatherford, in its sole discretion, waives the requirement of Ministry Approval. There can be no assurance that the Ministry will not require further information in connection with the Transaction or that the Ministry will approve the Transaction without conditions that materially alter the economic value of the Transaction to Weatherford.

     Weatherford and the Sellers are aware of no other material governmental or regulatory approvals required for consummation of the Transaction.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

     The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Weatherford Common Stock by non-United States holders. The following discussion does not purport to be a complete analysis of all of the potential tax considerations relating thereto. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, United States Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This discussion does not purport to deal with all aspects of federal income and estate taxation that may be relevant to a particular non-United States holder's decision to own Weatherford Common Stock. Neither Weatherford nor Nodeco has requested an opinion of legal counsel or an IRS ruling regarding the federal income or estate tax consequences of the ownership or disposition of Weatherford Common Stock by non-United States holders. PROSPECTIVE NON-UNITED STATES HOLDERS OF WEATHERFORD COMMON STOCK ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE AND LOCAL AND NON-UNITED STATES TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF WEATHERFORD COMMON STOCK.

     As used herein, "non-United States holder" means a corporation, individual or partnership that is, as to the United States, a foreign corporation, a non-resident alien individual or a foreign partnership, or any estate or trust that is not subject to United States taxation on income from sources outside the United States and that is not effectively connected with the conduct of a trade or business within the United States.

     Dividends paid to a non-United States holder of Weatherford Common Stock will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. The United States federal income tax withholding rate on dividends paid to a non-United States holder is limited to 15% under Article 8 of the Norway-United States Income Tax Treaty (the "Treaty") provided the non-United States holder (i) is a resident of Norway, within the meaning of the Treaty, and (ii) does not have a permanent establishment in the United States with respect to which the dividends are effectively connected. Under currently effective Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of the country in determining the applicability of a treaty for those purposes. Proposed Treasury Regulations, if finally adopted, would require a non-United States holder to file certain forms to obtain the benefit of any applicable tax treaty providing for a lower rate of withholding tax on dividends. Those forms would contain the holder's name and address and, subject to a de minimis exception, an official statement by the competent authority in the foreign country (as designated in the applicable tax treaty) attesting to the holder's status as a resident thereof. However, except as may be otherwise provided in an applicable income tax treaty, a non-United States holder will be taxed at ordinary federal income tax rates (on a net income basis) on dividends that are effectively connected with the conduct of a trade or business of the non-United States holder within the United States and will not be subject to the withholding tax described above. Certain certification requirements must be complied with to claim an exemption from withholding on effectively connected dividends. If the non-United States holder is a foreign corporation, it also may be subject to a United States branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty on effectively connected dividends. A non-United States holder that is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may apply for a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. Weatherford has not declared or paid dividends on Weatherford Common Stock since December 1982 and does not anticipate paying dividends on Weatherford Common Stock at any time in the foreseeable future.

     Non-United States holders generally will not be subject to United States federal income tax in respect of gain recognized on a disposition of Weatherford Common Stock unless (i) the gain is effectively connected with a trade or business conducted by the non-United States holder within the United States (in which case the branch profits tax described in the preceding paragraph also may apply if the holder is a foreign corporation), (ii) in the case of a non-United States holder who is a non-resident alien individual and holds Weatherford Common Stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, (iii) the non-United States holder is subject to tax pursuant to the provisions of the United States federal tax law applicable to certain United States expatriates or (iv) Weatherford is or has been a "United States real property holding corporation" for federal income tax purposes and, if Weatherford Common Stock is considered "regularly traded" during the year of the disposition of Weatherford Common Stock, the non-United States holder held directly or indirectly at any time during the five-year period ending on the date of disposition more than five percent of the outstanding Weatherford Common Stock. Generally, this last rule for stock in United States real property holding corporations takes precedence over relief provided by tax treaties. However, non-United States holders who would be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of Weatherford Common Stock should consult applicable treaties, which may provide different rules.

     Weatherford Common Stock that is owned or treated as being owned at the time of death by a non-United States holder who is a non-resident alien individual will be included in the holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

     Generally, dividends paid to non-United States holders outside the United States that are subject to the 30% or treaty-reduced rate of withholding tax will be exempt from the 31% backup withholding tax. As a general matter, information reporting and backup withholding will not apply to a payment by or through a foreign office of a foreign broker of the proceeds of a sale of Weatherford Common Stock effected outside the United States. However, information reporting requirements (but not backup withholding) will apply to a payment by or through a foreign office of a broker of the proceeds of a sale of Weatherford Common Stock effected outside the United States where that broker (i) is a United States person, (ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) is a "controlled foreign corporation" as defined in the Code (generally, a foreign corporation controlled by United States shareholders), unless the broker has documentary evidence in its records that the holder is a non-United States holder and certain conditions are met or the holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of Weatherford Common Stock is subject to both backup withholding and information reporting unless the holder certifies to the payor in the manner required as to its non-United States status under penalties of perjury or otherwise establishes an exemption.

     Amounts withheld under the backup withholding rules do not constitute a separate United States federal income tax. Rather, any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the holder's United States federal income tax liability, if any, provided the required information or appropriate claim for refund is filed with the IRS.

ACCOUNTING TREATMENT

     The Transaction will be accounted for using the purchase method of accounting. Consequently, the results of operations of Nodeco will be included with those of Weatherford from the Effective Date.

                           TERMS OF THE TRANSACTION

EFFECTIVE DATE OF THE TRANSACTION

     The Purchase and Sale Agreement provides that the Transaction will become effective (the "Effective Date") on such date as the Sellers and Weatherford may agree or upon the latest to occur of the following events: (i) the fifth business day after Weatherford has notified the Sellers in writing that the Commission has declared the Registration Statement effective under the Securities Act, provided that no stop order is in effect on such day; (ii) the first business day after any such stop order has been removed; (iii) the fifth Norwegian business day after Weatherford has notified the Sellers in writing of Ministry Approval, unless Ministry Approval has been waived by Weatherford, in its sole discretion; and (iv) the approval of the Transaction by the shareholders of each Seller.

ADJUSTMENTS TO CONSIDERATION

     Subject to the adjustments described below, the purchase price (the "Purchase Price") for the Assets shall consist of cash consideration of NOK 117,649,250 and the issuance to Nodeco AS of 750,000 shares of Weatherford Common Stock. The cash portion of the Purchase Price will be adjusted to account for movements in the price of Weatherford Common Stock on the NYSE and the exchange rate between United States dollars and Norwegian kroner from the date of the Purchase and Sale Agreement to the Effective Date, subject to certain limitations. The adjustment to the cash consideration shall be made according to the following formula:

       NOK 142,350,750 - (Average Stock Price x 750,000 x Exchange Rate)

If the adjustment referred to above is a positive number, the cash consideration will be increased by an amount equal to such positive number. If the adjustment referred to above is a negative number, the cash consideration will be reduced by an amount equal to such negative number. The term "Average Stock Price" is defined as the average Weatherford Common Stock closing price on the NYSE as reported by The Wall Street Journal for the ten business days ending on the last business day prior to the Effective Date; provided, that
(i) if the average Weatherford Common Stock closing price for the ten business days ending on the last business day prior to the Effective Date is greater than $35 per share, then the "Average Stock Price" shall be exactly $35 per share, (ii) if the average Weatherford Common Stock closing price for the ten business days ending on the last business day prior to the Effective Date is less than $25 per share, then the "Average Stock Price" shall be exactly $25 per share, and (iii) if the average Weatherford Common Stock closing price for the ten business days ending on the last business day prior to the Effective Date is less than $20 per share, then Weatherford shall have the option to terminate the Purchase and Sale Agreement or pay an amount of additional cash consideration equal to the product of (A) the amount by which $20 exceeds the average Weatherford Common Stock closing price for the ten business days ending on the last business day prior to the Effective Date and (B) 750,000 and (C) the Exchange Rate. The term "Exchange Rate" is defined as the average NOK/United States dollar exchange rate as reported by Dagens Naeringsliv for the ten business days ending on the last business day prior to the Effective Date; provided, that (i) if the average NOK/United States dollar exchange rate for the ten business days ending on the last business day prior to the Effective Date is greater than NOK 6.4532 per United States dollar, then the "Exchange Rate" shall be exactly 6.4532, and (ii) if the average NOK/United States dollar exchange rate for the ten business days ending on the last business day prior to the Effective Date is less than NOK 6.2002 per United States dollar, then the "Exchange Rate" shall be exactly 6.2002.

     The Sellers shall be entitled to interest on the Purchase Price at the rate of five percent per annum for the period beginning on the sixth business day after the Commission has declared the Registration Statement effective and ending on the earlier to occur of (i) the last business day prior to the Effective Date and (ii) May 27, 1996. If the Effective Date has not taken place before May 27, 1996 and the Sellers do not exercise their option to terminate the Purchase and Sale Agreement described under "-- Termination or Amendment of Purchase and Sale Agreement", the Sellers shall be entitled to interest on the Purchase Price at the rate of ten percent per annum for the period beginning on May 28, 1996 and ending on the last business day prior to the Effective Date.
                                      15

     If any representations and warranties provided by the Sellers to Weatherford in the Purchase and Sale Agreement (including that the Sellers have, to the best of their knowledge, provided all information relating to the Sellers and the Subsidiaries and their respective affairs that would be material to Weatherford for the valuation of the Assets and the business of the Sellers) are untrue, inaccurate, misleading or breached, Weatherford shall be entitled to reduce the cash portion of the Purchase Price by an amount (the "Deficiency Amount") equal to the value at the Effective Date of the specific Assets (or portions thereof) or specific assumed liabilities (or portions thereof) that resulted in the representations and warranties being untrue, inaccurate, misleading or breached; provided, that if the Deficiency Amount is greater than NOK 44,000,000, Weatherford and the Sellers shall use their reasonable best efforts to reach an agreement with respect to the Transaction on mutually acceptable terms, or, after failure to reach such an agreement within ten business days, any party shall be permitted to terminate the Purchase and Sale Agreement. If any representations and warranties provided by the Sellers to Weatherford in the Purchase and Sale Agreement are discovered after the Effective Date to have been untrue, inaccurate, misleading or breached at the Effective Date, the Sellers shall reimburse to Weatherford the Deficiency Amount plus interest on such amount at the rate of eight percent per annum from the Effective Date to the date of reimbursement.

CONDITIONS TO CLOSING OF THE TRANSACTION

     Pursuant to the Purchase and Sale Agreement, the closing of the Transaction is subject to certain conditions, including (i) the approval of the Transaction by the requisite vote of the shareholders of each Seller as may be required under Norwegian law or such Seller's governing documents, (ii) Ministry Approval, unless Weatherford, in its sole discretion, waives such requirement, (iii) the declaration of the effectiveness of the Registration Statement by the Commission and the lack of any stop orders suspending the effectiveness of the Registration Statement, (iv) the delivery of guarantees in favor of Weatherford executed by certain shareholders of Nodeco AS and (v) the delivery to Weatherford by the Sellers of certain bills of sale, deeds, assignments and other documents regarding the Assets.

REPRESENTATIONS AND WARRANTIES OF WEATHERFORD AND THE SELLERS

     In the Purchase and Sale Agreement, the Sellers have made various representations and warranties relating to, among other things, their businesses, properties and financial conditions, the accuracy of their financial statements, the ownership of their assets, their compliance with certain laws (including environmental) and permitting requirements, the status of their contracts and the existence or absence of certain litigation. In the Purchase and Sale Agreement, Weatherford has made various representations and warranties relating to, among other things, its business and financial condition, the accuracy of its recent filings with the Commission and its financial statements contained therein, its compliance with certain laws and permitting requirements and the existence or absence of certain litigation.

CONDUCT OF SELLERS' BUSINESS PRIOR TO THE TRANSACTION

     Pursuant to the Purchase and Sale Agreement, the Sellers have agreed that, from the date of the Purchase and Sale Agreement to the Effective Date, they and the Subsidiaries will (i) conduct the business of the Sellers and the Subsidiaries in the ordinary and usual course, consistent with past practices;
(ii) not issue shares of stock, or grant any options, warrants or other rights to purchase such stock; (iii) not declare or pay any dividends; (iv) not redeem any stock; (v) not amend the governing documents of either Seller or any Subsidiary; (vi) not sell, pledge or dispose of any assets of either Seller or any Subsidiary other than in the ordinary and usual course of business, consistent with past practice; (vii) not grant any director, officer or employee any increase in compensation or any severance or termination pay in excess of what is consistent with prior business practice, except as required by law; (viii) not establish any new, or increase any existing, pension plans, profit sharing plans or employee benefits; (ix) not acquire any corporation, partnership or other business organization; (x) not incur any indebtedness other than in the usual and ordinary course of business consistent with past practice; (xi) not grant any guarantee or financial support of any kind to third parties other than in the usual and ordinary course of business consistent with past practice; (xii) not enter into any material contracts or engage in any transaction which, even though in the ordinary and usual course of business, is not consistent with the prior business practice of the Sellers or the

Subsidiaries; (xiii) not make any change in the accounting principles and practices of the Sellers or the Subsidiaries; (xiv) not adopt or file a plan of complete or partial liquidation, dissolution, merger or other reorganization; (xv) not do anything that may cause the Sellers' warranties contained in the Purchase and Sale Agreement to become incorrect; (xvi) make all reasonable efforts to preserve intact all licenses and permits of the Sellers and the Subsidiaries and maintain the business relationships of the Sellers and the Subsidiaries; (xvii) pay any taxes (including social security premiums) or other amounts owed and file any tax returns or other similar filings required by applicable law; (xviii) use their best efforts to call and hold meetings of the shareholders of the Sellers to approve the Transaction, such meetings to be held as promptly as practicable following the declaration by the Commission of the effectiveness of the Registration Statement; and
(xix) give full access to Weatherford at all reasonable times to the premises and records of the Sellers and the Subsidiaries and furnish information regarding the business of the Sellers and the Subsidiaries as requested by Weatherford.

TERMINATION OR AMENDMENT OF PURCHASE AND SALE AGREEMENT

     The Purchase and Sale Agreement may be amended or supplemented only by an instrument in writing signed on behalf of Weatherford and each Seller. The Sellers have the right to terminate the Purchase and Sale Agreement if, prior to May 27, 1996, either (i) the Commission has not declared the Registration Statement effective and all stop orders have not been removed or (ii) Weatherford has not obtained Ministry Approval, unless, in its sole discretion, Weatherford has waived such requirement. The Sellers may only exercise such right of termination within five business days following May 27, 1996. If such right is not exercised, and an event referred to in either clause (i) or clause (ii) above has not occurred prior to July 26, 1996, Weatherford or either Seller may terminate the Purchase and Sale Agreement within five business days following such date.

INDEMNIFICATION

     The Purchase and Sale Agreement provides that the Sellers shall indemnify and hold harmless Weatherford and the Subsidiaries for one year following the Effective Date against all losses, claims, damages, liabilities, costs and other expenses ("Losses") it or any Subsidiary may reasonably incur or become subject to in connection with third party claims against Weatherford or any Subsidiary related to events that occurred prior to the Effective Date, to the extent such claim has not resulted in a reduction of the cash portion of the Purchase Price by, or a reimbursement by the Sellers to Weatherford of, a Deficiency Amount and to the extent such Losses arise out of, are based upon or are in connection with any untrue, inaccurate, misleading or breached representation or warranty made by the Sellers in the Purchase and Sale Agreement. In addition, the Sellers shall indemnify and hold harmless Weatherford and the Subsidiaries for a period of three years after the Effective Date against all Losses they may reasonably incur or become subject to, insofar as such Losses arise out of, are based upon or are in connection with a claim by any taxing authority for any taxes allocated or attributable to any period ending on or before December 31, 1995 that has not been included in the Nodeco Accounts. The Sellers shall only be responsible for tax Losses in excess of NOK 1,000,000 and for all other Losses in excess of NOK 4,000,000. The Sellers' maximum liability for all such Losses shall not exceed NOK 75,000,000. Pursuant to the Purchase and Sale Agreement, certain shareholders of Nodeco AS will guarantee the Sellers' indemnification obligations.

     The Purchase and Sale Agreement provides that Weatherford shall indemnify and hold harmless the Sellers against all Losses they may reasonably incur or become subject to under the Securities Act, the Exchange Act or otherwise, insofar as such Losses arise out of, are based upon or are in connection with
(i) any untrue, inaccurate misleading or breached representation or warranty made by Weatherford in the Purchase and Sale Agreement, (ii) any untrue statement or omission of a material fact (or alleged untrue statement or omission) contained in the Registration Statement or any prospectus included therein, (iii) the failure of Weatherford to comply with the Securities Act or any other law, rule or regulation with respect to the distribution of the Consideration Shares, (iv) the non-performance or the defective or negligent performance after the Effective Date by Weatherford of any contracts transferred to Weatherford as part of the Transaction, to the extent such non-performance or defective or negligent performance is not caused by the Sellers' breach of any of their representations or warranties contained in the Purchase and Sale Agreement, (v) the failure by Weatherford to satisfy any of the liabilities assumed by it under the Purchase and Sale Agreement, or
(vi) a claim by any taxing authority for any taxes allocated or attributable to any period ending before the Effective Date.

NON-COMPETITION AGREEMENT

     In the Purchase and Sale Agreement, the Sellers have agreed that, for a period of two years following the Effective Date, neither the Sellers nor any affiliate of the Sellers will compete, directly or indirectly, with Weatherford or any affiliate of Weatherford in designing, manufacturing, selling, renting or running liner hangers, packers and gas lift valves and systems. The Sellers also have agreed on behalf of the Sellers and their affiliates not to solicit for employment any employee of Weatherford or any affiliate of Weatherford, including any employee of either Seller or any Subsidiary who becomes an employee of Weatherford or any affiliate of Weatherford.

                    COMPARATIVE RIGHTS OF THE STOCKHOLDERS
                         OF WEATHERFORD AND NODECO AS

     Upon consummation of the Transaction, Nodeco AS will be a holder of shares of Weatherford Common Stock. To the extent the shares of Weatherford Common Stock held by Nodeco AS are distributed to the shareholders of Nodeco AS, in connection with a liquidation of Nodeco AS or otherwise, holders of shares of Nodeco AS will become holders of shares of Weatherford Common Stock. The shares of Nodeco AS are governed by Norwegian law and the Articles of Association of Nodeco AS. The rights of holders of Weatherford Common Stock are governed by the law of the State of Delaware, Weatherford's Restated Certificate of Incorporation and Weatherford's Bylaws. Set forth below are the principal differences between the shares of Nodeco AS and Weatherford Common Stock.

SPECIAL VOTE REQUIRED FOR CERTAIN COMBINATIONS

     Section 203 of the Delaware General Corporation Law (the "DGCL") prohibits a corporation from engaging in a "business combination" (as hereinafter defined) with an "interested stockholder" (defined generally to mean a person who, together with his affiliates, owns, or if the person is an affiliate of the corporation did own within the last three years, 15% or more of the outstanding voting stock of the corporation) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the board of directors of the corporation approved the business combination or the transaction in which the stockholder became an interested stockholder, (ii) as a result of the business combination, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced or (iii) on or subsequent to the date of the business combination, the board of directors and the holders of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder approve the business combination. The DGCL defines a "business combination" generally as: (i) a merger or consolidation with the interested stockholder or with any other corporation if the merger or consolidation is caused by the interested stockholder, (ii) a sale or other disposition to or with an interested stockholder of assets with an aggregate market value greater than or equal to 10% or more of either the aggregate market value of all assets of the corporation or the aggregate market value of all of the outstanding stock of the corporation; (iii) with certain exceptions, any transaction resulting in the issuance or transfer by the corporation or any majority-owned subsidiary of any stock of the corporation or such subsidiary to the interested stockholder; (iv) any transaction involving the corporation or a majority-owned subsidiary that has the effect of increasing the proportionate share of the stock of the corporation or any such subsidiary owned by the interested stockholder; or (v) any receipt by the interested stockholder of the benefit of any loans or other financial benefits provided by the corporation or any majority-owned subsidiary.

     The DGCL permits a corporation to elect not to be governed by Section
203. Weatherford's Bylaws make such an election. However, Weatherford's Restated Certificate of Incorporation and Bylaws contain provisions similar to
Section 203 that require a higher percentage of stockholders' vote to approve a

Business Combination (as hereinafter defined). Pursuant to these provisions, an "Interested Stockholder" is defined generally to mean the owner of more than 20% of the voting power of the outstanding voting stock and any affiliate of such person. The holders of at least 80% of the voting power of the then outstanding shares of capital stock of Weatherford entitled to vote must approve the Business Combination. The term "Business Combination" is defined generally to include any of the following transactions in which an Interested Stockholder is involved: (i) a merger or consolidation, (ii) a sale or other disposition of assets having a fair market value of $1 million or more, (iii) an issuance or transfer of any securities having a fair market value of $1 million or more, (iv) a plan of liquidation or dissolution or (v) certain transactions that increase the proportionate share of the outstanding shares of any class of equity or convertible securities owned by an Interested Stockholder or any of its affiliates. The special stockholder voting requirement of the fair price provisions is not applicable to a Business Combination if either (i) a majority of the Continuing Directors (as hereinafter defined) approves the Business Combination or (ii) certain minimum price, form of consideration and procedural requirements are satisfied. Weatherford's Restated Certificate of Incorporation generally defines "Continuing Director" to mean a director who either (i) was unaffiliated with the Interested Stockholder and was a member of the Weatherford Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder or (ii) was designated in the appropriate manner as a Continuing Director by the other Continuing Directors.

     Neither the Articles of Association of Nodeco AS nor Norwegian law contains any provisions similar to that contained in Weatherford's Restated Certificate of Incorporation regarding a special vote for certain business combinations with "interested" stockholders.

VOTE REQUIRED FOR EXTRAORDINARY CORPORATE TRANSACTIONS

     Under the DGCL, an amendment to a corporation's certificate of incorporation requires the affirmative vote of the holders of a majority of the outstanding stock of the corporation entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class, unless the corporation's certificate of incorporation provides for a higher percentage. The DGCL also provides that the holders of a majority of the outstanding stock of the corporation entitled to vote thereon may approve an agreement of merger or consolidation or the dissolution of a corporation. Weatherford's Restated Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% of the outstanding stock entitled to vote generally in the election of directors is required for amendments to Weatherford's Restated Certificate of Incorporation relating to written consents and special meetings of stockholders, relating to the number, election, terms, increase in the number, vacancy, removal and limitation on liability of directors, and relating to certain mergers, consolidations or dissolutions of Weatherford that involve an Interested Stockholder. See
"-- Special Vote Required for Certain Business Combinations". Norwegian law provides that certain extraordinary corporate transactions, such as an amendment to the articles of association, an increase in the share capital of the company, a merger, a voluntary liquidation or a sale of all of the assets of a company in preparation of a liquidation, require the affirmative vote of two-thirds of the shares entitled to vote at any meeting of the shareholders held for such purpose.

ELECTION AND APPOINTMENT OF DIRECTORS

     Under the DGCL, directors of a corporation shall be elected by the stockholders of the corporation by a plurality of the votes of the shares entitled to vote on the election of directors. In addition, Weatherford's Bylaws permit the Board of Directors to fill any vacancy occurring in the Board of Directors caused by death, resignation, retirement, disqualification or removal from office of any director, or otherwise, or if any new directorship is created by an increase in the authorized number of directors. Norwegian law provides that the directors of a company shall be elected by the stockholders of the company by a majority of the votes of the shares entitled to vote at such meeting and that the board of directors of a company cannot fill a vacancy on the board of directors.

INDEMNIFICATION OF BOARD MEMBERS

     Weatherford's Restated Certificate of Incorporation contains a provision that eliminates the personal monetary liability of a director to Weatherford and its stockholders for breach of his fiduciary duty of care as a director to the extent currently allowed under the DGCL. Weatherford also has entered into an indemnification agreement with each of its directors. Neither Norwegian law nor the Articles of Association of Nodeco AS contain any provisions concerning indemnification by Nodeco AS of members of its board of directors.

REMOVAL OF DIRECTORS

     Weatherford's Restated Certificate of Incorporation and Bylaws provide that, subject to the rights of the holders of any outstanding shares of serial preferred stock of Weatherford, no director may be removed from office, except for cause and upon the affirmative vote of the holders of at least 80% of the outstanding stock entitled to vote for the election of directors. Norwegian law provides that directors of a Norwegian company can be removed by a majority vote of the shares entitled to vote at any meeting of the shareholders for such purpose.

PREEMPTIVE RIGHTS

     Under Norwegian law, shareholders of a Norwegian company have preemptive rights with respect to the issuance of additional share capital of the company. The board of directors of a Norwegian company may propose, and the shareholders may accept, voiding the preemptive rights with respect to any given share issuance. Weatherford's Restated Certificate of Incorporation specifically denies preemptive rights to the stockholders of Weatherford.

CALLING OF STOCKHOLDERS MEETINGS

     Weatherford's Bylaws provide that special meetings of the stockholders of Weatherford may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, and only by written notice given to the stockholders of Weatherford not less than 30 nor more than 60 days before such meeting. Norwegian law provides that shareholder meetings may be called by the board of directors and can be requested by a 10% shareholder, with notice to be delivered at least one week prior to such meeting.

STOCKHOLDERS MEETING QUORUM

     Weatherford's Bylaws provide that a vote of stockholders may be taken only at a meeting at which a quorum of stockholders representing a majority of the stock issued and outstanding and entitled to vote thereat is present. Norwegian law contains no quorum requirement for a shareholder meeting of a Norwegian company.

DIRECTOR QUALIFICATION AND NUMBER

     The DGCL provides that the number of directors of a Delaware corporation shall be fixed by, or in the manner provided in, the bylaws, unless such number is changed by action of the majority of the directors. Weatherford's Bylaws provide for the number of directors to be not less than six nor more than 15. The Weatherford Board of Directors currently is set at ten directors. The Articles of Association of Nodeco AS provide for the number of directors to be not less than three nor more than seven as determined at a meeting of the shareholders of Nodeco AS. The board of directors of Nodeco AS currently is set at five directors.
                                      20

                  UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The unaudited pro forma financial statements are based upon (i) the historical consolidated financial statements of Weatherford and Nodeco, which are incorporated by reference or included elsewhere in this Prospectus, and
(ii) the unaudited historical combined statement of operations of the natural gas compression businesses of Zapata Corporation ("Energy Industries") for the period from January 1, 1995 through December 15, 1995, the date upon which Weatherford acquired Energy Industries in a purchase business combination. The historical consolidated financial statements of Nodeco prepared in accordance with Norwegian GAAP together with adjustments necessary to conform with US GAAP were utilized in preparing the Unaudited Pro Forma Financial Information which, with respect to the Unaudited Pro Forma Balance Sheet, reflects the December 31, 1995 exchange rate of NOK 6.3211 per United States dollar and, with respect to the Unaudited Pro Forma Statement of Income, reflects the 1995 average exchange rate of NOK 6.3131 per United States dollar. The unaudited pro forma financial statements were prepared assuming that the Transaction was consummated with 750,000 shares of Weatherford Common Stock valued at $36.25 per share, cash consideration of $13,962,000 (or NOK 90,603,500), an exchange rate of NOK 6.4893 per United States dollar and estimated transaction costs of $250,000.


     The Unaudited Pro Forma Balance Sheet was prepared assuming that the Transaction was consummated as of December 31, 1995. The Unaudited Pro Forma Statement of Income gives effect to (i) the proposed Transaction under the purchase method of accounting, (ii) the acquisition by Weatherford of Energy Industries under the purchase method of accounting and (iii) certain estimated operational and financial combination benefits of $48,400,000 per year resulting from Weatherford's October 5, 1995 merger with Enterra Corporation (the "Enterra Merger") and $10,000,000 per year resulting from the December 15, 1995 acquisition of Energy Industries. The Unaudited Pro Forma Statement of Income was prepared assuming that the transactions set forth above were consummated as of January 1, 1995. The unaudited pro forma financial statements have been prepared based upon assumptions deemed appropriate by Weatherford and may not be indicative of actual results.

                                      21

                      UNAUDITED PRO FORMA BALANCE SHEET
                              DECEMBER 31, 1995
                                (IN THOUSANDS)

                                             HISTORICAL                    PRO FORMA
                                        -----------------------   -----------------------------
                                        WEATHERFORD    NODECO     ADJUSTMENTS(1)     ADJUSTED
                                        -----------   ---------   --------------   ------------
               ASSETS
Current assets:
     Cash and cash equivalents.......   $    32,800   $   1,053      $--           $     33,853
     Receivables, net................       231,125       6,295       --                237,420
     Inventories, net................       165,383       5,625       --                171,008
     Deferred tax assets and other...        34,054      --           --                 34,054
                                        -----------   ---------   --------------   ------------
          Total current assets.......       463,362      12,973       --                476,335
                                        -----------   ---------   --------------   ------------
Property, plant and equipment, net...       514,545       8,301         4,000           526,846
                                        -----------   ---------   --------------   ------------
Goodwill, net........................       259,450       1,194        27,312           287,956
                                        -----------   ---------   --------------   ------------
Other assets.........................        21,503         278       --                 21,781
                                        -----------   ---------   --------------   ------------
Total assets.........................   $ 1,258,860   $  22,746      $ 31,312      $  1,312,918
                                        ===========   =========    =============    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Short-term debt and current
       portion of
       long-term debt................   $    36,976   $   1,150      $--           $     38,126
     Accounts payable................        52,157       3,556       --                 55,713
     Accrued liabilities.............       106,849       4,188       --                111,037
                                        -----------   ---------   --------------   ------------
          Total current
          liabilities................       195,982       8,894       --                204,876
                                        -----------   ---------   --------------   ------------
Long-term debt.......................       292,290       3,747        14,212           310,249
                                        -----------   ---------   --------------   ------------
Deferred tax and other long-term
  liabilities........................        39,745         267       --                 40,012
                                        -----------   ---------   --------------   ------------
Stockholders' equity:
     Common stock....................         5,099       1,000        (1,000)            5,174
                                                                           75
     Paid-in capital.................       602,231      --            26,863           629,094
     Retained earnings...............       130,243       8,838        (8,838)          130,243
     Cumulative translation
       adjustment....................        (5,869)     --           --                 (5,869)
     Treasury stock..................          (861)     --           --                   (861)
                                        -----------   ---------   --------------   ------------
          Total stockholders'
          equity.....................       730,843       9,838        17,100           757,781
                                        -----------   ---------   --------------   ------------
Total liabilities and stockholders'
  equity.............................    $1,258,860   $  22,746      $ 31,312      $  1,312,918
                                        ===========  ==========    =============   ============

    The accompanying notes are an integral part of the unaudited pro forma financial statements.

                                      22

                   UNAUDITED PRO FORMA STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1995
                   (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                         ENERGY        ENERGY       ENTERRA      INDUSTRIES
                                       WEATHERFORD   INDUSTRIES   ADJUSTMENTS    ADJUSTMENTS
                                       -----------   ----------   -----------    -----------
Revenues.............................   $ 858,907     $ 61,549     $  --           $--
                                       -----------   ----------   -----------    -----------
Costs and expenses:
  Cost of sales and services.........     625,346       52,834       (33,880)(2)    (7,000)(4)
  Selling, general and administrative
     expenses........................     137,959        4,991       (14,520)(2)    (3,000)(4)
  Other (income) expense, net........       7,238         (518)       --               721(5)
  Acquisition-related costs and other
     unusual charges.................      88,182       --           (59,900)(3)    --
                                       -----------   ----------   -----------    -----------
       Total costs and expenses......     858,725       57,307      (108,300)       (9,279)
                                       -----------   ----------   -----------    -----------
Operating income.....................         182        4,242       108,300         9,279
  Interest expense...................      17,217        3,072        --             6,028(6)
  Interest income....................      (2,081)        (370)       --            --
                                       -----------   ----------   -----------    -----------
Income (loss) before income taxes and
  minority interests.................     (14,954)       1,540       108,300         3,251
  Income tax provision (benefit).....      (4,616)         924        16,940(2)        753(7)
                                                                      12,189(3)
                                       -----------   ----------   -----------    -----------
Income (loss) before minority
  interests..........................     (10,338)         616        79,171         2,498
Minority interests...................        (220)      --            --            --
                                       -----------   ----------   -----------    -----------
Net income (loss)....................   $ (10,558)    $    616     $  79,171       $ 2,498
                                       ===========    =========   ===========     ==========
Weighted average common and common
  equivalent shares outstanding......      50,989
                                       ===========
Income (loss) per common and common
  equivalent share...................   $   (0.21)
                                       ===========
                                                              NODECO      AS FURTHER
                                      AS ADJUSTED   NODECO  ADJUSTMENTS    ADJUSTED
                                      -----------   ------- -----------   ----------
Revenues.............................  $ 920,456    $27,554   $  --          $948,010
                                      -----------   -------   -----------   ----------
Costs and expenses:
  Cost of sales and services.........    637,300     18,442         800(8)    656,542
  Selling, general and administrative
     expenses........................    125,430      4,384      --           129,814
  Other (income) expense, net........      7,441        (23)        683(8)      8,101
  Acquisition-related costs and other
     unusual charges.................     28,282      --         --            28,282
                                      -----------   -------   -----------   ----------
       Total costs and expenses......    798,453     22,803       1,483       822,739
                                      -----------   -------   -----------   ----------
Operating income.....................    122,003      4,751      (1,483)      125,271
  Interest expense...................     26,317        793         995(9)     28,105
  Interest income....................     (2,451)      (221)     --            (2,672)
                                      -----------   -------   -----------   ----------
Income (loss) before income taxes and
  minority interests.................     98,137      4,179      (2,478)       99,838
  Income tax provision (benefit).....     26,190      1,250        (694)(10)   26,746

Income (loss) before minority         -----------   -------   -----------   ----------
  interests..........................     71,947      2,929      (1,784)       73,092
Minority interests...................       (220)      (148)     --              (368)
                                      -----------   -------   -----------   ----------
Net income (loss)....................  $  71,727    $ 2,781     $(1,784)     $ 72,724
                                       ==========   =======    ==========   ===========
Weighted average common and common
  equivalent shares outstanding......     50,989                    750(1)     51,739
                                       ==========              ==========   ===========
Income (loss) per common and common
  equivalent share...................  $    1.41                             $   1.41
                                       ==========                           ===========

    The accompanying notes are an integral part of the unaudited pro forma financial statements.

                                      23

              NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     1. To record the issuance of 750,000 shares of Weatherford Common Stock (valued at $36.25 per share) and borrowings used to finance the Transaction and to reflect the allocation of the related purchase price.

     2. To record certain estimated consolidation cost savings and operational efficiencies, and the related tax effect, associated with the Enterra Merger, primarily resulting from the combination of certain service locations and the elimination of duplicate corporate functions.

     3. To exclude nonrecurring expenses of $59,900,000 incurred by Weatherford in conjunction with the Enterra Merger and the related tax effect of $12,189,000. These nonrecurring expenses primarily represent transaction costs, severance and termination agreement costs, facility closure costs and the reduction in recorded value of certain assets that had diminished value in the operations of the combined company.

     4. To record certain estimated consolidation cost savings and operational efficiencies associated with the acquisition of Energy Industries on December 15, 1995, primarily resulting from the combination of certain locations and the elimination of duplicate corporate functions.

     5. To record the amortization of additional goodwill resulting from the allocation of the purchase price of Energy Industries.

     6. To record additional interest expense on the debt incurred by Weatherford on its acquisition of Energy Industries.

     7. To record income tax expense on the Energy Industries operations and the effect of the Energy Industries adjustments discussed in Notes 4, 5 and 6 above.

     8. To record additional depreciation and the amortization of additional goodwill resulting from the allocation of the purchase price of the Transaction.

     9. To record additional interest expense on the debt to be incurred by Weatherford to consummate the Transaction.

     10. To record the income tax effect of the Nodeco adjustments discussed in Notes 8 and 9 above.

                                      24

                     WEATHERFORD SELECTED FINANCIAL DATA

      The Weatherford Selected Financial Data should be read in conjunction with Weatherford's Consolidated Financial Statements and the notes thereto, which are incorporated by reference in this Prospectus. See "Incorporation by Reference".

                                                   AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                       --------------------------------------------------------------
                                         1995(1)       1994(2)      1993(3)       1992      1991(4)
                                       ------------  ------------  ----------  ----------  ----------
                                          (IN THOUSANDS EXCEPT PER SHARE AMOUNTS AND PERCENTAGES)
OPERATING DATA:
Revenues.............................  $    858,907  $    676,749  $  500,491  $  374,203  $  397,480
Acquisition-related costs and other
  unusual charges....................        88,182         2,500       4,000      --          20,044
Operating income.....................           182        65,704      49,671      35,579      31,044
Depreciation and amortization........        95,957        71,037      50,449      35,738      35,720
Net income (loss)....................       (10,558)       41,997      35,175      26,760      14,234
Net income (loss) per share..........  $      (0.21) $       0.94  $     0.88  $     0.73  $     0.37
PERCENTAGE OF REVENUES:
Selling, general and administrative
  expenses...........................          16.1%         17.1%       18.3%       22.6%       22.5%
Gross profit.........................          27.2%         27.9%       29.5%       33.2%       35.6%
Operating income.....................           0.0%          9.7%        9.9%        9.5%        7.8%
Net income (loss)....................         (1.2)%          6.2%        7.0%        7.2%        3.6%
BALANCE SHEET DATA:
Working capital......................  $    267,380  $    251,778  $  211,834  $  197,526  $  197,879
Total assets.........................     1,258,860     1,153,970     635,602     474,490     470,702
Total debt...........................       329,266       196,672      21,253      28,685      31,572
Stockholders' equity.................  $    730,843  $    734,634  $  474,742  $  349,458  $  334,002
Total debt-to-total capitalization...            31%           21%          4%          8%          9%
OTHER DATA:
Capital expenditures, excluding
  acquisitions.......................  $    110,625  $    114,018  $   63,757  $   38,259  $   50,636
Weighted average shares
  outstanding........................        50,989        44,845      38,607      34,786      34,394

- ------------
(1) Includes acquisition-related costs and other unusual charges of $88,182,000, or $1.17 per common share.

(2) Includes acquisition-related costs of $2,500,000, or $0.06 per common share.

(3) Includes acquisition-related costs of $4,000,000, or $0.10 per common share.

(4) Includes acquisition-related costs and other unusual charges of $20,044,000, or $0.58 per common share.

                                      25

                        NODECO SELECTED FINANCIAL DATA

     The Nodeco Selected Financial Data should be read in conjunction with Nodeco's Consolidated Financial Statements and the notes thereto, which are included elsewhere in this Prospectus. The Nodeco Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in Norway ("Norwegian GAAP"), which vary in certain significant respects from accounting principles generally accepted in the United States ("US GAAP"). Principal differences between Norwegian GAAP and US GAAP and a reconciliation of such differences are described in Notes 10 and 11 to Nodeco Consolidated Financial Statements. See "Nodeco Consolidated Financial Statements".

                                             AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                       -----------------------------------------------------
                                         1995       1994       1993      1992(1)    1991(1)
                                       ---------  ---------  ---------  ---------  ---------
                                          (IN THOUSANDS OF NOK EXCEPT PER SHARE AMOUNTS,
                                                  PERCENTAGES AND EXCHANGE RATES)
OPERATING DATA:
Revenues.............................    173,950    134,583    122,512    104,263     57,612
Operating profit.....................     27,396     16,236      7,111      8,126      3,943
Depreciation.........................     10,385      9,246      9,563      7,446      3,705
Extraordinary gain (loss), net.......      1,370     --         (4,818)    --         --
Net income (loss)(2).................     15,598      7,918     (4,067)     2,335      1,927

PERCENTAGE OF REVENUES:
Other operating costs................       17.7%      20.7%      19.8%      23.3%      17.3%
Operating profit.....................       15.7%      12.1%       5.8%       7.8%       6.8%
Net income (loss)....................        9.0%       5.9%      (3.3)%      2.2%       3.3%

BALANCE SHEET DATA:
Working capital......................     25,786     15,304     17,254     21,448     23,917
Total assets.........................    123,942    115,000    110,518    105,257     57,244
Long-term debt, including current
  portion............................     28,278     45,788     51,664     48,272     12,024
Shareholders' equity(3)..............     44,908     29,020     26,414     29,801     28,638
Dividends declared per common
  share..............................     --           8.00     --         --         --

EXCHANGE RATE DATA (US$ PER NOK):
End of period........................  $  0.1582  $  0.1478  $  0.1328  $  0.1439  $  0.1671
Average during period................     0.1584     0.1426     0.1402     0.1599     0.1540
High during period...................     0.1635     0.1613     0.1667     0.1815     0.1766
Low during period....................     0.1468     0.1321     0.1328     0.1439     0.1399

- ------------
(1) The amounts for 1992 include the activity of Aarbakke AS, acquired in 1992, for the entire year. The amounts for 1991 do not include any activity related to Aarbakke AS.

(2) Net income in accordance with US GAAP was NOK 17,557,000 and NOK 7,547,000 for the years ended December 31, 1995 and 1994, respectively.

(3) Shareholders' equity in accordance with US GAAP was NOK 62,186,000 and NOK 49,277,000 at December 31, 1995 and 1994, respectively.

                                      26

                 NODECO MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS DESCRIPTION

     Nodeco designs, manufactures, sells and rents oil and gas well completion products primarily consisting of liner hanger equipment and related services, as well as packers used in completions with electric submersible pumps. Historically, Nodeco has focused its marketing efforts on the North Sea market, and Nodeco only recently has increased its international sales efforts. Nodeco actively provides liner hanger equipment and services in all sectors of the North Sea as well as certain other parts of the world. Until recently, substantially all of Nodeco's pump packer sales have been to operators in the United Kingdom sector of the North Sea, since no electric submersible pump completions had been made in the Norwegian sector. Nodeco has made sales of pump packers to certain Norwegian producers.

     Aarbakke, a wholly-owned subsidiary of Nodeco AS, is a manufacturing unit that also provides precision machining services to third parties in Norway and other countries. Approximately half of Aarbakke's production capacity is used for third-party manufacturing, of which 80% relates to oil industry activities.

     SubTech, a 51% owned subsidiary of Nodeco AS, provides consulting services related to production and reservoir monitoring activities, as well as design, fabrication and installation of systems for such activities, primarily for customers in Norway.

RESULTS OF OPERATIONS

                                           YEAR ENDED DECEMBER 31,
                                       -------------------------------
                                         1995       1994       1993
                                       ---------  ---------  ---------
                                         (IN THOUSANDS OF NOK EXCEPT
                                               EXCHANGE RATES)
Product revenues.....................    118,646     87,005     83,624
Rental revenues......................     30,488     24,018     20,067
Service revenues and other charges...     24,816     23,560     18,821
                                       ---------  ---------  ---------
     Total revenues..................    173,950    134,583    122,512
                                       =========  =========  =========

     PRODUCT REVENUES. Product revenues increased 36% to NOK 118.6 million in 1995 compared with NOK 87.0 million in 1994. The increase was primarily attributable to increased volume of liner hanger sales in North and West Africa (relatively new markets for Nodeco), increased pump packer sales in the United Kingdom due to customer acceptance of the Resettable Pump Packer and increased sales to third parties in contract manufacturing. Product revenues increased 4% to NOK 87.0 million in 1994 compared with NOK 83.6 million in 1993, primarily as a result of increased drilling activity in both the Norwegian and United Kingdom sectors of the North Sea and increased sales of downhole temperature and pressure gauges, which increase was partially offset by declines in liner hanger sales in markets outside of the North Sea.

     RENTAL REVENUES. Rental revenues increased 27% to NOK 30.5 million in 1995 compared with NOK 24.0 million in 1994, reflecting increased liner hanger equipment rental activity in the North Sea. Rental revenues increased 20% to NOK
24.0 million in 1994 compared with NOK 20.1 million in 1993, primarily as a result of increased rental activity of liner hanger and pump packer equipment.

     SERVICE REVENUES AND OTHER CHARGES. Service revenues and other charges increased 5% to NOK 24.8 million in 1995 compared with NOK 23.6 million in 1994, primarily due to increased North Sea drilling activity. Service revenues and other charges increased 25% to NOK 23.6 million in 1994 compared with NOK 18.8 million in 1993, primarily as a result of increased repair services related to temperature and pressure gauges.

     OPERATING COSTS. The costs attributable to raw materials, payments to subcontractors and payroll increased approximately 30% in 1995 compared with 1994, primarily due to an increase in operating revenues, overall higher levels of drilling activity in the North Sea and the need for additional employees to

                                      27

meet increased demand. Operating costs changed relatively little in 1994 compared with 1993. Though Nodeco achieved cost savings in 1994 due to the negotiation of more favorable purchase agreements, the costs associated with slightly higher levels of drilling activity in the North Sea and the need for additional employees generally offset such savings.

     EXTRAORDINARY GAIN (LOSS). In 1995, Nodeco recognized a gain of NOK 2.3 million as a result of the sale of Bryne Petropark AS, a subsidiary which owns real estate including the workshop and offices currently used by Nodeco AS. Such gain was partially offset by an extraordinary loss of NOK 0.9 million, representing costs incurred related to the termination of operations of Nodecore AS, a subsidiary engaged in the coring business.

     In 1993, Nodeco recognized an extraordinary loss of NOK 5.8 million related to the termination of the operations of a subsidiary, Pressure Test Laboratories AS, and the termination of robotic systems operations, which was partially offset by a NOK 1.0 million gain on the forgiveness of a subsidiary's debt related to a bank loan.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1995, Nodeco had working capital of NOK 25.8 million and a current ratio of 1.46 to 1.0. Working capital increased 68% in 1995 compared with 1994 due to increases in accounts receivable and inventory as a direct result of the increased demand for Nodeco's products and services.

     Nodeco had an aggregate of NOK 28.3 million in outstanding debt as of December 31, 1995. Nodeco's outstanding debt is comprised of (i) secured borrowings totaling NOK 28.1 million that bear interest at rates ranging from 6% to 12% per annum and have maturity dates from 1996 through 2014 and (ii) one subordinated loan of NOK 0.2 million that bears interest at 10% per annum and matures in 1997. In addition, Nodeco had NOK 10.2 million in bank overdrafts outstanding at December 31, 1995 that bear interest at rates ranging from 7.5% to 9.25%. Such overdrafts were used to finance working capital requirements. Sources of liquidity to finance commitments, working capital requirements and future capital expenditures include cash of NOK 6.6 million and unused overdraft facilities of approximately NOK 7.7 million as of December 31, 1995. Management of Nodeco believes that the combination of working capital, the unused portion of existing credit facilities and cash flows from operations provide Nodeco with sufficient capital resources and liquidity to manage its day-to-day operations and future investment in fixed assets at current levels of activity.

     Net cash flows from operating activities decreased 58% to NOK 10.0 million in 1995 compared with NOK 23.8 million in 1994, primarily due to increased investment in working capital arising from an increase in product and rental activities. Net cash flows from operating activities improved from a net outflow of NOK 3.0 million in 1993 to a net inflow of NOK 23.8 million in 1994, primarily reflecting improved net income of Nodeco and changes in working capital.

     Cash flows from investing activities generally are comprised of investment in, and disposal of, fixed assets. Investment in fixed assets increased 99% to NOK 20.6 million in 1995 compared with NOK 10.4 million in 1994, primarily due to the purchase of new manufacturing equipment and additions to one of Nodeco's plants. The increase reflects Nodeco's need for additional capacity to accommodate the growth in sales volume over the last several years. The disposal of fixed assets in 1995 of NOK 25.2 million was primarily related to the sale of Bryne Petropark AS. Investment in fixed assets of NOK 10.4 million in 1994 was relatively unchanged compared with NOK 10.5 million in 1993.

     Net cash flows from financing activities in 1995 were affected by a reduction of debt totaling NOK 31.3 million primarily as a result of the sale of Bryne Petropark AS, partially offset by new borrowings totaling NOK 14.8 million to finance working capital needs and investments in fixed assets. Net cash flows from financing activities in 1994 were the result of a repayment of debt related to payment of periodic installments of existing obligations. Nodeco also declared an NOK 8 per share dividend in 1994. New debt in 1993 of NOK 18.5 million primarily consisted of drawdowns on Nodeco's overdraft facility to finance working capital needs and investments in fixed assets.

                                      28

CURRENCY FLUCTUATIONS

     Nodeco conducts a portion of its business in currencies other than NOK, including the United Kingdom pound sterling and the United States dollar. Although most of the revenues of Nodeco's foreign operations are denominated in the local currency, the effects of foreign currency fluctuations are largely mitigated because expenses of such foreign operations also generally are denominated in the same currency.

     Nodeco occasionally enters into forward exchange contracts only as a hedge against certain existing economic exposures and not for speculative trading purposes. These contracts reduce exposure to currency movements affecting existing assets and liabilities denominated in foreign currencies, with such exposure resulting primarily from trade receivables and payables and intercompany and external long-term loans. The future value of these contracts and the related currency positions are subject to offsetting market risk resulting from foreign currency exchange rate volatility. Settlement of forward exchange rate contracts resulted in net cash outflows of approximately NOK 350,000 during 1993 and net cash inflows of approximately NOK 500,000 and NOK 250,000 during 1995 and 1994, respectively.

                                  LEGAL MATTERS

     The validity of the shares of Weatherford Common Stock to be issued in connection with the Transaction will be passed upon by Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas 77010.

                                     EXPERTS

     The consolidated financial statements of Weatherford as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, and the combined financial statements of Zapata Energy Industries as of and for the year ended September 30, 1995 attached to and incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are attached to and incorporated by reference in this Prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The consolidated financial statements of Nodeco AS as of December 31, 1995 and 1994 and for the years then ended included in this Prospectus have been so included in reliance on the report of Price Waterhouse a.s., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                      29

              INDEX TO NODECO CONSOLIDATED FINANCIAL STATEMENTS

                                                       PAGE
                                                       ----
                Report of Independent Accountants....   F-2

                Consolidated Balance Sheet as of
                  December 31, 1995 and 1994.........   F-3

                Consolidated Income Statement for the
                  years ended December 31, 1995, 1994
                  and 1993 (1993 unaudited)..........   F-4

                Consolidated Statement of Cash Flows
                  for the years ended December 31,
                  1995, 1994 and 1993 (1993
                  unaudited).........................   F-5

                Consolidated Statement of Changes in
                  Shareholders' Equity for the years
                  ended December 31, 1995, 1994 and
                  1993 (1993 unaudited)..............   F-6

                Notes to Consolidated Financial
                  Statements (1993 unaudited)........   F-7

                                      F-1

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Nodeco AS:

     We have audited the accompanying consolidated balance sheet of Nodeco AS and its subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, of cash flows and of changes in shareholders' equity for the years then ended, all expressed in Norwegian Kroner. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the financial position of Nodeco AS and its subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in Norway.

     Accounting principles generally accepted in Norway vary in certain important respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of consolidated shareholders' equity expressed in Norwegian Kroner as of December 31, 1995 and 1994 and the determination of consolidated net income, also expressed in Norwegian Kroner, for the years then ended to the extent summarized in Note 11 to the consolidated financial statements.

PRICE WATERHOUSE A.S.

JAN EGIL HAGA
STATE AUTHORIZED PUBLIC ACCOUNTANT
Oslo, Norway
March 15, 1996, except as to
Notes 10 and 11 which are as
of April 12, 1996

                                       F-2

                                    NODECO AS
                           CONSOLIDATED BALANCE SHEET

                                            DECEMBER 31,
                                        --------------------
                                          1995       1994
                                        ---------  ---------
                                       (IN THOUSANDS OF NOK)
               ASSETS
Current assets:
     Cash and bank deposits..........      6,657      7,422
     Accounts receivable.............     32,090     20,322
     Other current receivables.......      7,700      5,703
     Raw materials...................      3,914      2,687
     Finished inventory..............     31,645     22,329
                                       ---------  ---------
          Total current assets.......     82,006     58,463
                                       ---------  ---------
Long-term assets:
     Deferred tax assets.............        109     --
     Rental equipment................     14,424     12,975
     Machinery, fixtures, vehicles,
      etc............................     17,968     13,672
     Buildings.......................      8,712     26,381
     Land............................        674      3,173
     Other long-term assets..........         49        336
                                       ---------  ---------
          Total long-term assets.....     41,936     56,537
                                       ---------  ---------
          Total assets...............    123,942    115,000
                                       =========  =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Bank overdraft..................     10,226      6,189
     Current portion of long-term
      debt...........................      7,269      5,241
     Accounts payable................     12,254     12,490
     Taxes withheld, holiday pay,
      etc............................     13,275      7,478
     Income taxes payable............      9,062      4,020
     Dividends payable...............       --        4,938
     Accrued expenses and other
      current liabilities............      4,134      2,803
                                       ---------  ---------
          Total current
             liabilities.............     56,220     43,159
                                       ---------  ---------
Long-term liabilities:
     Deferred tax liability..........        113         99
     Secured loans...................     20,809     40,147
     Subordinated loan...............        200        400
     Other long-term liabilities.....       --          643
                                       ---------  ---------
          Total long-term
             liabilities.............     21,122     41,289
                                       ---------  ---------
Minority interest....................      1,692      1,532
                                       ---------  ---------
Shareholders' equity:
     Share capital, 632,265 and
      617,265 shares authorized,
      issued and outstanding, NOK 10
      par value each.................      6,323      6,173
     Other equity....................     38,585     22,847
                                       ---------  ---------
          Total shareholders'
             equity..................     44,908     29,020
                                       ---------  ---------
          Total liabilities and
             shareholders' equity....    123,942    115,000
                                       =========  =========

  The accompanying notes are an integral part of these financial statements.

                                       F-3

                                    NODECO AS
                          CONSOLIDATED INCOME STATEMENT

                                             YEAR ENDED DECEMBER 31,
                                       ------------------------------------
                                         1995       1994           1993
                                       ---------  ---------     -----------
                                                                (UNAUDITED)
                                             (IN THOUSANDS OF NOK)
Operating revenues:
     Sales revenues..................    118,646     87,005        83,624
     Rental and service revenues.....     55,304     47,578        38,888
                                       ---------  ---------     -----------
          Total operating revenues...    173,950    134,583       122,512
                                       ---------  ---------     -----------
Operating costs:
     Cost of raw materials and
       subcontractors................     45,826     35,232        37,333
     Payroll.........................     59,468     46,112        44,189
     Other operating costs...........     30,875     27,757        24,316
     Depreciation....................     10,385      9,246         9,563
                                       ---------  ---------     -----------
          Total operating costs......    146,554    118,347       115,401
                                       ---------  ---------     -----------
Operating profit.....................     27,396     16,236         7,111
Financial income (expenses):
     Financial income................      1,399      1,046         1,135
     Financial expenses..............     (4,631)    (4,796)       (8,043)
                                       ---------  ---------     -----------
Income before extraordinary items....     24,164     12,486           203
                                       ---------  ---------     -----------
Extraordinary gain (loss):
     Gain (loss) on disposal of
       subsidiaries..................      1,370     --            (5,818)
     Forgiveness of debt.............     --         --             1,000
                                       ---------  ---------     -----------
          Extraordinary gain (loss),
             net.....................      1,370     --            (4,818)
                                       ---------  ---------     -----------
Income (loss) before income taxes....     25,534     12,486        (4,615)
Provision (benefit) for income
  taxes..............................      9,001      3,978          (147)
                                       ---------  ---------     -----------
Income (loss) before minority
  interest...........................     16,533      8,508        (4,468)
Minority interest in consolidated
  subsidiaries.......................        935        590          (401)
                                       ---------  ---------     -----------
Net income (loss)....................     15,598      7,918        (4,067)
                                       =========  =========      ==========

  The accompanying notes are an integral part of these financial statements.

                                       F-4

                                    NODECO AS
                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                            YEAR ENDED DECEMBER 31,
                                       ----------------------------------
                                          1995        1994        1993
                                       ----------  ----------  ----------
                                                               (UNAUDITED)
                                           (IN THOUSANDS OF NOK)
Cash flows from operating activities:
     Net income (loss)...............      15,598       7,918      (4,067)
     Adjustments to reconcile to net
       cash flows from operating
       activities:
       Gain on disposal of fixed
          assets.....................      (1,069)       (173)       (128)
       Ordinary depreciation.........      10,642       9,378       9,563
       Write-downs of fixed assets...      --          --           1,085
       Forgiveness of debt...........      --          --          (1,000)
       Exchange gain on long-term
          debt.......................        (465)       (634)       (343)
       Other items, net..............         624         312      (1,220)
       Change in inventories,
          receivables and payables...     (22,548)      2,886      (4,472)
       Changes in accruals...........       7,233       4,149      (2,447)
                                       ----------  ----------  ----------
          Net cash flows from
             operating activities....      10,015      23,836      (3,029)
                                       ----------  ----------  ----------
Cash flows from investing activities:
     Investment in fixed assets......     (20,608)    (10,359)    (10,463)
     Disposal of fixed assets........      25,158       1,211       1,379
     Change in other long-term
       assets........................      --             (53)     --
                                       ----------  ----------  ----------
          Net cash flows from
             investing activities....       4,550      (9,201)     (9,084)
                                       ----------  ----------  ----------
Cash flows from financing activities:
     New long- and short-term debt...      14,817       4,379      18,536
     Reduction of debt...............     (31,272)    (12,786)     (6,776)
     Dividends.......................      --          (4,938)     --
     Paid in equity capital..........       1,125         250       1,900
                                       ----------  ----------  ----------
          Net cash flows from
             financing activities....     (15,330)    (13,095)     13,660
                                       ----------  ----------  ----------
Net change in cash for the year......        (765)      1,540       1,547
Cash balance at beginning of the
  year...............................       7,422       5,882       4,335
                                       ----------  ----------  ----------
Cash balance at end of the year......       6,657       7,422       5,882
                                       ==========  ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                                      F-5

                                   NODECO AS
           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                (1993 UNAUDITED)
       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995
                   (IN THOUSANDS OF NOK EXCEPT SHARE AMOUNTS)

                                        SHARE CAPITAL
                                      ------------------     OTHER
                                       SHARES     AMOUNT    EQUITY      TOTAL
                                      ---------   ------   ---------  ---------
Balance at December 31, 1992.........   612,265   6,123       23,678     29,801
     Net loss........................    --        --         (4,067)    (4,067)
     Change in minority interest.....    --        --            557        557
     Translation adjustments.........    --        --            123        123
                                      ---------   ------   ---------  ---------
Balance at December 31, 1993.........   612,265   6,123       20,291     26,414
     Net income......................    --        --          7,918      7,918
     Dividends.......................    --        --         (4,938)    (4,938)
     Share issue.....................     5,000      50          200        250
     Translation adjustments.........    --        --           (624)      (624)
                                      ---------   ------   ---------  ---------
Balance at December 31, 1994.........   617,265   6,173       22,847     29,020
     Net income......................    --        --         15,598     15,598
     Share issue.....................    15,000     150          975      1,125
     Translation adjustments.........    --        --           (835)      (835)
                                      ---------   ------   ---------  ---------
Balance at December 31, 1995.........   632,265   6,323       38,585     44,908
                                      =========   ======   =========  =========

   The accompanying notes are an integral part of these financial statements.

                                      F-6

                                   NODECO AS
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (1993 UNAUDITED)

NOTE 1  ACCOUNTING POLICIES

GENERAL

     The consolidated financial statements of Nodeco AS, a Norwegian corporation, and its subsidiaries (the "Company" or "Nodeco AS") have been prepared according to generally accepted accounting principles in Norway (Norwegian GAAP) and are presented in Norwegian kroner (NOK).

     Norwegian GAAP differs in certain significant respects from accounting principles generally accepted in the United States (US GAAP). The significant differences and the approximate related effects on the consolidated financial statements as of December 31, 1995 and for the year then ended are set forth in
Note 11. The consolidated financial statements also include certain reclassifications and disclosures in order to conform more closely to the form and content required by the Securities and Exchange Commission of the United States.

PRINCIPLES OF CONSOLIDATION

  SUBSIDIARIES

     The consolidated financial statements include Nodeco AS and each subsidiary in which the Company owns or controls, either directly or indirectly, more than 50% of the equity capital. Intercompany transactions and balances have been eliminated.

     Businesses acquired generally are consolidated in accordance with the purchase method. The purchase price for a subsidiary is allocated to identifiable assets and liabilities based upon their estimated fair market value, with any remaining amounts capitalized as goodwill.

     Results of subsidiaries acquired or sold during the year are included in the consolidated income statement from the date of acquisition or up to the date of sale, respectively.

     A business combination, accomplished solely by the exchange of equity, which represents a uniting of ownership with another enterprise rather than an acquisition, is accounted for in accordance with merger accounting. The recorded assets and liabilities of the other enterprise are carried forward to the combined accounts at their recorded amounts. The acquisition of Aarbakke AS during 1992 was accounted for in accordance with this method.

  TRANSLATION OF FOREIGN SUBSIDIARIES' FINANCIAL STATEMENTS

     The functional currency of each foreign subsidiary is the local currency. Revenues, expenses, gains and losses of foreign subsidiaries are translated into Norwegian kroner using the average exchange rate for the period. Assets and liabilities of foreign subsidiaries are translated into Norwegian kroner at the exchange rate in effect at the balance sheet date. Translation differences caused by fluctuations in exchange rates are charged or credited to shareholders' equity.

REVENUE RECOGNITION PRINCIPLES

     Revenue from sale of finished goods is recognized upon delivery. Revenue from rental of equipment is recognized over the rental period. Service revenues are recognized as the service is provided.

     Provision is made for estimated bad debts. The allowance for bad debts is NOK 155,000 at December 31, 1995 and 1994.

OTHER PRINCIPLES

  INVENTORIES

     Inventories are recorded at full cost under the first in first out (FIFO) method. Provision is made for obsolete and slow moving inventory.

                                      F-7

                                   NODECO AS
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (1993 UNAUDITED) -- (CONTINUED)

  CURRENT ASSETS AND CURRENT LIABILITIES

     Assets and liabilities which relate to the production cycle and accounts receivable collectible within one year of the balance sheet date are classified as current.

  FIXED ASSETS

     Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided principally by the straight line method over the estimated useful lives of the various classes of assets. The following depreciation rates are used:
              Machinery, fixtures and vehicles.....  12-30%
              Rental equipment.....................  20%
              Buildings............................  3-5%

  FOREIGN CURRENCY TRANSACTIONS

     Current assets and liabilities denominated in foreign currencies are remeasured using the exchange rate as of each balance sheet date. Unrealized gains and losses on current assets and liabilities are recognized.

     Non-current liabilities denominated in foreign currencies are remeasured using the higher of the exchange rate on the transaction date or on the balance sheet date.

     Net unrealized foreign currency transaction losses are included in financial expense. Net unrealized foreign currency transaction gains on non-current assets and non-current liabilities are not recognized.

     Foreign currency gains and losses on forward exchange contracts that are of a hedge nature are recognized as a component of the transaction being hedged.

  LEASES

     Leases of equipment are accounted for as operating leases, irrespective of the terms of the leases. Rentals under these leases are expensed over the lease term.

  PENSIONS

     Nodeco AS and its Norwegian subsidiaries sponsor pension plans for substantially all of their employees. In accordance with Norwegian law, such plans are funded through contributions to insurance companies that assume all the liabilities for benefit payments. Employees earn benefits in accordance with a defined benefits formula and the companies are charged yearly premiums for the liabilities assumed by the insurance companies. The annual premiums to fund the plans are expensed.

     Employees of the Company's subsidiaries operating outside of Norway participate in pension plans which are considered to be defined contribution plans. Contributions to these plans are expensed.

  CONTINGENCIES

     An estimated loss from a contingency is charged to income if it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Disclosure is made for loss contingencies not meeting both those conditions if there is a reasonable possibility that a material loss may be incurred.

     No accruals are made for contingent gains.

  INCOME TAXES

     Deferred taxes are computed in accordance with the liability method, which bases the estimated amount of future taxes to be refunded or payable on the temporary differences between financial and tax bases of assets and liabilities and on the prevailing tax laws as of the balance sheet date. The impact of any

                                      F-8

                                   NODECO AS
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (1993 UNAUDITED) -- (CONTINUED)

tax rate or rule changes on deferred tax liabilities is recognized in the year such changes are legally enacted. Deferred tax assets are only recognized to the extent the Company has deferred tax liabilities.

  EXTRAORDINARY ITEMS

     Extraordinary items reflect transactions which are irregular and related to transactions or decisions outside the normal course of business, unusual in nature and not expected to occur often or regularly.

NOTE 2  MINORITY INTERESTS

     An analysis of changes in the minority interest in consolidated subsidiaries is as follows (in thousands of NOK):

                                           YEAR ENDED DECEMBER 31,
                                       -------------------------------
                                         1995       1994       1993
                                       ---------  ---------  ---------
Balance at beginning of year.........      1,532        942     --
Dividend paid and other changes in
  minority interest..................        (98)    --          1,391
Minority interest in the profit
  (loss) for the year................        935        590       (401)
Disposal of subsidiary...............       (677)    --            (48)
                                       ---------  ---------  ---------
Balance at end of the year...........      1,692      1,532        942
                                       =========  =========  =========

NOTE 3  RESTRICTED BANK DEPOSITS

     Included in cash and bank deposits are deposits restricted for payment of employee withholding taxes aggregating NOK 1,354,000 and NOK 1,381,000 at December 31, 1995 and 1994, respectively.

NOTE 4  OVERDRAFT FACILITY

     Total overdraft facility amounts to NOK 17,920,000 and NOK 17,764,600 at December 31, 1995 and 1994, respectively.

NOTE 5  INCOME TAXES

     Income tax expense (benefit) consists of (in thousands of NOK):

                                           YEAR ENDED DECEMBER 31,
                                       -------------------------------
                                         1995       1994       1993
                                       ---------  ---------  ---------
Current tax expense..................      9,096      3,879        795
Deferred tax expense (benefit).......        (95)        99       (942)
                                       ---------  ---------  ---------
Income tax expense (benefit).........      9,001      3,978       (147)
                                       =========  =========  =========
Overseas taxation included above.....      2,026      1,235        795
                                       =========  =========  =========

     Deferred tax expense (benefit) consists of changes in temporary differences related to (in thousands of NOK):

                                           YEAR ENDED DECEMBER 31,
                                       -------------------------------
                                         1995       1994       1993
                                       ---------  ---------  ---------
Inventories..........................       (924)      (543)    (1,038)
Fixed assets.........................       (537)      (289)      (768)
Other items..........................       (294)       449       (888)
Limitation on deferred tax asset.....      1,660        482      1,752
                                       ---------  ---------  ---------
Deferred tax expense (benefit).......        (95)        99       (942)
                                       =========  =========  =========

                                     F-9

                                  NODECO AS
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (1993 UNAUDITED) -- (CONTINUED)

     The deferred tax liability (asset) consists of temporary differences related to (in thousands of NOK):

                                            DECEMBER 31,
                                       --------------------
                                         1995       1994
                                       ---------  ---------
Inventories..........................     (2,432)    (1,508)
Fixed assets.........................       (824)      (287)
Other items..........................       (633)      (339)
Limitation on deferred tax asset.....      3,893      2,233
                                       ---------  ---------
Net deferred tax liability...........          4         99
                                       =========  =========

     The tax expense (benefit) for the year differs from the amounts computed when applying the Norwegian statutory tax rate of 28% to income before taxes as a result of the following (all amounts in thousands of NOK):

                                           YEAR ENDED DECEMBER 31,
                                       -------------------------------
                                         1995       1994       1993
                                       ---------  ---------  ---------
Income (loss) before taxes...........     25,534     12,486     (4,615)
Statutory tax rate...................         28%        28%        28%
                                       ---------  ---------  ---------
Estimated income tax provision
  (benefit)..........................      7,150      3,496     (1,292)
Higher tax rates in foreign
  jurisdictions and permanent
  differences........................        191     --           (607)
Limitation on deferred tax asset.....      1,660        482      1,752
                                       ---------  ---------  ---------
Income tax expense (benefit).........      9,001      3,978       (147)
                                       =========  =========  ==========

NOTE 6  FIXED ASSETS

         An analysis of changes in fixed assets is as follows (amounts in thousands of NOK):

                                         MACHINERY,
                                          FIXTURES       RENTAL
                                        AND VEHICLES    EQUIPMENT    BUILDINGS     LAND       TOTAL
                                        ------------    ---------    ---------   ---------  ---------
YEAR ENDED DECEMBER 31, 1995:
Cost at January 1, 1995..............      33,588         28,219        28,766       3,173     93,746
  Translation difference.............         (90)          (470)       --          --           (560)
  Additions..........................       8,746          8,791         3,071      --         20,608
  Disposals..........................        (186)        (3,491)      (21,907)     (2,499)   (28,083)
                                        ------------    ---------    ---------   ---------  ---------
Cost at December 31, 1995............      42,058         33,049         9,930         674     85,711
                                        ------------    ---------    ---------   ---------  ---------
Depreciation at January 1, 1995......      19,916         15,244         2,385      --         37,545
  Charge for year....................       4,223          5,351           784      --         10,358
  Disposals..........................         (49)        (1,970)       (1,951)     --         (3,970)
                                        ------------    ---------    ---------   ---------  ---------
Depreciation at December 31, 1995....      24,090         18,625         1,218      --         43,933
                                        ------------    ---------    ---------   ---------  ---------
Net book value at December 31,
1995.................................      17,968         14,424         8,712         674     41,778
                                        ===========     =========    =========   =========  =========

                                      F-10

                                   NODECO AS
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (1993 UNAUDITED) -- (CONTINUED)

                                         MACHINERY,
                                          FIXTURES       RENTAL
                                        AND VEHICLES    EQUIPMENT    BUILDINGS     LAND       TOTAL
                                        ------------    ---------    ---------   ---------  ---------
YEAR ENDED DECEMBER 31, 1994:
Cost at January 1, 1994..............      28,591         24,351       28,598        2,972     84,512
  Additions..........................       5,232          4,758          168          201     10,359
  Disposals..........................        (235)          (890)       --          --         (1,125)
                                        ------------    ---------    ---------   ---------  ---------
Cost at December 31, 1994............      33,588         28,219       28,766        3,173     93,746
                                        ------------    ---------    ---------   ---------  ---------
Depreciation at January 1, 1994......      15,912         11,242        1,392       --         28,546
  Charge for year....................       4,048          4,043          993       --          9,084
  Disposals..........................         (44)           (41)       --          --            (85)
                                        ------------    ---------    ---------   ---------  ---------
Depreciation at December 31, 1994....      19,916         15,244        2,385       --         37,545
                                        ------------    ---------    ---------   ---------  ---------
Net book value at December 31,
  1994...............................      13,672         12,975       26,381        3,173     56,201
                                        ===========     =========    =========   =========  =========

     A summary of investment in and disposal of fixed assets for each of the five years in the period ended December 31, 1995 is as follows (in thousands of NOK):

                                         1995       1994       1993       1992       1991
                                       ---------  ---------  ---------  ---------  ---------
INVESTMENT IN FIXED ASSETS:
Machinery, fixtures and vehicles.....      8,746      5,232      3,295     11,644      2,554
Rental equipment.....................      8,791      4,758      6,989      5,893      5,968
Development cost.....................     --         --         --         --            611
Buildings............................      3,071        168        167     28,431        313
Land.................................     --            201         12      3,540     --
                                       ---------  ---------  ---------  ---------  ---------
                                          20,608     10,359     10,463     49,508      9,446
                                       =========  =========  =========  =========  =========
DISPOSAL OF FIXED ASSETS:
Machinery, fixtures and vehicles.....        136        228        133        433         46
Rental equipment.....................        262        983      1,246      1,076     --
Buildings............................     22,260     --         --          2,359         41
Land.................................      2,500     --         --          1,141     --
                                       ---------  ---------  ---------  ---------  ---------
                                          25,158      1,211      1,379      5,009         87
                                       =========  =========  =========  =========  =========

                                      F-11

                                   NODECO AS
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (1993 UNAUDITED) -- (CONTINUED)

NOTE 7  DEBT

     The Company's secured loans bear interest at 6% to 12% and are payable in installments through 2014.

     The Company's subordinated loan bears interest at 10% and matures in 1997.

     The unused portion of the Company's secured overdraft facility was NOK 7,694,000 at December 31, 1995.

     The book value of assets pledged as security for debt are as follows (in thousands of NOK):
                                         1995       1994
                                       ---------  ---------
Accounts receivable..................     29,888     19,096
Other short-term receivables.........      4,402      5,490
Inventories..........................     35,452     23,923
Machinery, fixtures, vehicles and
rental equipment.....................     32,097     25,113
Buildings............................      8,073     26,380
Land.................................        472      2,972
                                       ---------  ---------
     Total...........................    110,384    102,974
                                       =========  =========

NOTE 8  LEASE COMMITMENTS

     Future minimum lease payments under noncancelable operating leases for equipment and premises as of December 31, 1995 are as follows (in thousands of NOK):

1996.................................      6,068
1997.................................      3,423
1998.................................      2,760
1999.................................      2,760
2000.................................      2,760
Thereafter...........................      2,765
                                       ---------
                                          20,536
                                       =========

NOTE 9  EXTRAORDINARY GAIN (LOSS)

     In 1995 Nodeco AS ceased operations of its drilling services, performed by its subsidiary Nodecore AS. Costs incurred relating to the termination of operations were NOK 935,000 and are classified as extraordinary.

     In 1995 Nodeco AS recognized a gain of NOK 2,305,000 on the sale of a subsidiary which owns real estate. The gain is classified as extraordinary.

     In 1993 a subsidiary of Nodeco AS was granted a forgiveness of debt related to a bank loan. The gain on this transaction is classified as extraordinary.


     In 1993 Nodeco AS terminated the operations related to a subsidiary, Pressure Test Laboratories AS, and the operations related to robotic systems. The results of these operations for 1993 and losses on disposal are classified as extraordinary.
                                     F-12

                                  NODECO AS
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (1993 UNAUDITED) -- (CONTINUED)

NOTE 10 SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY THE COMPANY AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The accompanying consolidated financial statements have been prepared in accordance with Norwegian GAAP, which differs in certain respects from US GAAP. These differences are reflected in the reconciliation provided in Note 11 and principally relate to the following items:

BUSINESS COMBINATIONS

     As described in Note 1, under Norwegian GAAP, the acquisition of Aarbakke AS in 1992 was accounted for as a merger. Merger accounting is similar to the pooling-of-interests method of accounting for acquisitions under US GAAP. The requirements for merger accounting are, however, less restrictive than those for pooling-of-interests. Under US GAAP, the acquisition of Aarbakke AS is accounted for using the purchase method of accounting and the assets and liabilities of Aarbakke AS are recorded at their fair value as of the date of the acquisition. Also, under US GAAP the results of operations of Aarbakke AS are only included in the consolidated financial statements of the Company from the date of the acquisition. Goodwill recognized in accordance with US GAAP arising on the acquisition of Aarbakke AS is amortized over 10 years.

LEASES

     Under the terms of several leases for production equipment, substantially all the risks and rewards of ownership of the leased assets are transferred to the Company. Such leases have been accounted for as operational leases in the Norwegian GAAP financial statements. Under US GAAP these leases are considered to be capital leases whereby they are recorded as the acquisition of assets and liabilities incurred.

DEFERRED TAX ASSET

     Norwegian GAAP prohibits recognition of a net deferred tax asset. Under US GAAP, deferred tax assets are recognized to the extent realization is considered probable.

PENSIONS

     In the Norwegian GAAP financial statements, pension cost is charged to expense based upon premiums paid to an insurance company for funded plans.

     Under US GAAP, pension cost is actuarially determined in accordance with Statement of Financial Accounting Standards (SFAS) No. 87, "Employers" Accounting for Pensions'.

EMPLOYEE STOCK OPTIONS

     For purposes of Norwegian GAAP, Nodeco does not recognize any expense related to employee stock options. Under US GAAP, in accordance with Accounting Principles Board Statement No. 25, Nodeco measures compensation expense as the difference between the option price and the fair value of the underlying stock at the date the option is granted and accrues the expense over the vesting period.

EXTRAORDINARY GAINS AND LOSSES

     Under Norwegian GAAP, the criteria for classification of gains or losses as extraordinary are less restrictive than the criteria applied under US GAAP. Accordingly, an item which is considered to be extraordinary under Norwegian GAAP may not be considered extraordinary under US GAAP. Under Norwegian GAAP, extraordinary gains and losses are presented before income taxes. Under US GAAP, extraordinary gains and losses are presented net of related income taxes. The differences between Norwegian GAAP and US GAAP in the determination and presentation of extraordinary items does not result in differences in net income or shareholders' equity.

                                     F-13

                                  NODECO AS
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (1993 UNAUDITED) -- (CONTINUED)

FOREIGN CURRENCY TRANSACTIONS

     As described in Note 1, under Norwegian GAAP the Company follows a policy of remeasuring non-current liabilities denominated in a foreign currency using the higher of the exchange rate on the transaction date or on the balance sheet date. Net unrealized gains on non-current assets and liabilities denominated in foreign currency calculated on a portfolio basis are not recognized in income. Under US GAAP, all assets and liabilities denominated in a foreign currency are remeasured using the year-end exchange rate, and both unrealized gains and unrealized losses are recognized currently in income.

DIVIDENDS

     Under Norwegian law, dividends are payable out of annual earnings. The amount of dividends is subject to approval by the Company's shareholders at the annual general meeting, following the fiscal year to which the dividends relate. Under Norwegian GAAP, dividends are accrued in the year of the earnings to which they relate. Under US GAAP, dividends are recorded when declared. Accordingly, under US GAAP, dividends are recorded in the year following the year in which they are recorded under Norwegian GAAP.

CLASSIFICATION OF CASH FLOWS

     For Norwegian GAAP purposes, Nodeco has presented the reduction in consolidated assets and liabilities which results from the 1995 sale of its subsidiary, Bryne Petropark AS, as cash flows related to operating, investing and financing activities, depending upon the classification of the related balance sheet items of such subsidiary. Under US GAAP, the total net proceeds from the sale of such subsidiary are presented as one line item within cash flows from investing activities. For US GAAP purposes, cash flows from operating, investing and financing activities aggregate a positive NOK 10,783,000, a negative NOK 16,210,000 and a positive NOK 4,662,000, respectively, for the year ended December 31, 1995.

                                     F-14

                                  NODECO AS
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (1993 UNAUDITED) -- (CONTINUED)

NOTE 11 RECONCILIATION OF NET INCOME AND SHAREHOLDERS' EQUITY TO U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The following is a summary of the estimated adjustments to shareholders' equity and net income as of December 31, 1995 and 1994 and for the years then ended that would be required if US GAAP had been applied instead of Norwegian GAAP in the consolidated financial statements (in thousands of NOK):

                                          As Of And For The
                                        Year Ended December 31,
                                         --------------------
                                           1995       1994
                                         ---------  ---------
Net income in Norwegian GAAP
  consolidated financial
  statements.........................     15,598      7,918
Increase (decrease) due to:
     Accounting for leases...........      1,334      1,143
     Pension costs...................        374       --
     Change in deferred tax asset....      1,660        482
     Difference in depreciation of
      fixed assets acquired in the
      Aarbakke AS purchase...........        260       (162)
     Amortization of goodwill arising
      from the Aarbakke AS
      purchase.......................     (1,118)    (1,118)
     Stock options...................     --           (441)
     Deferred taxes related to the
      adjustments above..............       (551)      (275)
                                       ---------  ---------
Net income in conformity with US
  GAAP...............................     17,557      7,547
                                       =========  =========
Shareholders' equity in Norwegian
  GAAP consolidated financial
  statements.........................     44,908     29,020
Increase (decrease) due to:
     Goodwill arising from the
      Aarbakke AS purchase...........      7,545      8,663
     Accounting for leases...........      6,639      5,304
     Purchase accounting adjustments
      related to fixed assets
      acquired in the Aarbakke AS
      purchase.......................      1,380      1,120
     Dividends.......................        --       4,938
     Pension costs...................         92       (282)
     Deferred tax asset..............      3,893      2,233
     Deferred taxes related to the
      adjustments above..............     (2,271)    (1,719)
                                       ---------  ---------
Shareholders' equity in conformity
  with US GAAP.......................     62,186     49,277
                                       =========  =========

                                     F-15

                                   APPENDIX A:
                           PURCHASE AND SALE AGREEMENT

                                       A-1

                           PURCHASE AND SALE AGREEMENT
                                     BETWEEN
                      NODECO AS AND AARBAKKE AS, AS SELLERS
                                       AND
                   WEATHERFORD ENTERRA, INC., AS PURCHASER
             RELATING TO THE BUSINESS, ASSETS AND LIABILITIES OF
                            NODECO AS AND AARBAKKE AS

                                 LIST OF CONTENT

                                        PAGE
                                        ----
 1  DEFINITIONS AND INTERPRETATION...     1
 2  SALE AND PURCHASE................     3
 3  CONSIDERATION....................     4
 4  DUE DILIGENCE....................     5
 5  EFFECTIVE DATE...................     5
 6  APPROVAL BY THE MINISTRY OF
     INDUSTRY AND ENERGY.............     6
 7  SELLERS' COVENANTS...............     6
 8  SELLERS' WARRANTIES AND
     INDEMNIFICATION.................     7
 9  PURCHASER'S WARRANTIES AND
     INDEMNIFICATION.................     9
10  THE REGISTRATION STATEMENT; SALE
     OF CONSIDERATION SHARES.........    10
11  THE CONTRACTS....................    10
12  INDEMNITY BY THE PURCHASER.......    10
13  BOOKS AND RECORDS................    11
14  NON-COMPETITION..................    11
15  COSTS AND TAXES..................    11
16  SUCCESSORS AND ASSIGNS...........    11
17  CHANGE OF NAME...................    12
18  BROKERAGES AND COMMISSIONS.......    12
19  ANNOUNCEMENTS....................    12
20  NOTICES AND RECEIPTS.............    12
21  GENERAL PROVISIONS...............    12
22  ENTIRE AGREEMENT; THIRD PARTY
     BENEFICIARIES...................    13
23  LAW AND JURISDICTION.............    14

Schedule 1: Audited Accounts for 1995 of each of the Sellers and each of the Subsidiaries and for Nodeco on a consolidated basis ("Accounts")

Schedule 2:   List of Equipment

Schedule 3:   List of Motor Vehicles

Schedule 4:   List of Property

Schedule 5:   List of Rental Equipment

Schedule 6:   Sellers' Warranties

Schedule 7:   List of Shareholders

Schedule 8:   List of Employees

Schedule 9:   Purchaser's Warranties

Schedule 10:  List of material contracts

Schedule 11:  List of Intangible Property

Schedule 12:  Excluded Assets

Schedule 13:  Form of Shareholders' Guarantee

Schedule 14:  Disclosure Letter

Schedule 15:  Unaudited balance sheets as of January 31, 1996 and February
              29, 1996 and unaudited profit and loss accounts for the one and two months periods then ended ("unaudited financials") of Nodeco, Aarbakke each Subsidiary and Nodeco on a consolidated basis.

                                        i

     This purchase and sale agreement (the "Agreement") is entered into on the 28th day of March 1996 by and between:

        1 NODECO AS, Haland Haust, Postboks 10, N-4341 Bryne, Organisation No 917757984 ("Nodeco"), and

        2 AARBAKKE AS, Kong Haakonsvei 4, N-4341 Bryne, Organisation No 870920962 ("Aarbakke")

            (Nodeco and Aarbakke are collectively referred to as the "Sellers" and are jointly and severally liable for Sellers' obligations under this Agreement), and

        3 WEATHERFORD ENTERRA, INC., 1360 Post Oak Blvd. Suite 1000, Houston, Texas TX 77056, USA (the "Purchaser")

WHEREAS
        A Nodeco is a Norwegian joint stock company that designs, manufactures and sells oil and gas well completion products primarily consisting of liner hanger equipment and related services as well as packers used in completions with electric submersible pumps.

        B  Aarbakke is a wholly owned subsidiary of Nodeco.

        C The Purchaser is a Houston, Texas-based diversified international energy service and manufacturing company that provides products and services around the world to the oil and gas exploration, production and transmission industries.

        D The Purchaser wishes to acquire the Business (as defined below) on a going concern basis through the purchase of all of the Assets (as defined below) and the assumption of all of the Assumed Liabilities (as defined below).

     NOW THEREFORE, the Parties (as defined below) have agreed as follows:

1  DEFINITIONS AND INTERPRETATION

     1.1  In this Agreement:

          "Accounts" means the audited balance sheets as of the Accounts Date and audited profit and loss accounts for the year ended on the Accounts Date of Nodeco, Aarbakke, each Subsidiary and Nodeco on a consolidated basis and the notes and directors' report relating to them as set out in
     Schedule 1.

          "Accounts Date" means December 31, 1995.

          "Assets" means all the assets (other than the Excluded Assets) and contractual rights of the Sellers at the Effective Date whether reflected on the Sellers' balance sheets included in the Accounts or not and including, but not limited to, cash and cash equivalents, the Contracts, the Equipment, the Rental Equipment, the Goodwill, the Motor Vehicles, the Property, the Shares, the Stock, the Intangible Property and the Outstanding Claims.

          "Assumed Liabilities" means all liabilities (other than the Excluded Liabilities) of the Sellers at the Effective Date whether or not reflected on the Sellers' balance sheets included in the Accounts, and whether or not accrued, absolute, contingent or otherwise.

          "Business" means the business being carried on by the Sellers on the Effective Date through the Assets and the Assumed Liabilities.

          "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York, New York are authorised or obligated by law to close.

          "Consideration Shares" means 750,000 shares of the Purchaser's common stock, par value USD 0.10 per share, to be registered under the Securities Act of 1933, as amended (the "Securities Act"), and listed on the New York Stock Exchange prior to the Effective Date.

                                      1

          "Contracts" means all the written or oral contracts related to the Business to which the Sellers are a party.

          "Disclosure Letter" means a letter of today's date from the Sellers to the Purchaser, attached hereto as Schedule 14.

          "Effective Date" means (a) the latest of (i) the fifth Business Day after the Purchaser has notified the Sellers in writing that the Securities and Exchange Commission ("SEC") has declared the Registration Statement (as defined in Clause 5.3 hereof) effective under the Securities Act, provided that on such fifth Business Day no stop order shall be in effect with respect thereto, and (ii) the first Business Day after such stop order has been removed (such notice of effectiveness or removal of a stop order to be given by the Purchaser immediately after the SEC has declared the Registration Statement effective or has removed such stop order) and (iii) the fifth Norwegian business day after the Purchaser has notified the Sellers in writing of Ministry Approval (such notice of approval to be given by the Purchaser immediately after the Ministry Approval), and (iv) the approval of the shareholders of each Seller of the sale of the Business and Assets to the Purchaser; provided, however, that the Purchaser may, in its sole discretion, waive the requirement of Ministry Approval, in which case the Effective Date shall be the latest of (i), (ii) and (iv) above, or
     (b) such other day as the Sellers and the Purchaser may agree.

          "Employees" means the Sellers' employees as set out in Schedule 8.

          "Equipment" means the tangible assets (other than Motor Vehicles and the Stock) employed in or used for the purpose of the Business including, but not limited to, the fixed and loose plant, machinery, furniture, fittings, implements, tools, utensils, computer hardware and software and other chattels wherever situated owned by the Sellers for the use in the conduct of the Business as set out in Schedule 2.

          "Excluded Assets" means the assets as set out in Schedule 12.

          "Excluded Liabilities" means Net Debt in excess of NOK 32 mill. at the Accounts Date.

          "Goodwill" means the goodwill of the Sellers relating to the Business including, but not limited to, the right of the Purchaser to represent itself as carrying on the Business in succession of the Sellers.

          "Intangible Property" means the patents, trademarks, service marks, trade names and applications for any of the foregoing set out in Schedule 11.

          "Ministry Approval" means approval by the Ministry of Industry and Energy under the Norwegian Acquisition of Business Act of 1994 of the purchase of the Business by the Purchaser without conditions that materially alter the economic value to the Purchaser of the transaction or, alternatively that the time limit under 10 of the Norwegian Acquisition of Business Act of 1994 has elapsed without further notice from the Ministry of Industry and Energy.

          "Motor Vehicles" means the Motor Vehicles owned by the Sellers, details of which are set out in Schedule 3.

          "Net Debt" means the sum of Nodeco's (on a consolidated basis) bank overdrafts, other short-term interest bearing liabilities, mortgage and other long-term debt and subordinated loans less any cash and cash equivalents as listed in the Accounts at the Accounts Date.

          "Outstanding Claims" means the accounts receivable, prepayments and existing legal claims, including unasserted claims, of the Sellers as of the Effective Date.

          "Parties" means the Purchaser and the Sellers.

          "Products" means the products produced and sold by the Business.

          "Property" means the real property owned, leased or rented by the Sellers, details of which are set out in Schedule 4.

          "Rental Equipment" means the equipment set out in Schedule 5.

                                      2

          "Shares" means 100% of the shares of Nodeco Limited, 100% of the shares of Aarbakke Eiendom AS and 51% of the shares of Subsurface Technology AS.

          "Shareholders" means the shareholders as set out in Schedule 7.

          "Stock" means the stock-in-trade owned by the Sellers in connection with the Business at the Effective Date.

          "Subsidiaries" means Nodeco Limited, Aarbakke Eiendom AS and Subsurface Technology AS (owned 51% by Nodeco).

          "Warranties" means the Sellers' warranties set out in Clause 8 of this Agreement.

2  SALE AND PURCHASE

     2.1 Subject to the assumption of the Assumed Liabilities by the Purchaser and in consideration of the payment to the Sellers of the Purchase Price (as defined in Section 3.1 hereof), the Sellers hereby sell and agree to transfer the Assets and the Business to the Purchaser as a going concern on the Effective Date, and the Purchaser agrees to purchase the Assets and the Business and to assume the Assumed Liabilities on the Effective Date.

     2.2 The Assets to be purchased by the Purchaser shall, for the sake of clarification, include, but not be limited to:

          a)  cash and cash equivalents

          b)  the Equipment

          c)  the Rental Equipment

          d)  the Motor Vehicles

          e)  the Goodwill

          f)  the Outstanding Claims

          g)  the Property

          h)  the Shares

          i)  the Stock

          j)  the benefit (subject
              to the burden) of the
              Contracts

          k)  the Intangible
              Property.

          l) all amounts allocated to the Sellers' collective pension plan as of the Effective Date in excess of the liability under the plan at the Effective Date.

     2.3 The Purchaser agrees to assume all the Assumed Liabilities as of the Effective Date; which, for the sake of clarification includes, but is not limited to:

          (i) the employment contracts of all of the Sellers' employees as of the Effective Date (including any and all liabilities for holiday allowances, unpaid salaries and other benefits as of the Effective Date),

          (ii) the Sellers' collective pension plan as of the Effective Date,

          (iii)the Sellers' lease agreements for the Sellers' property in Haland Haust, Bryne and Nyland, Bryne,

          (iv) any orders from customers received and accepted but not yet delivered as of the Effective Date,

          (v) any taxes allocated or attributable to any period up to the Effective Date,

together with such other liabilities by way of obligations under the Contracts or otherwise (other than the Excluded Liabilities), which, as of the Effective Date, shall be considered as an integrated part of the Business as a going concern.

                                      3

     A list of all the Sellers' Employees as of the date hereof is set out in
Schedule 8 hereto setting out, inter alia, for each employee, the name of the employee, the employee's age, the date the employee was employed by the Sellers, the employee's salary (including profit sharing plans, incentive bonus plans or other employee benefits) and the employee's position as of the date hereof. The Purchaser undertakes to offer each employee a similar position on similar terms as set out in Schedule 8 at the Effective Date and shall offer each employee a new employment contract for this purpose prior to the Effective Date.

3  CONSIDERATION

     3.1 The Purchase Price for the Assets and the Business (the "Purchase Price") shall be NOK 260,000,000 (Norwegiankroner twohundredandsixtymillion) representing the sum of the Cash Consideration and the Share Consideration as set out in Clause 3.2, as adjusted in Clause 3.3; provided, however, that if the average Purchaser common stock closing price (as determined below) exceeds USD
35.00 per share or is less than USD 25.00 per share, the Purchase Price shall not equal NOK 260,000,000. In addition, the Purchaser shall assume the Assumed Liabilities as of the Effective Date.

     3.2 Subject to the adjustments described in Clause 3.3, the Purchase Price shall consist of the following:

        a)  Cash Consideration:      NOK 117,649,250

        b)  Share Consideration:     Consideration Shares

     3.3 Adjustments to Cash Consideration: The Purchaser and the Sellers agree to adjust the Cash Consideration set forth above to be paid to Sellers to compensate for movements in Purchaser's stock price and the NOK/USD exchange rate between the date hereof and the Effective Date, subject to certain limitations. Specifically, the Cash Consideration set forth above will be adjusted at the Effective Date according to the following formula:

        Adjustment to Cash Consideration =
        NOK 142,350,750 -- (Average Stock Price x 750,000 x Exchange Rate)

     If the adjustment referred to above is a positive number, the Cash Consideration shall be increased by an amount equal to such positive number. If the adjustment is a negative number, the Cash Consideration shall be decreased by an amount equal to such negative number. On the Effective Date, the Purchaser shall pay to the Sellers the Cash Consideration, as so adjusted.

     "Average Stock Price" shall mean the average Purchaser common stock closing price as reported in the New York Stock Exchange Composite Transaction List in The Wall Street Journal for the 10 Business Days ending on the last Business Day prior to the Effective Date, provided, however, that if the average Purchaser common stock closing price for the 10 Business Days ending on the last Business Day prior to the Effective Date is greater than USD 35.00 per share, the "Average Stock Price" shall be USD 35.00; provided, further, that if the average Purchaser common stock closing price for the 10 Business Days ending on the last Business Day prior to the Effective Date is less than USD 25.00 per share, the "Average Stock Price" shall be USD 25.00. Notwithstanding the foregoing, if the average Purchaser common stock closing price for the 10 Business Days ending on the last Business Day prior to the Effective Date is less than USD 20.00 per share, the Purchaser may either (i) terminate this Agreement by notice to Sellers or (ii) pay the following to Sellers at the Effective Date as additional Cash Consideration:

        (the amount by which USD 20.00 exceeds the average Purchaser common stock closing price for the 10 Business Days ending on the last Business Day prior to the Effective Date) x 750,000 x Exchange Rate.

     "Exchange Rate" shall mean the average NOK/USD exchange rate as reported by Dagens Naeringsliv for the 10 Business Days ending on the last Business Day prior to the Effective Date; provided, however, that if the average NOK/USD exchange rate for the 10 Business Days ending on the last Business Day prior to the Effective Date is greater than 6.4532 NOK/USD, the "Exchange Rate" shall be 6.4532; provided,
                                      4

further, that if the average NOK/USD exchange rate for the 10 Business Days ending on the last Business Day prior to the Effective Date is less than 6.2002 NOK/USD, the "Exchange Rate" shall be 6.2002.

     3.4 Interest: The Sellers shall be entitled to interest on the Purchase Price at the rate of 5% p a for the period beginning on the sixth Business Day after the date the SEC has declared the Registration Statement effective under the Securities Act and ending on the earlier of (i) the last Business Day prior to the Effective Date and (ii) 60 days from the date hereof. In the event the Effective Date has not taken place within 60 days from the date hereof and the Sellers do not exercise the option to terminate this Agreement after 60 days under Clause 5.4, the Sellers shall be entitled to interest on the Purchase Price at the rate of 10% p a for a period beginning on the 61st day after the date hereof and ending on the last Business Day prior to the Effective Date. Interest accrued shall be paid by the Purchaser to the Sellers at the Effective Date.

4  DUE DILIGENCE

     The Purchaser and its advisers have had, prior to the date of this Agreement, full access and opportunity to carry out a due diligence review of the Sellers and the Subsidiaries. The Purchaser and any person authorised by it have been given full access to the business, properties and the books and records relating to such financial, accounting, tax, legal, employment and customer related matters of the Sellers and the Subsidiaries as the Purchaser has required.

5  EFFECTIVE DATE

     5.1 The Parties agree that the Assets, Business and the Assumed Liabilities shall be acquired by the Purchaser on the Effective Date.

     Subject to the provisions of this Clause 5, the closing shall take place at the offices of Norsk Vekst ASA in Oslo, Norway on the Effective Date.

     The Sellers shall, on or prior to the Effective Date, deliver the following documents to the Purchaser:

        a) A certified copy of the Company Certificate (firmaattest) and Articles of Association (vedtekter) of each of the Sellers and the Subsidiaries.

        b) Certified copies of minutes of a meeting of the Board of Directors and of the shareholders' meeting of each of the Sellers authorising the sale of the Business and the Assets to the Purchaser and the assumption of the Assumed Liabilities by the Purchaser on the terms and conditions set out in this Agreement.

     5.2  On the Effective Date the Sellers shall also:

        a) deliver to the Purchaser such notification to public registry, and such bills of sale, deeds, assignments and similar instruments, as shall be required to formally transfer ownership of the Assets to the Purchaser duly executed by the Sellers;

        b) make available for collection by the Purchaser the originals of the Contracts (to the extent available in writing);

        c) execute and deliver to the Purchaser deeds of assignment or novation in the agreed terms (to the extent that the same may be legally or equitably assignable or otherwise subject to Clause 11) of the benefit (subject to the burden) of the Contracts including any monies due or owing to the Sellers under the Contracts;

        d) deliver to the Purchaser all the share certificates for the Shares with duly executed transfers in favour of Purchaser;

        e) deliver to the Purchaser a certificate from the Chairman of the Board of Directors of Nodeco to the effect that each of the statements in Schedule 6 is true and accurate on the Effective Date and does not omit any material fact and that the Sellers have complied with all covenants required to be complied with by them prior to the Effective Date; and

         f) deliver to the Purchaser duly executed Shareholders guarantees in accordance with Schedule 13.

                                      5

     5.3  On the Effective Date the Purchaser shall:

        a) satisfy the Cash Consideration referred to in Clause 3.2, as adjusted by Clause 3.3, by payment of the Cash Consideration as adjusted, together with interest accrued on the Purchase Price, if any, pursuant to Clause 3.4, to the Sellers nominated bank account;

        b) deliver to Nodeco share certificates (without any restrictive legends) issued in the name of Nodeco representing the Consideration Shares together with the prospectus which will be included in the Purchaser's Registration Statement on Form S-3 or other appropriate form with respect to the Consideration Shares (the "Registration Statement");

        c) deliver to the Sellers counterparts of the documents referred to in Clause 5.2.c duly executed and acknowledged as appropriate by the Purchaser;

        d) deliver to the Sellers a certified copy of minutes of the Board of Directors of the Purchaser approving the entering into by the Purchaser of this Agreement, the issuance of the Consideration Shares to the Sellers, the payment of the Cash Consideration referred to in Clause 3.2, as adjusted by Clause 3.3, the filing of the Registration Statement with the SEC and the entering into of and any other documents referred to in this Agreement;

        e) deliver to the Sellers a certificate from the Secretary of the Purchaser to the effect that each of the statements in Schedule 9 is true and accurate on the Effective Date and does not omit any material fact and that the Purchaser has complied with all covenants required to be complied with by it prior to the Effective Date; and

         f) deliver to the Sellers a confirmation of Ministry Approval, unless the Purchaser, in its sole discretion, has waived the requirement of Ministry Approval.

All the Assets are transferred "as is, where is" at the Effective Date.

     5.4 In the event the SEC has not declared the Registration Statement effective and all stop orders have not been removed within 60 days from the signing of this Agreement, or, unless the Purchaser has waived the requirement of Ministry Approval, in the event the Purchaser has not obtained Ministry Approval within 60 days from signing of this Agreement, the Sellers shall have the right to terminate this Agreement. The Sellers may only exercise such option to terminate this Agreement by delivery to the Purchaser of a written notice to such effect within 5 Business Days after such 60 day time limit has elapsed. In the absence of such timely notice, a new period shall run for another 60 days after which, in the event the SEC has not declared the Registration Statement effective and all stop orders have not been removed within 120 days from the signing of this Agreement, or, unless the Purchaser has waived the requirement of Ministry Approval, in the event the Purchaser has not obtained Ministry Approval within 120 days from signing of this Agreement, each Party shall have the right to terminate this Agreement. Each Party may only exercise such option to terminate this Agreement by delivery to the other Parties of a written notice to such effect within 5 Business Days after such 120 days time limit has elapsed.

6  APPROVAL BY THE MINISTRY OF INDUSTRY AND ENERGY

     6.1 At the signing of this Agreement the Purchaser shall provide the Sellers with a copy of the completed draft application for Ministry Approval in form and substance acceptable to Nodeco.

     The Purchaser undertakes to apply for Ministry Approval immediately after signing of the Agreement. In the event further information is required by the Ministry of Industry and Energy, the Parties shall co-operate in presenting such information.

     The Purchaser shall be entitled to terminate the Agreement in the event Ministry Approval is not obtained, unless the Purchaser, in its sole discretion, has waived the requirement of Ministry Approval.

7  SELLERS' COVENANTS

     The Sellers hereby covenant and agree with the Purchaser that from the date hereof until the Effective Date, the Sellers shall and shall cause each Subsidiary to:
                                      6

          (i) conduct the business of the Sellers and the Subsidiaries in the ordinary and usual course, consistent with past practices.

         (ii) not without the Purchaser's prior approval, issue shares of the Sellers' or the Subsidiaries' stock, grant any options, warrants or other rights to purchase such stock; declare or pay any dividends; redeem any stock; amend the Articles of Association or the Bylaws of either Seller or any Subsidiary; sell, pledge or dispose of any assets of either Seller or any Subsidiary (other than in the ordinary and usual course of business, consistent with past practice); grant to any director, officer or employee any increase in compensation or any severance or termination pay in excess of what is consistent with prior business practice (except as required by law); or establish any new or increase any existing pension plans, profit sharing plans or employee benefits; acquire any corporation, partnership or other business organisation; incur any indebtedness other than in the ordinary and usual course of business consistent with past practice; grant any guarantee or financial support of any kind to third parties other than in the ordinary and usual course of business consistent with past practice; enter into any material contracts or engage in any transaction which, even though in the ordinary and usual course of business, is not consistent with the prior business practice of the Sellers or the Subsidiaries; or make any changes in the accounting principles and practises of the Sellers or the Subsidiaries.

         (iii) not adopt or file a plan of complete or partial liquidation, dissolution, merger or other reorganisation.

         (iv) not do anything that may cause the Sellers' warranties to become incorrect.

         (v) make all reasonable efforts to preserve intact all licenses and permits of the Sellers and the Subsidiaries and maintain the business relationships of the Sellers and the Subsidiaries.

         (vi) pay any taxes (social security premiums included) or other amounts owed and to file any tax returns or other similar filings required by applicable law.

        (vii) each Seller shall call and hold a meeting of its shareholders at which meeting such shareholders will be asked to approve the sale of the Business and the Assets to the Purchaser and the assumption of the Assumed Liabilities by the Purchaser, provided that each Seller shall use its best efforts to hold such meeting as promptly as is practicable following the declaration by the SEC of the effectiveness of the Registration Statement.

     The Purchaser shall be given full access at all reasonable times to the premises and records of the Sellers and the Subsidiaries and the Sellers shall upon request furnish information regarding the Business requested by the Purchaser.

8  SELLERS' WARRANTIES AND INDEMNIFICATION

     8.1  The Sellers warrant to the Purchaser that at the date hereof:

          a)   Each of the statements in the Schedules (except Schedules 9 and
               13) is true and accurate and the Schedules do not omit any material fact;

          b) the Sellers have, to the best of their knowledge, provided all information relating to the Sellers and the Subsidiaries and their respective affairs which would be material to the Purchaser for the valuation of the Business and the Assets;

     8.2 If any one or more of the warranties in Clause 8.1 or in the Schedules are untrue, inaccurate, misleading or breached at the Effective Date, the Cash Consideration to be paid at the Effective Date shall be reduced by the Deficiency Amount (as such term is defined below); provided that if the Purchaser provides written notice to the Sellers, or the Sellers provide written notice to the Purchaser, that the aggregate Deficiency Amount is in excess of NOK 44,000,000, the Parties shall use their reasonable best efforts to reach an agreement with respect to the sale of the Business to the Purchaser on mutually acceptable terms; provided further that if the Parties are unable to reach such an agreement within
                                      7

10 Business Days following delivery of any such notice, any Party may terminate this Agreement by delivery to the other Parties of a written notice to such effect within 5 Business Days after such 10 Business Day time limit has elapsed. The "Deficiency Amount" shall equal, as applicable, the value at the Effective Date of the specific Assets (or portions thereof) and the specific Assumed Liabilities (or portions thereof) that resulted in the warranties in Clause 8.1 and the Schedules being untrue, inaccurate, misleading or breached; provided that "Deficiency Amount" shall not include any indirect or consequential loss or damage, including, but not limited to, loss of goodwill or similarly related indirect losses or damages. If any one or more of the warranties in Clause 8.1 and the Schedules are untrue, inaccurate, misleading or breached at the Effective Date, but such untrue, inaccurate, misleading or breached warranty is not discovered until after the Effective Date, the Sellers shall promptly reimburse to the Purchaser an amount equal to the Deficiency Amount, plus interest on such amount at the rate of 8% per annum from the Effective Date until the date of repayment.

     To the extent that any third party presents a claim against the Purchaser or any Subsidiary related to events that occurred prior to the Effective Date and such claim has not resulted in the reduction of the Cash Consideration at the Effective Date or a reimbursement by the Sellers to the Purchaser as described in the immediately preceding paragraph, the Sellers shall indemnify and hold harmless the Purchaser and the Subsidiaries, as the case may be, against all losses, claims, damages, liabilities, costs or other expenses ("Losses") relating to such third party claims that the Purchaser or any Subsidiary, as the case may be, may reasonably incur or become subject to, insofar as such Losses (or actions in respect thereof) arise out of, are based upon or are in connection with any untrue, inaccurate, misleading or breached warranty made by the Sellers under Clause 8.1 or the Schedules, by reimbursing the Purchaser an amount equal to such Losses, provided that Losses shall not include any indirect or consequential loss or damage, including, but not limited to, loss of goodwill or similarly related indirect losses or damages.

     The Sellers shall without undue delay be notified of any third party claim for which indemnification will be sought by the Purchaser or any Subsidiary under this Agreement and the Sellers will have the right to assume control and direct defence thereof using counsel selected by the Sellers provided that such counsel shall not have a conflict with the Purchaser in connection with such legal representation. The Parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim shall be settled without the prior written consent of the Sellers. If a firm written offer is made to settle any such third party claim and the Sellers propose to accept such settlement, and the Purchaser refuses to consent to such settlement, then the Sellers shall be excused from and the Purchaser shall be solely responsible for all further defence of such third party claim. The maximum liability for the Sellers relating to such third party claim shall be the amount of the proposed settlement.

     For a period of three years from the Effective Date, the Sellers will indemnify and hold harmless the Purchaser and the Subsidiaries as the case may be against any and all Losses (including deficiencies, taxes, interest and penalties) they may reasonably incur or become subject to, insofar as such Losses arise out of, are based upon or are in connection with a claim by any taxing authority for any taxes allocated or attributable to any period ending on or before the Accounts Date, which has not been included in the Accounts; provided however, that this indemnity shall only apply if the Purchaser and the Subsidiaries have given the Sellers the right to take all action to refute such claim by such taxing authority.

     The Sellers shall promptly reimburse each indemnified party for all legal or other expenses reasonably incurred by it in connection with investigating or defending any Losses, including any amounts paid in settlement of any litigation commenced or threatened if such settlement is effected with a prior written consent of the Sellers.

     The liability of the Sellers under this Clause 8.2 (other than liability under the fourth paragraph hereof) shall not arise unless the aggregate amount of all claims (other than claims under the fourth paragraph hereof) exceeds NOK 4,000,000, in which event the liability of the Sellers shall be limited to the amount in excess of NOK 4,000,000. The liability of the Sellers under the fourth paragraph of this Clause 8.2 shall not arise unless the aggregate amount of all claims under the fourth paragraph of this Clause 8.2 exceeds NOK

                                      8

1,000,000, in which event the liability of the Sellers shall be limited to the amount in excess of NOK 1,000,000.

     8.3 The liabilities of the Sellers in respect of the warranties (except those referred to in Clause 8.2, fourth paragraph above) shall terminate one year after the Effective Date unless written notice of the matter complained of (giving such details as shall be reasonably practicable) shall have been given by the Purchaser to the Sellers prior to the expiry of such one year period.

     8.4 The Sellers' liability under this clause shall under no circumstances exceed in aggregate NOK 75 million. No claim shall be made in respect of indirect or consequential loss or damage.

     8.5 The Sellers shall not be liable for any claim under this Clause 8, when the claim or the issues and circumstances giving rise to the claim is disclosed to the Purchaser in the Accounts, in the Disclosure Letter or during the Purchaser's due diligence review of the Sellers and its Subsidiaries, provided, however, the Sellers can prove beyond reasonable doubt that such disclosure has taken place.

     8.6 The Sellers' liability under this clause shall be guaranteed by the Shareholders in a joint but not several manner and in the form set forth in
Schedule 13 and none of the Shareholders shall be responsible towards the Purchaser for more than its percentage of any claim presented which is equal to its guarantee percentage as set out in Schedule 7.

     8.7 The warranties in Clause 8.1 and the Schedules, and the remedies available to the Purchaser in case of breach of warranties set out in this Agreement, are exhaustive and the Sellers shall have no liability to the Purchaser other than as set out in this Agreement.

9  PURCHASER'S WARRANTIES AND INDEMNIFICATION

     9.1 The Purchaser warrants to the Sellers that at the date hereof each of the statements in Schedule 9 is true and accurate and Schedule 9 does not omit any material fact.

     9.2 Purchaser shall indemnify and hold harmless each Seller against all Losses it may reasonably incur or become subject to under the Securities Act, the Securities Exchange Act of 1934, as amended, or otherwise, insofar as such Losses (or actions in respect thereof) arise out of, are based upon or are in connection with (1) any untrue, inaccurate, misleading or breached warranty made by the Purchaser under Clause 9.1 or Schedule 9; (2) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the prospectus included therein, or any amendments, supplements or exhibits thereto or material incorporated by reference therein, or the omission or alleged omission to state in such documents a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Purchaser will not be liable under this clause (2) to the extent Losses are based on an untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information relating to either Seller or any Subsidiary furnished in writing by either Seller or any Subsidiary to the Purchaser expressly for inclusion therein; or (3) the failure of the Purchaser to comply with the Securities Act or any other law, rule or regulation with respect to the distribution of the Consideration Shares to the Sellers.

     The Purchaser shall without undue delay be notified of any third party claim for which indemnification will be sought by either Seller under this Agreement and the Purchaser will have the right to assume control and direct defence thereof using counsel selected by the Purchaser provided that such counsel shall not have a conflict with the Sellers in connection with such legal representation. The Parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim shall be settled without a prior written approval of the Purchaser. If a firm written offer is made to settle any such third party claim and the Purchaser proposes to accept such settlement, and the Sellers refuse to consent to such settlement, then the Purchaser shall be excused from and the Sellers shall be solely responsible for all further defence of such third party claim. The maximum liability for the Purchaser relating to such third party claim shall be the amount of the proposed settlement.

     9.3 Purchaser shall promptly reimburse each indemnified party for all legal or other expenses reasonably incurred by it in connection with investigating or defending any Losses, including any amounts

                                      9

paid in settlement of any litigation commenced or threatened if such settlement is effected with the prior written consent of the Purchaser.

10  THE REGISTRATION STATEMENT; SALE OF CONSIDERATION SHARES

     10.1 The Purchaser shall prepare and file with the SEC as soon as is reasonably practicable after the date hereof the Registration Statement which provides for the registration under the Securities Act of the Consideration Shares to be issued to the Sellers pursuant hereto. The Purchaser shall use its reasonable best efforts to (a) cause the Registration Statement to become effective as promptly as practicable, (b) remove any stop order that may be issued by the SEC with respect thereto, and (c) take all or any action necessary or required under applicable federal or state securities laws in connection with the issuance of the Consideration Shares to the Sellers pursuant hereto. The Purchaser shall immediately notify the Sellers when the SEC has requested any additional information regarding the Registration Statement, declared the Registration Statement effective or issued or removed any stop order with respect thereto. The Purchaser shall use its best efforts to cause the Consideration Shares to be listed on the New York Stock Exchange.

     10.2 Sellers agree to use their reasonable best efforts to sell any Consideration Shares in an orderly manner and to provide Purchaser with prior notice of its intention to sell such stock.

11  THE CONTRACTS

     11.1 The Purchaser shall in respect of the period after the Effective Date use its reasonable best efforts to meet its obligations under the Contracts. Insofar as any consents or licences to the transfer or assignment of the benefit and burden of the Contracts have not been obtained on the Effective Date, or if such benefit or burden cannot effectively be so transferred or assigned to the Purchaser except with the consent of or by an agreement with the other party or parties thereto, then:

        a) the Sellers shall use their reasonable best efforts to obtain the consent of such other party or parties to the Contracts being novated or assigned in terms reasonably acceptable to the Purchaser; and

        b) unless and until all of the Contracts shall have been so novated or assigned, the Sellers shall provide to the Purchaser from the Effective Date the benefit and burden of the Contracts as if the same had been effectively novated or assigned to the Purchaser.

     The Sellers do not warrant that the Contracts are assignable or transferable and shall not be liable or responsible in the event any of the Contracts are cancelled or terminated due to the Purchaser's acquisition of the Business.

     11.2 The Purchaser shall indemnify and hold harmless the Sellers against any and all Losses they may reasonably incur or become subject to, insofar as such Losses arise out of, are based upon or are in connection with the non-performance or the defective or negligent performance after the Effective Date by the Purchaser of any Contracts. The indemnification hereunder shall, however, not apply if the Purchaser's non-performance or the defective or negligent performance is caused by the Sellers by any breach of representations or warranties set out in this Agreement or the schedules hereto.

     11.3 After the Effective Date the Sellers will assist the Purchaser in notifying all existing customers of the Business in writing (in such form and at such times as the Purchaser may reasonably require) of the sale of the Business to the Purchaser and the arrangements being made in respect thereof and the Sellers will use their reasonable best efforts to obtain the written consent of such customers to such arrangements.

12  INDEMNITY BY THE PURCHASER

     In the event the Sellers receive any invoice or in the event a claim is presented to the Sellers in any other way after the Effective Date and such claim relates to the Assumed Liabilities, the Sellers shall without undue delay send the invoice or written documents relating to the claim to the Purchaser and the Purchaser shall pay the claim directly to the third party on the due date.

                                      10

     The Purchaser shall indemnify and hold harmless the Sellers against all Losses they may reasonably incur or become subject to, insofar as such Losses arise out of, are based upon or are in connection with any of the Assumed Liabilities under this Agreement. The Purchaser shall furthermore indemnify and hold harmless the Sellers against all Losses (including deficiencies, taxes, interest and penalties) they may reasonably incur or become subject to, insofar as such Losses arise out of, are based upon or are in connection with a claim by any taxing authority for any taxes allocated or attributable to any period ending on or before the Effective Date; provided, however, that this indemnity shall only apply if the Sellers have given the Purchaser the right to take all action to refute such claim by such taxing authority.

     The indemnification hereunder shall, however, not apply if the Loss is caused by the Sellers by any breach of representations or warranties set out in this Agreement or the schedules hereto.

13  BOOKS AND RECORDS

     The Sellers shall on the Effective Date (insofar as the Sellers are not required to retain the same under Norwegian law or otherwise) deliver to the Purchaser all of the books, records, files, papers and other documents of the Sellers and the Subsidiaries related to the Business and in particular the Sellers shall deliver to the Purchaser the original executed copies of the Contracts.

     The Purchaser will for a period of ten years keep safely in Norway all such books, records, files, papers and other documents related to the Business as the Sellers shall transfer or cause to be transferred to the Purchaser and shall afford the Sellers reasonable access thereto, during reasonable business hours after notice, for as long as shall be necessary to enable the Sellers to deal with its taxation and other liabilities in respect of the period up to the Effective Date and will permit the Sellers and its servants, agents and professional advisers upon reasonable notice to make copies at the Sellers' expense of such books, records, files, papers and other documents for the purpose of answering any query raised or disposing of any dispute in relation thereto.

14  NON-COMPETITION

     For a period of two years following the Effective Date neither the Sellers nor any person, group, partnership, corporation or entity that controls or is controlled by or under common control with the Sellers ("Seller Affiliate") will compete, directly or indirectly, with the Purchaser or any person, group, partnership, corporation or entity that controls or is controlled by or under common control with the Purchaser ("Purchaser Affiliate") in designing, manufacturing, selling, renting or running liner hangers, packers and gas lift valves and systems. Furthermore, no Seller or Seller Affiliate will solicit for employment any employee of the Purchaser or Purchaser Affiliate, including any employee of a Seller or a Subsidiary who becomes an employee of the Purchaser or a Purchaser Affiliate.

15  COSTS AND TAXES

     Each party shall pay its own costs in relation to the negotiations leading up to the sale and purchase of Assets contemplated by this Agreement and the preparation and carrying into effect of this Agreement and of all other documents referred to herein.

     The Purchaser shall be liable for all costs and expenses with respect to preparing, filing and printing the Registration Statement and distributing the prospectus contained therein and listing the Consideration Shares on the New York Stock Exchange and all fees, duties and administrative fees payable in connection with the sale and the purchase of the Assets contemplated hereby, including, but not limited to, any registration fees and taxes for the transfer of the title to any of the Assets and any value added taxes.

16  SUCCESSORS AND ASSIGNS

     This Agreement shall inure to the benefit of and be binding upon the parties and the successors in interest to the parties, but shall not be assignable by either party, except as provided for below.

                                      11

     The Purchaser shall be entitled to assign this Agreement to a Norwegian subsidiary, but the Purchaser shall always remain jointly and severally liable with its Norwegian subsidiary for all of the Purchaser's obligations and liabilities under this Agreement.

17  CHANGE OF NAME

     The Sellers shall change the name of each Seller not later than at the Effective Date and undertake to send the relevant form to the Central Register to have the name deregistered not later than two Business Days after the Effective Date. The Purchaser shall be entitled to exclusive use of the name of each Seller from and after the Effective Date.

18  BROKERAGES AND COMMISSIONS

     No party, including Paine Webber Incorporated, is entitled to receive from the Purchaser any finder's fee, brokerage or commission in connection with this Agreement.

19  ANNOUNCEMENTS

     19.1 No announcement concerning this sale and purchase or any ancillary matter will be made before, on, or after the Effective Date, by any of the parties hereto except as required by law, the Oslo Stock Exchange, the New York Stock Exchange or with approval of the other parties (such approval not to be unreasonably withheld or delayed). Each party agrees to notify the other party prior to any announcement and provide the other Party the opportunity to review prior to dissemination and to co-ordinate joint announcement efforts. Notwithstanding the foregoing, the Parties will issue a joint press release immediately after execution of this Agreement.

20  NOTICES AND RECEIPTS

     20.1 Any notice or other documents to be provided under this Agreement may be delivered or sent by registered mail or telex or telefax to the party to receive such notice or document at its address appearing in this Agreement or at such other address as it may have notified to the other parties in accordance with this Clause.

     The Sellers appoint Norsk Vekst AS, P.O.Box 1223 Vika, 0110 Oslo, telefax
(47) 22 83 89 29, as their agent for service of any indemnification claim or notice.

     Notice to the Purchaser shall also be sent to Advokatfirmaet Schj6dt, attention: Erling Christiansen, Dronning Maudsgt 10, Postboks 2444, Solli, N-0201 Oslo.

     20.2  Any notice or document shall be deemed to have been served:

          a)   if delivered, at the time of delivery; or

          b) if posted, at 10.00 a.m. on the fifth Business Day after it was put into the post; or

          c) if sent by telefax, at the expiration of 2 hours after the time of receipt of the correct answerback or telefax confirmation, if such answerback or confirmation is received before 3.00 p.m. or any Business Day, and in any other case at 10.00 a.m. on the next Business Day.

     20.3 In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted as registered mail or that the telefax message was properly addressed and the correct answerback or telefax confirmation was received as the case may be.

21  GENERAL PROVISIONS

     Reasonable efforts, consents, approvals and waivers. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable (a) to consummate and make effective, in the most expeditious manner

                                      12

practicable, the transactions contemplated by this Agreement, including, without limitation, (i) the obtaining of all necessary consents, approvals or waivers required in connection with the consummation of the transactions contemplated by this Agreement (provided that no such consent, approval or waiver shall require such party to take any action that would impair the value that such party reasonably attributes to the transactions contemplated by this Agreement) and
(ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; and (b) to defend any non-regulatory lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed.

     21.2 Amendment and Waiver. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

     21.3 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

22  ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES

     22.1 This Agreement, the Schedules attached hereto and the Disclosure Letter constitute the entire agreement and supersede all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof and neither this nor any documents delivered in connection with this Agreement confers upon any person not a party hereto any rights or remedies hereunder.

                                      13

23  LAW AND JURISDICTION

     This Agreement shall be governed by and construed in accordance with the laws of Norway and the Parties hereby irrevocable submit to the exclusive jurisdiction of Oslo City Court.

Sellers' signatures:                   Purchaser's signature:

NODECO AS                              WEATHERFORD ENTERRA, INC.

By /s/ Lars A. Grinde                  By /s/ H. Suzanne Thomas

Name:  Lars A. Grinde                  Name:  H. Suzanne Thomas

Title:  Attorney-in-Fact               Title:   Sr. Vice President, Secretary
                                                and General Counsel

AARBAKKE AS

By /s/ Lars A. Grinde

Name:  Lars A. Grinde

Title:  Attorney-in-Fact

                                      14

                                  APPENDIX B:

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 10-K

     [X]     ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995
                                       OR
     [ ]     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
            FOR THE TRANSITION PERIOD FROM .......... TO ...........

                          COMMISSION FILE NUMBER 1-7867

                          WEATHERFORD ENTERRA, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                       74-1681642
    (STATE OR OTHER JURISDICTION OF                         (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NO.)

  1360 POST OAK BOULEVARD, SUITE 1000                             77056
             HOUSTON, TEXAS                                      (ZIP CODE)
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                 (713) 439-9400
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

           SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                                                        NAME OF EACH EXCHANGE ON
    TITLE OF EACH CLASS                                      WHICH REGISTERED
Common Stock, $.10 par value                             New York Stock Exchange

        SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT: None

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to
such filing requirements for the past 90 days.  Yes   [X]     No   [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein and will not be contained, to the best of the registrant's knowledge, in the Proxy Statement or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ].

     The aggregate market value of the outstanding Common Stock of the registrant held by non-affiliates of the registrant as of March 19, 1996, based on the closing sale price of the Common Stock on the New York Stock Exchange on said date, was $1,220,777,845.

     There were 51,089,042 shares of Common Stock of the registrant outstanding as of March 19, 1996.

                     DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the Proxy Statement issued in connection with the 1996 Annual Meeting of Stockholders are incorporated into Part III of this Report.

                                    PART I

ITEM 1.  BUSINESS.

                           INTRODUCTION TO BUSINESS

     Weatherford Enterra, Inc. (formerly Weatherford International Incorporated ("Weatherford")) was organized under the laws of the State of Delaware in 1970. The "Company" or "Weatherford Enterra", as used herein, refers to Weatherford Enterra, Inc. and its subsidiaries and affiliates, unless the context indicates otherwise.

     Weatherford Enterra is a diversified international energy service and manufacturing company that provides a variety of services and equipment to the exploration, production and transmission sectors of the oil and gas industry. The Company's principal business segments include (i) the oilfield services segment, which consists of renting specialized oilfield equipment, providing fishing, well control assistance and other downhole services and related tools, and providing tubular running services and related tools; (ii) the energy products and services segment, which consists of manufacturing, selling and servicing a variety of products, including cementation products, power equipment, fishing and milling tools and heavy wall drill pipe, gas lift valves, production and service packers and related equipment, electrical and instrumentation control systems and pedestal-mounted marine cranes; (iii) the gas compression segment, which consists of manufacturing, packaging, selling, renting and servicing reciprocating natural gas compressors; and (iv) the pipeline services segment, which consists of manufacturing, selling and renting specialized pipeline equipment and services. Weatherford Enterra operates in virtually every oil and gas exploration and production region in the world, with more than 330 locations in 47 countries, including the United States.

     Since 1991, the Company's management has implemented a business strategy focused on offering a broader mix of services and products in domestic and international markets, becoming a leading participant in each of its core businesses and pursuing cost efficiencies in both its existing operations and its newly-acquired businesses. Management has pursued this strategy through a series of acquisitions, the most significant of which was the merger (the "Enterra Merger") with Enterra Corporation ("Enterra") in October 1995, pursuant to which all outstanding shares of Enterra common stock were exchanged for approximately 23.7 million shares of the Company's Common Stock (after giving effect to a contemporaneous one-for-two reverse stock split of the Company's Common Stock). On December 15, 1995, the Company acquired the assets of Energy Industries, Inc. and Zapata Energy Industries, L.P. (collectively, "Energy Industries"), a gas compression business complementary to the Company's existing gas compression business, for approximately $130 million, subject to adjustment, and the assumption of certain current liabilities.

     The Enterra Merger and the acquisition of Energy Industries provided complementary products and services, increased the Company's worldwide market share in its existing rental tool and fishing and downhole services businesses, provided gas compression and pipeline services as new "core" businesses, added several additional energy products and services businesses and improved profitability and cash flow through anticipated annualized consolidation savings in excess of $55 million.

     Including the Enterra Merger and the acquisition of Energy Industries, the Company has acquired 23 businesses since November 1991 for a total consideration of approximately $950 million, of which approximately 75% has been financed through the issuance of the Company's Common Stock. As a result of these acquisitions, management believes it has positioned Weatherford Enterra as a market leader in the oilfield services segment, the gas compression segment and the pipeline services segment and in certain businesses included in the energy products and services segment while significantly expanding and diversifying the Company's geographic operations and product and service offerings. The acquisitions have allowed the Company to expand its product and service lines, improve its worldwide market position and realize significant consolidation cost savings.

                             RECENT DEVELOPMENTS

     The Company has entered into a letter of understanding with and currently is engaged in negotiations relating to the possible acquisition of the assets and business of Nodeco AS, a Norwegian company engaged in the energy products business. There can be no assurance that a definitive agreement will be reached or that such acquisition will be consummated.

     The Company intends to file in the first quarter or early in the second quarter of 1996 a shelf registration statement with the Securities and Exchange Commission with regard to the possible issuance of public indebtedness. The Company will determine whether to issue any such public indebtedness based upon then existing market conditions; however, there can be no assurance that the Company will issue any such public indebtedness.

                  FINANCIAL INFORMATION BY INDUSTRY SEGMENT

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 9 of Notes to Consolidated Financial Statements contained elsewhere herein for additional information.

                           DESCRIPTION OF BUSINESS

     Weatherford Enterra is a diversified international energy service and manufacturing company that provides a variety of services and equipment to the exploration, production and transmission sectors of the oil and gas industry. The Company operates in four industry segments -- oilfield services, energy products and services, gas compression and pipeline services.

     OILFIELD SERVICES. Weatherford Enterra rents a full line of specialized equipment and tools and tubular goods for drilling, completion and workover of oil and gas wells. Operators and drilling contractors often find it uneconomic to maintain complete inventories of tools, drill pipe and other equipment and therefore supplement such inventories by renting. Items rented include pressure control equipment (such as blowout preventers, high-pressure valves, accumulators, adapters and choke and kill manifolds); drill pipe, drill collars and tubing; pipe handling equipment (such as elevators, spiders, slips, tongs and kelly spinners); and fishing tools (such as milling tools, casing cutters, jars, spears, overshots and whipstocks). Weatherford Enterra also provides fishing, milling and cutting services, which consist of removing or otherwise eliminating "fish" or "junk" in a well (such as cables, pipes, casing, well bore tools or debris) that is causing an obstruction. An essential step in the fishing operation is the proper selection and assembly of the fishing string. Items that might be on a fishing string include jars, subs, overshots (external), spears (internal), milling tools, casing cutters and other tools for retrieving or eliminating the "fish". The Company also provides pipe recovery electric wireline services and coring services. In addition, Weatherford Enterra provides well control assistance services in critical well situations (such as a well blow-out or a high pressure sour gas well). Management believes that, based on total revenues, Weatherford Enterra is the leading worldwide supplier of rental tools and provider of fishing and other downhole services.

     Weatherford Enterra provides services and equipment used to "make up" threaded tubular connections and to "run" tubulars that are used during the drilling, completion and workover of oil and gas wells. Tubulars include casing, tubing, special high alloy chrome pipe and fiberglass reinforced pipe. Casing is pipe installed (or run) in a wellbore to protect the structural integrity of the wellbore and to seal various zones in the well. Tubing is small diameter pipe run in a producing well through which oil and gas is produced. These services and related equipment ensure the mechanical integrity and leak-tight performance of tubular connections. In running tubulars, Weatherford Enterra personnel operate power tongs (similar in principle to hydraulic wrenches) and other related handling equipment, to connect the pipe as it is placed in the well, ensuring a good connection and minimizing thread damage. Management believes that, based on total revenues, the Company is the leading worldwide provider of tubular running services.

     ENERGY PRODUCTS AND SERVICES. Weatherford Enterra's energy products and services business consists of the manufacture, sale and servicing of a variety of products. The Company provides cementation products and trained cementation engineers to perform computerized well program studies, submit cementation proposals, finalize cementation plans and advise and assist during the cementation process. The Company does not provide cement pumping services. The Company's cementation products, marketed under the Weatherford trade name, include cementing products used to center casing strings in the wellbore (such as centralizers, wellbore wipers and scratchers); float equipment used in the cementation of the casing string to prevent cement from flowing back into the casing (such as guide shoes, float shoes and float collars); and stage tools used to set cement in the annular space between the wellbore and the casing string. The Company also sells various proprietary rubber and elastomer products that have broad drilling and tubular thread protection applications, in addition to applications in cementation services. Management believes that, based on total revenues, the Company is the leading worldwide manufacturer and supplier of cementation products.

     Weatherford Enterra designs, manufactures, sells and services power tongs and related pipe handling equipment used to provide tubular handling services; tubular connection testing equipment used to verify the integrity of connections; milling tools, cutters, overshots, whipstocks and wireline equipment used to provide fishing and other downhole services; heavy wall drill pipe; McMurry-Macco 3/5 gas lift and related equipment to increase the flow of oil; and Arrow 3/5 packers and related equipment to control the flow in oil and gas wells and to provide remedial stimulation and testing services in oil and gas wells. Weatherford Enterra, through Total Engineering Services Team, Inc. (TEST), provides electrical and instrumentation construction services to the worldwide oil and gas production industry and designs, builds, installs and services instrument control systems for electrical power generation packages used on offshore production platforms and associated offshore storage and handling facilities. The Company also designs, manufactures, sells and services American AeroT pedestal-mounted hydraulic cranes used on offshore production platforms, marine vessels and dockside locations.

     GAS COMPRESSION. Weatherford Enterra manufactures, packages, sells, rents and services gas compression units used for increasing natural gas pressure exiting the wellhead and within gas gathering systems, injecting natural gas into oil wells to enhance oil recovery, injecting natural gas into gas storage wells and other general uses such as cogeneration, seismic marine surveys and natural gas fueling stations. The acquisition of Energy Industries in December 1995 greatly expanded the Company's gas compression business through the addition of larger horsepower units and manufacturing and packaging capabilities. The Company is a major manufacturer of gas compressors ranging from 26 horsepower to 7200 horsepower. Weatherford Enterra currently offers an entire line of reciprocating gas compressors and is able to serve the international marketplace. Management believes that the Company is the second largest gas compressor rental company based on number of units and the fourth largest based on available horsepower.

     PIPELINE SERVICES. Weatherford Enterra's pipeline services business consists of CRC-Evans 3/5 pipeline equipment, CRC-Evans automatic welding services and Pipeline Induction Heat Ltd. ("PIH") services. The pipeline equipment segment includes the manufacture of conventional line travel pipeline construction equipment, the manufacture of specialized equipment for pipe coating plants and pipe handling systems for offshore lay barges and the manufacture of rehabilitation equipment for coating removal, surface preparation and recoating pipelines. The automatic welding segment includes the provision of proprietary automatic welding systems for use in pipeline construction. PIH offers specialized field joint coating and heat treatment services for use in pipeline construction. Management believes that, based on revenues, the Company is the leading worldwide manufacturer and supplier of conventional pipeline construction equipment.

PATENTS AND LICENSES

     The Company has followed a policy of seeking U.S. and non-U.S. patents and licenses for products and equipment that appear to have commercial applications. The Company believes its patents and licenses to be adequate for the conduct of its products and services businesses and, while it considers them to be valuable in the aggregate, the Company does not believe that its business is materially dependent on its patents or licenses. In management's opinion, engineering and production skills and application experience are more responsible for the Company's market position than are patents or licenses.

SEASONALITY

     Demand for the Company's oilfield services and energy products and services is generally affected by the seasonality of drilling activity. Higher activity generally is experienced in the spring, summer and fall. In the United States and Europe, the lowest drilling activity occurs during the early months of the year due to inclement weather; however, in Alaska and Canada, activity generally slows in the spring and early summer due to difficulty in moving equipment during the spring thaws. Weather conditions are not a significant factor in other geographic areas in which the Company offers oilfield services and energy products and services. Weather is not necessarily a significant factor in the Company's gas compression segment, although increased demand for gas during the winter months depletes gas reserves, thereby increasing the need for gas compression services. The pipeline services segment is generally affected by the weather due to constraints on pipeline construction during winter months due to inclement weather conditions and constraints during the spring and early summer due to spring thaws.

BACKLOG ORDERS

     At December 31, 1995, the Company's backlog of orders for products and equipment believed to be firm was approximately $63,800,000 compared to approximately $81,400,000 at December 31, 1994. Substantially all of such orders will be filled in 1996.

              INTERNATIONAL AND U.S. OPERATIONS AND EXPORT SALES

     The Company has manufacturing operations, either through direct ownership (including joint ventures) or through license arrangements, in the United States, Germany, Canada, Italy, The Netherlands and Saudi Arabia. The Company has product and equipment sales or service operations in more than 330 locations in 47 countries (including the United States).

     The Company's international operations traditionally have been more stable and profitable than its U.S. operations. International revenues in 1995, 1994 and 1993 were $387,235,000 (45% of total revenues), $293,673,000
(43% of total revenues) and $215,328,000 (43% of total revenues), respectively. Revenues for the United States segment included export sales to international customers of $65,465,000, $63,211,000 and $49,388,000 in 1995,
1994 and 1993, respectively.

     The following table sets forth the Company's revenues, acquisition-related costs and other unusual charges, operating income and identifiable assets attributable to each of its geographic segments. See Note 9 of Notes to Consolidated Financial Statements contained elsewhere herein for additional information.

                                              YEAR ENDED DECEMBER 31,
                                     -----------------------------------------
                                         1995           1994          1993
                                     -------------  -------------  -----------
                                                  (IN THOUSANDS)
REVENUES:
     United States.................  $     471,672  $     383,076  $   285,163
     Canada........................        106,491         75,809       25,811
     Europe........................        110,065         84,830       73,291
     Africa........................         57,450         41,574       38,168
     Other international...........        113,229         91,460       78,058
                                     -------------  -------------  -----------
                                     $     858,907  $     676,749  $   500,491
                                     =============  =============  ===========
ACQUISITION-RELATED COSTS AND OTHER
  UNUSUAL CHARGES:
     United States.................  $      43,276  $       2,500  $     4,000
     Canada........................          2,850             --           --
     Europe........................          4,302             --           --
     Africa........................            624             --           --
     Other international...........          8,119             --           --
     Corporate.....................         29,011             --           --
                                     -------------  -------------  -----------
                                     $      88,182  $       2,500  $     4,000
                                     =============  =============  ===========
OPERATING INCOME (LOSS):
     United States.................  $       5,745  $      28,924  $    17,996
     Canada........................         11,382         15,502        4,920
     Europe........................          3,088          3,023        5,607
     Africa........................         13,912         11,204        6,726
     Other international...........          4,267         12,490       22,239
     Corporate.....................        (38,212)        (5,439)      (7,817)
                                     -------------  -------------  -----------
                                     $         182  $      65,704  $    49,671
                                     =============  =============  ===========
IDENTIFIABLE ASSETS:
     United States.................  $     790,625  $     706,175  $   324,730
     Canada........................         73,368         89,462       35,943
     Europe........................        141,673        125,365       65,975
     Africa........................         40,299         38,708       30,526
     Other international...........        148,579        149,677      110,279
     Corporate.....................         64,316         44,583       68,149
                                     -------------  -------------  -----------
                                     $   1,258,860  $   1,153,970  $   635,602
                                     =============  =============  ===========

     The Company's international operations are subject to special considerations inherent in doing business outside the United States, including war, civil disturbances and governmental activities, which may limit or disrupt markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property without fair compensation. Certain areas, including Algeria, Nigeria, Angola and parts of the Middle East, have been subjected to political disruption or social unrest in the past twelve months. International operations also can be affected by U.S. laws and regulations limiting or prohibiting exports to, and operations in, certain countries, including Iran, Iraq, Libya, Cuba and

Nigeria. Government-owned petroleum companies in some of the countries in which the Company operates have adopted policies (or are subject to governmental policies) giving preference to the purchase of goods and services from companies that are majority-owned by local nationals. As a result of such policies, the Company relies on joint ventures, license arrangements and other business combinations with local nationals in these countries. In addition, political considerations may disrupt the commercial relationships between the Company and government-owned petroleum companies. Generally, business interruptions resulting from civil or political disruptions negatively impact near-term results of operations; however, management of the Company believes that it is unlikely that any specific business disruption caused by existing or foreseen civil or political instability will have a material adverse impact on the financial condition or liquidity of the Company.

                             INDUSTRY CONDITIONS

     The oil and gas industry in which the Company participates historically has experienced significant volatility. Demand for the Company's oilfield services and energy products and services depends primarily upon the number of oil and gas wells being drilled, the depth and drilling conditions of such wells, the volume of production, the number of well completions and the level of workover activity. Drilling and workover activity can fluctuate significantly in a short period of time, particularly in the United States and Canada.

     Drilling activity is largely dependent on the level and volatility of oil and gas prices. For the years ended December 31, 1995, 1994 and 1993, average worldwide drilling activity has remained relatively stable, at 1,711, 1,772 and 1,714 active rigs, respectively. Drilling activity outside of North America increased 3% in 1995 and decreased 5% in 1994 when compared to the prior year's average activity levels. U.S. drilling activity decreased 7% in 1995 and increased 3% in 1994 when compared to the prior year's average activity levels. Canadian drilling activity increased significantly in 1994 when compared to the average activity level in 1993 and increased slightly in 1995 when compared to the average activity level in 1994, but decreased in the last half of 1995.

     The willingness of oil and gas operators to make capital expenditures for the exploration and production of oil and natural gas will continue to be influenced by numerous factors over which the Company has no control, including the prevailing and expected market prices for oil and natural gas. Such prices are impacted by, among other factors, the ability of the members of the Organization of Petroleum Exporting Countries ("OPEC") to maintain price stability through voluntary production limits, the level of production by non-OPEC countries, worldwide demand for oil and gas, general economic and political conditions, costs of exploration and production, availability of new leases and concessions, and governmental regulations regarding, among other things, environmental protection, taxation, price controls and product allocations. However, worldwide exploration and production expenditures by the oil and gas industry increased approximately 9% in 1995 when compared to 1994 and management of the Company anticipates expenditures to increase in 1996. No assurance can be given as to the level of future oil and gas industry activity or demand for the Company's oilfield services and energy products and services.

     Demand for the Company's gas compression equipment and services depends primarily on demand for natural gas, the level and stability of natural gas prices, natural gas production and consumption, construction of gathering and storage systems, and the age and operating pressures of natural gas wells.

     Demand for the Company's pipeline equipment and services depends on various factors, including the price of oil and gas, the need for pipelines to transport oil and gas to areas of high demand, the age and condition of existing pipelines, political and economic influences, environmental and other governmental regulations, and the demand for rehabilitation and repair of existing pipeline systems. The existence of relatively few construction projects for large diameter oil and gas pipelines at any time causes substantial fluctuations in revenues from the sale or rental of equipment used in connection
                                      7

with such projects. Management of the Company anticipates that the rehabilitation and repair of existing pipeline systems, many in existence prior to 1970, should increase at some point in the future.

                                 COMPETITION

     OILFIELD SERVICES. The Company experiences significant price pressures in the markets in which it offers rental tools and fishing and other services, particularly in the U.S. markets. The principal methods of competition that apply to the Company's rental tools and fishing and other services are price, quality, availability and reputation. Weatherford Enterra competes with Baker Hughes Incorporated in most of the markets in which it participates. In addition, the Company competes with numerous small, single-site operators, larger concerns operating at multiple locations and various well servicing companies engaged in such businesses. Also, many customers own and operate large inventories of equipment they might otherwise choose to rent and have the ability to purchase additional equipment, as opposed to renting.

     The Company historically has enjoyed a strong competitive position in tubular running services in countries in which it operates outside the United States, but has experienced increasing competition and price pressures outside the U.S. market in recent years. The Company has experienced significant competition and price pressures in the U.S. tubular running services market. The principal methods of competition that apply to the Company's tubular running services business are price, quality, reputation and range of services offered. Weatherford Enterra competes with Frank's International, Inc. in all of the U.S. markets and in some international markets in which the Company participates. In addition, the Company competes with BJ Services Company in several of the international markets in which the Company participates. Several other small- to medium-sized companies compete with Weatherford Enterra on a regional basis in the United States and in certain other countries.

     Management expects competition and customer price pressures to continue in the foreseeable future in its international and U.S. oilfield services markets.

     ENERGY PRODUCTS AND SERVICES. The Company experiences significant competition in the pricing of its cementation products. Management of the Company believes that price will continue to be a significant factor considered in customer purchasing decisions in the foreseeable future. The principal methods of competition that apply to the Company's cementation products business are price, quality, availability and reputation. The Company competes with Halliburton Company and Davis-Lynch Inc. in most of the markets in which it participates.

     Weatherford Enterra has experienced competition in the pricing of virtually all of its other energy products and services businesses. The Company competes with small- to medium-sized companies as well as with larger companies and subsidiaries of large public companies having significant financial resources.

     GAS COMPRESSION. The Company has experienced competition in the pricing of its gas compression equipment and services. Management believes that by manufacturing a significant portion of the components used in its compressor systems, the Company has certain cost advantages over its competitors in the rental business that do not have similar manufacturing capabilities. The principal methods of competition are price, quality, reliability, delivery time and reputation. Management believes that price will continue to be a significant factor considered in customer purchasing and rental decisions in the foreseeable future. The Company competes with Tidewater Inc. and Hanover Compressors Company and various other small- to medium-sized companies.

     PIPELINE SERVICES. The Company's CRC-Evans pipeline business competes with various small-to medium-sized companies on a regional basis. However, management believes that these companies do not offer the broad range of products and services offered by the Company. The principal methods of competition are product reliability and performance, delivery, service, warranty and price.
                                      8

                                  CUSTOMERS

     The Company had no one customer that accounted for 10% or more of its revenues in 1995, 1994 or 1993.

                                  EMPLOYEES

     At December 31, 1995, the Company employed 6,451 persons, of whom 2,446 were in international locations and 4,005 were in the United States. Of the 6,451 employees, 3,719 were employed in the oilfield services segment, 1,436 in the energy products and services segment, 764 in the gas compression segment and 295 in the pipeline services segment, with 237 in administrative functions. The Company considers its employee relations to be satisfactory.

                              EXECUTIVE OFFICERS

     The names of the executive officers of the Company and certain information with respect to each of them are set forth below.

                 NAME                       AGE                             OFFICES
- ---------------------------------------     ---   ------------------------------------------------------------
Philip Burguieres......................     52    Chairman of the Board, President and Chief
                                                    Executive Officer
James R. Burke.........................     58    Senior Vice President and President -- Products and
                                                    Equipment
M. E. Eagles...........................     56    Senior Vice President and President -- Services
Norman W. Nolen........................     53    Senior Vice President, Chief Financial Officer and Treasurer
H. Suzanne Thomas......................     42    Senior Vice President, Secretary and General Counsel
Steven C. Grant........................     53    Vice President -- Corporate Development and Investor
                                                    Relations
Jon R. Nicholson.......................     42    Vice President -- Human Resources

     Mr. Burguieres was elected President and Chief Executive Officer of the Company effective April 3, 1991, a director effective April 23, 1991, and Chairman of the Board effective December 10, 1992. From January 1990 to November 1990, he was Chairman of the Board, President and Chief Executive Officer of Panhandle Eastern Corporation, a company that operates interstate natural gas transmission systems. From January 1987 to November 1989, he was Chairman of the Board, from January 1986 to November 1989, Chief Executive Officer, and from April 1981 to November 1989, President and Chief Operating Officer, of Cameron Iron Works, Inc., a manufacturer of oilfield equipment.

     Mr. Burke, who joined the Company on December 12, 1991 as Senior Vice President, Corporate Development and Marketing, became President of the Products Division effective March 1, 1994, Senior Vice President and Compression/Products President effective October 5, 1995 and Senior Vice President and President -- Products and Equipment effective March 15, 1996. From December 1989 to December 1991, he was an independent management consultant. From June 1983 to December 1989, he was Vice President of Corporate Development, and from 1976 to 1983, he was General Manager of a manufacturing operation, of Cameron Iron Works, Inc.

     Mr. Eagles, who joined the Company on March 1, 1993 as Executive Vice President and President and General Manager of the Rental and Fishing Tool Division, became Senior Vice President of the Company and President of the Services Division effective March 1, 1994. From June 1992 until March 1993, Mr. Eagles served as Senior Vice President of McDermott, Inc., a marine engineering construction company, and President of McDermott Energy Services, Inc.; and from November 1990 until June 1992, he served as Vice President of Marketing of McDermott, Inc. Prior thereto, Mr. Eagles was

                                      9

employed by Cameron Iron Works, Inc. for over 30 years and served as Vice President of Sales and Marketing from October 1981 until November 1990.

     Mr. Nolen joined the Company on April 29, 1991 as Senior Vice President, Chief Financial Officer and Treasurer. From March 1990 to April 1991, he was Vice President and Chief Financial Officer of Petro/Source Corporation, an oil gathering and marketing company. From October 1980 to February 1990, he was Corporate Treasurer of Cameron Iron Works, Inc.

     Ms. Thomas, who joined the Company in January 1982 as Counsel, was elected Secretary in March 1986, Vice President and General Counsel in July 1987 and Senior Vice President in December 1989. Ms. Thomas was responsible for Human Resources from January 1992 until October 1995. Prior to joining the Company, Ms. Thomas was an attorney with the law firm of Baker & Botts from September 1978 to December 1981.

     Mr. Grant joined the Company on October 5, 1995 as Vice
President -- Corporate Development and Investor Relations. Prior to joining the Company, Mr. Grant was Enterra's Senior Vice President -- Corporate Development since March 1991 and prior to that, since January 1988, was Enterra's Senior Vice President -- Finance and Chief Financial Officer.

     Mr. Nicholson, who joined the Company as Director of Human Resources in February 1993, was elected Vice President-Human Resources effective October 5, 1995. From March 1992 until January 1993, he was a human resources consultant. From July 1990 until March 1992, Mr. Nicholson served as President of Atlas Bradford Corporation, an oilfield services company, and from December 1988 until June 1990, he served as Vice President of Human Resources of Baroid Corporation, an oil services company.

ITEM 2.  PROPERTIES.

     The Company has numerous manufacturing facilities located in the United States and various other countries used for the manufacture of energy products and equipment, pipeline equipment and gas compressors, the principal of which are:

                                                                                              OWNED (O)
                                                                            APPROXIMATE     OR LEASED (L) -
              LOCATION                      MANUFACTURED PRODUCTS           SQUARE FEET     EXPIRATION DATE
- -------------------------------------------------------------------------   ------------    ----------------
Houston, Texas...................... Cranes, power tongs, power units and      157,169                O
                                      accessories
Pearland, Texas..................... Fishing tools, milling tools,             149,706                O
                                      cutters, overshots, wireline
                                      equipment, whipstocks, heavy wall
                                      drill pipe and coring equipment
Tulsa, Oklahoma..................... Pipeline equipment                        145,000                O
Corpus Christi, Texas............... Gas compressors                            90,000                O
Huntsville, Texas................... Production and service packers and         71,270                O
                                      related equipment
Houma, Louisiana.................... Mechanical cementing products, float      109,761                O
                                      equipment, stage tools, rubber
                                      products and industrial valves
Hannover, Germany................... Mechanical cementing products, power       65,950           L-9/99
                                      tongs, power units and accessories
                                      and specialized bucking machines

                                      10

     The Company believes that its manufacturing facilities will be suitable and adequate to meet production demands anticipated during the next several years. The Company's manufacturing facilities operated below capacity throughout 1995.

     In addition to its manufacturing plants, the Company leases its corporate headquarters office and various administrative offices in Houston, Texas and leases or owns numerous sales offices, warehouses, service centers, pipe yards and stocking locations for its operations in the United States and internationally. During the year ended December 31, 1995, the Company paid real estate rentals in the aggregate amount of approximately $10,967,000.

     The Company's operations generally do not require highly specialized facilities, and suitable facilities generally are readily available on a lease or purchase basis, as required.

ITEM 3.  LEGAL PROCEEDINGS AND REGULATORY MATTERS.

     The Company is not a party to, nor is any of its property the subject of, any material pending legal proceedings, other than ordinary routine litigation incidental to its business and which is believed to be either covered by insurance or not material in amount.

     Various federal, state and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the public health and the environment, affect the Company's operations, expenses and costs. The clear trend in environmental regulation is to place more restrictions and limitations on activities that may impact the environment, such as emissions of pollutants, generation and disposal of wastes, and use and handling of chemical substances. Increasingly strict environmental restrictions and limitations have resulted in increased operating costs for the Company and other similar businesses throughout the United States, and it is possible that the costs of compliance with environmental laws and regulations will continue to increase, both for the Company and its customers. In this regard, the Resource Conservation and Recovery Act ("RCRA"), the principal federal statute governing the disposal of solid and hazardous wastes, includes a statutory exemption that allows oil and gas exploration and production wastes to be classified as non-hazardous waste. A similar exemption is contained in many of the state counterparts to RCRA. If oil and gas exploration and production wastes were required to be managed and disposed of as hazardous waste, either as a result of changes in RCRA or the imposition of more stringent state regulations, domestic oil and gas producers, including many of the Company's customers, could be required to incur substantial obligations with respect to such wastes. Because of the potential impact on the Company's customers, any regulatory changes that impose additional restrictions or requirements on the disposal of oil and gas wastes could adversely affect demand for the Company's services and products. In addition, the Company is subject to laws and regulations concerning occupational health and safety. The Company believes that it is in substantial compliance with the requirements of environmental and occupational health and safety laws and regulations, but inasmuch as such laws and regulations are frequently changed, the Company is unable to predict the ultimate impact of such laws and regulations on the Company's business.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

     On October 5, 1995, a special meeting was held at which the stockholders of Weatherford were asked to vote on the Enterra Merger, the one-for-two reverse stock split of Weatherford's Common Stock (the "Split") and the name change to "Weatherford Enterra, Inc.", the amendment of the 1991 Stock Option Plan (the "1991 Plan") to increase the number of shares authorized for issuance thereunder and the amendment of the Restricted Stock Incentive Plan (the "Restricted Plan") to increase the number of shares authorized for issuance thereunder. The Weatherford stockholders approved all the proposals. Of the shares of Weatherford Common Stock entitled to vote and present at the meeting, (1) 43,333,279 shares were voted in favor of the Enterra Merger, 136,503 shares against and 159,683 shares abstained; (2) 47,110,740 shares were voted in favor of the Split and the name change, 271,543 shares against and 187,764 shares abstained; (3) 41,577,950 shares were voted in favor of the amendment of the 1991 Plan, 1,098,493 shares against and 886,356 shares abstained; and (4) 40,627,455 shares were voted in favor of the amendment of the Restricted Plan, 1,949,341 shares against and 985,813 shares abstained.

                                      11

                                   PART II

ITEM 5.  MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS.

     The Company's Common Stock, $0.10 par value (the "Common Stock"), is traded on the New York Stock Exchange under the symbol "WII". It previously traded, until October 1994, on the American Stock Exchange. The following table sets forth, on a per share basis for the periods indicated, the high and low sale prices for the Common Stock as reported by the New York Stock Exchange (and prior to October 19, 1994, by the American Stock Exchange). The sale prices set forth below have been adjusted to reflect the Split effected on October 5, 1995. (See Note 6 of the Notes to Consolidated Financial Statements.)

                                         HIGH        LOW
                                       ---------  ---------
1994
     First Quarter...................  $   22.25  $   16.25
     Second Quarter..................      29.50      16.00
     Third Quarter...................      28.00      23.25
     Fourth Quarter..................      25.50      16.50
1995
     First Quarter...................      21.25      16.50
     Second Quarter..................      25.75      19.75
     Third Quarter...................      30.00      23.50
     Fourth Quarter..................      29.50      21.25
1996
     First Quarter (through March 19,
       1996).........................      35.88      26.00

     On March 19, 1996, the closing sale price for the Common Stock as reported by the New York Stock Exchange was $35.00. As of March 19, 1996, there were approximately 4,217 record holders of Common Stock.

     The Company has not declared or paid dividends on the Common Stock since December 1982 and management does not anticipate paying dividends on the Common Stock at any time in the foreseeable future.

                                      12

ITEM 6.  SELECTED FINANCIAL DATA.

     The Selected Financial Data should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto, included elsewhere herein. The Company's Consolidated Financial Statements and the financial information presented below have been restated for all periods presented to include the accounts and results of operations of Enterra with those of the Company. All per share amounts and numbers of shares of Common Stock have been restated to reflect a contemporaneous one-for-two reverse stock split. See Notes 2 and 6 of Notes to Consolidated Financial Statements contained elsewhere herein for additional information.

                                                    AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                       -------------------------------------------------------------------
                                          1995(1)        1994(2)       1993(3)       1992        1991(4)
                                       -------------  -------------  -----------  -----------  -----------
                                             (IN THOUSANDS EXCEPT PER SHARE AMOUNTS AND PERCENTAGES)
OPERATING DATA:
Revenues.............................  $     858,907  $     676,749  $   500,491  $   374,203  $   397,480
Acquisition-related costs and other
  unusual charges....................         88,182          2,500        4,000           --       20,044
Operating income.....................            182         65,704       49,671       35,579       31,044
Depreciation and amortization........         95,957         71,037       50,449       35,738       35,720
Net income (loss)....................        (10,558)        41,977       35,175       26,760       14,234
Net income (loss) per share..........  $       (0.21) $        0.94  $      0.88  $      0.73  $      0.37
PERCENTAGE OF REVENUES:
Selling, general and administrative
  expenses...........................           16.1%          17.1%        18.3%        22.6%        22.5%
Gross profit.........................           27.2%          27.9%        29.5%        33.2%        35.6%
Operating income.....................            0.0%           9.7%         9.9%         9.5%         7.8%
Net income (loss)....................           (1.2)%           6.2%         7.0%         7.2%         3.6%
BALANCE SHEET DATA:
Working capital......................  $     267,380  $     251,778  $   211,834  $   197,526  $   197,879
Total assets.........................      1,258,860      1,153,970      635,602      474,490      470,702
Total debt...........................        329,266        196,672       21,253       28,685       31,572
Stockholders' equity.................        730,843        734,634      474,472      349,458      334,002
Total debt-to-total capitalization...             31%            21%           4%           8%           9%
OTHER DATA:
Capital expenditures, excluding
  acquisitions.......................  $     110,625  $     114,018  $    63,757  $    38,259  $    50,636
Weighted average shares
  outstanding........................         50,989         44,845       38,607       34,786       34,394

- ------------

(1) Includes acquisition-related costs and other unusual charges of $88,182,000, or $1.17 per common share.

(2) Includes acquisition-related costs of $2,500,000, or $0.06 per common share.

(3) Includes acquisition-related costs of $4,000,000, or $0.10 per common share.

(4) Includes acquisition-related costs and other unusual charges of $20,044,000, or $0.58 per common share.

                                      13

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The following discussion should assist in an understanding of the Company's financial position and results of operations for each of the three years in the period ended December 31, 1995. The Consolidated Financial Statements and notes thereto included elsewhere herein contain detailed information that should be referred to in conjunction with this discussion.

                               BUSINESS REVIEW

     Weatherford Enterra is a diversified international energy service and manufacturing company that provides a variety of services and equipment to the exploration, production and transmission sectors of the oil and gas industry. The Company's principal business segments are oilfield services, energy products and services, gas compression and pipeline services. Weatherford Enterra operates in virtually every oil and gas exploration and production region in the world, with more than 330 locations in 47 countries.

     In 1991, the Company's management implemented a business strategy focused on offering a broader mix of services and products in domestic and international markets, becoming a leading participant in each of its core businesses and pursuing cost efficiencies in its existing operations and its newly-acquired businesses. Management has pursued this strategy through a series of acquisitions, having acquired 23 businesses since November 1991. As a result of these acquisitions, management believes it has positioned the Company as a market leader in its oilfield services, gas compression and pipeline services segments and in certain businesses included in its energy products and services segment. The acquisitions have allowed the Company to expand its product and service lines, improve its worldwide market position and realize significant consolidation cost savings.

     On October 5, 1995, the Company completed the Enterra Merger, which represents the Company's most significant business combination to date. Management believes that the Enterra Merger strengthens the Company's position as the worldwide leader in the rental and fishing tool services business. In addition, the Enterra Merger adds gas compression, pipeline services and several additional energy product and service businesses to the Company. In connection with the Enterra Merger, the Company effected a one-for-two reverse stock split and changed its name to "Weatherford Enterra, Inc." In this report, all per share amounts and numbers of shares of Common Stock have been restated to reflect the reverse stock split. Weatherford issued approximately 23,668,000 shares of Common Stock in exchange for all the outstanding shares of Enterra common stock based on an exchange ratio of 0.845 of a share of Weatherford Common Stock for each share of Enterra common stock outstanding. The Enterra Merger was accounted for as a pooling of interests. Accordingly, the consolidated financial statements have been restated for all periods presented to include the accounts and results of operations of Enterra with those of Weatherford, as if the two companies had been combined since inception.

     On December 15, 1995, the Company acquired substantially all of the assets of Energy Industries, a natural gas compression business complementary to the Company's gas compression business, for approximately $130,000,000 in cash, subject to adjustment, and the assumption of certain liabilities totaling approximately $12,485,000. The results of the Energy Industries operations are included in the accompanying financial statements since the date of acquisition.

     Management believes that the Company will achieve operating efficiencies and annualized consolidation cost savings in excess of $55,000,000 after combining the operations of Weatherford, Enterra and Energy Industries, and that most of the cost saving measures will be in place by the summer of 1996.

     On August 12, 1994, Enterra entered the gas compression business and several energy products businesses through its acquisition of the outstanding common stock of Total Energy Services Company ("Total Energy") in exchange for shares of Enterra common stock valued, in the aggregate, at

                                      14

$213,570,000. Enterra also acquired the minority interests in two Total Energy subsidiaries for $23,000,000 in cash, paid transaction costs and employment-related obligations totaling approximately $15,000,000 and assumed Total Energy's long-term debt of $75,000,000. Other significant acquisitions within the past three years, all made by Weatherford, include the September 1994 merger with H & H Oil Tool Co., Inc. ("H & H") which was accounted for as a pooling of interests, the April 1994 acquisition of the Rental Division of Odfjell Drilling and Consulting Company ("Odfjell Rental") for $56,200,000 and the assumption of certain contractual rights and obligations and the April 1993 acquisition of substantially all of the assets of Homco International, Inc. and its subsidiaries (collectively, "Homco") for $97,500,000 in cash and the assumption of certain liabilities totaling approximately $39,200,000. The results of the Odfjell Rental and Homco operations are included in the accompanying financial statements since the date of their respective acquisition.
                            RESULTS OF OPERATIONS

     A summary of operating results by business segment is shown below:

                                                                                 YEAR ENDED DECEMBER 31,
                                                                            ----------------------------------
                                                                               1995        1994        1993
                                                                            ----------  ----------  ----------
                                                                                      (IN THOUSANDS)
REVENUES:
  Oilfield services:
     Rental and fishing/downhole services.................................  $  328,343  $  300,214  $  244,697
     Tubular running services.............................................     130,387     109,503     105,715
     Other oilfield services..............................................      11,818      13,664       7,636
                                                                            ----------  ----------  ----------
          Total oilfield services.........................................     470,548     423,381     358,048
                                                                            ----------  ----------  ----------
  Energy products and services:
     Cementation products.................................................      47,237      43,201      41,734
     Other oilfield products..............................................     118,394      66,283      30,653
     Other products and services..........................................      59,791      34,273      19,777
                                                                            ----------  ----------  ----------
          Total energy products and services..............................     225,422     143,757      92,164
                                                                            ----------  ----------  ----------
  Gas compression:
     Manufacturing, packaging, parts and services.........................      57,565      32,790          --
     Rental...............................................................      36,821      13,355          --
                                                                            ----------  ----------  ----------
          Total gas compression...........................................      94,386      46,145          --
                                                                            ----------  ----------  ----------
  Pipeline services:
     Rentals and services.................................................      46,227      32,240      30,825
     Sales................................................................      22,324      31,226      19,454
                                                                            ----------  ----------  ----------
          Total pipeline services.........................................      68,551      63,466      50,279
                                                                            ----------  ----------  ----------
                                                                            $  858,907  $  676,749  $  500,491
                                                                            ==========  ==========  ==========
ACQUISITION-RELATED COSTS AND OTHER UNUSUAL CHARGES:
     Oilfield services....................................................  $   31,715  $    2,500  $    4,000
     Energy products and services.........................................      22,694          --          --
     Gas compression                                                                --          --          --
     Pipeline services....................................................       4,762          --          --
     Corporate............................................................      29,011          --          --
                                                                            ----------  ----------  ----------
                                                                            $   88,182  $    2,500  $    4,000
                                                                            ==========  ==========  ==========
OPERATING INCOME (LOSS):
     Oilfield services....................................................  $   41,214  $   52,665  $   44,743
     Energy products and services.........................................     (14,210)     16,668      10,726
     Gas compression......................................................       7,788       4,047          --
     Pipeline services....................................................       3,602      (2,237)      2,019
     Corporate............................................................     (38,212)     (5,439)     (7,817)
                                                                            ----------  ----------  ----------
                                                                            $      182  $   65,704  $   49,671
                                                                            ==========  ==========  ==========

                                      15

     OILFIELD SERVICES. Revenues increased 11% in 1995 to $470,548,000 compared to $423,381,000 in 1994. International revenues increased 23% to $245,698,000, primarily as a result of increased activity in certain markets, including Latin America, Africa, the North Sea and Canada. During 1995, the average international drilling rig count (excluding Canada) was 3% higher than in 1994. United States revenues increased 1% to $224,850,000, despite a 7% decline in the average U.S. drilling rig count. Operating income for the oilfield services segment decreased in 1995 compared to 1994 as a result of the acquisition-related costs and other unusual charges in 1995 discussed below. Excluding such charges, operating income would have improved 32% to $72,929,000, primarily as a result of the increased international activity and cost savings achieved in consolidating the operations of H & H and Enterra into the Company.

     Oilfield services revenues increased 18% in 1994 to $423,381,000 compared to $358,048,000 in 1993. International revenues increased 23% in 1994 to $200,169,000, primarily as a result of expansion into Latin America, increased drilling activity in Canada and the addition of the Odfjell Rental operations acquired in April 1994. During 1994, the average international drilling rig count (excluding Canada) was 5% lower in 1994 than in 1993. United States revenues increased 14% in 1994 to $223,212,000 compared to 1993, reflecting the addition of the Homco operations in April 1993 and several smaller acquisitions. Operating income increased 18% in 1994 to $52,665,000, primarily as a result of the increased activity in Canada, expansion into Latin America and cost savings achieved in consolidating the operations of Homco.

     ENERGY PRODUCTS AND SERVICES. Revenues increased 57% in 1995 to $225,422,000 compared to $143,757,000 in 1994, primarily as a result of the addition of the Total Energy businesses acquired in August 1994. Operating income, excluding the acquisition-related costs and other unusual charges discussed below, decreased 49% to $8,484,000, primarily as a result of operating losses incurred in 1995 by the Arrow packer business acquired from Total Energy.

     Energy products and services revenues increased 56% in 1994 to $143,757,000 compared to $92,164,000 in 1993, primarily as a result of the addition of the Total Energy businesses in August 1994. Operating income improved 55% to $16,668,000 due to the addition of the Total Energy businesses and improved operating results from the cementation products business.

     GAS COMPRESSION. The gas compression segment was acquired as part of the Total Energy acquisition which was accounted for as a purchase, in August 1994. Consequently, comparisons of the operating results for the periods presented are not meaningful. Compression rental revenues have remained fairly stable since the business was acquired. Sales of packaged compression units, particularly in Canada, declined significantly during the second half of 1995, as many customers deferred the acquisition of units due to the relatively low demand for natural gas. Canadian operations accounted for 45% of gas compression revenues in 1995 compared to 55% for the period from August 12, 1994 through December 31, 1994. Market conditions for compressor sales are expected to improve during 1996.

     PIPELINE SERVICES. Revenues increased 8% in 1995 to $68,551,000 compared to $63,466,000 in 1994. Rental and service revenues of $46,227,000 increased 43% compared to 1994 as a result of increased coating service revenues from a large international pipeline construction project and increased automatic welding unit rental and service revenue in Canada, Malaysia and North Africa. Equipment sales revenue decreased $8,902,000, or 29%, primarily due to an unusually large contract in 1994 to design and construct specialized equipment to be installed on a large offshore pipe laying vessel (the "Contract"), which yielded revenues of $10,000,000 but an operating loss of $4,200,000 in 1994. Exclusive of the acquisition-related costs and other unusual charges discussed below, operating income improved to $8,364,000 in 1995 compared to an operating loss of $2,237,000 in 1994, primarily as a result of the higher rental and service activity in 1995 and the $4,200,000 loss on the Contract in 1994.
                                      16

     Revenues for the pipeline services segment in 1994 increased 26% to $63,466,000 compared to 1993, primarily as a result of revenues from the Contract. Operating income decreased $4,256,000 to a loss of $2,237,000 in 1994, primarily due to losses incurred on the Contract.

     GROSS PROFIT. The consolidated gross profit percentage was 27.2% in 1995 compared to 27.9% in 1994 and 29.5% in 1993. The decline is primarily attributable to weakness in the gas compression segment and several businesses in the energy products and services segment.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses as a percentage of revenues decreased to 16.1% in 1995 from 17.1% in 1994 and 8.3% in 1993, primarily as a result of cost efficiencies achieved in consolidating the operations of acquired businesses into the Company. Management expects the selling, general and administrative expense percentage to decrease further in 1996, as the operations of Enterra and Energy Industries are fully consolidated into the Company.

     RESEARCH AND DEVELOPMENT. Research and development costs of $4,954,000 in 1995 increased 5% compared to 1994. Research and development costs in 1994 of $4,735,000 increased 30% compared to 1993. The increases primarily reflected the expansion of the Company's operations and development activities to support all four of its principal business segments.

     EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES. The Company owns an interest of 50% or less in several joint ventures, primarily in the oilfield services segment. The Company's equity in the earnings of these affiliates was $1,477,000 in 1995 compared to $1,169,000 in 1994 and $2,716,000 in 1993. The increase of 26% in 1995 compared to 1994 was primarily attributable to improved drilling activity in Saudi Arabia, and the decrease of 57% in 1994 compared to 1993 was primarily the result of increased competition and reduced drilling activity in Saudi Arabia. The Company received cash dividends from its 50% or less-owned affiliates totaling $1,666,000, $2,203,000 and $3,622,000 in 1995, 1994 and 1993, respectively.

     FOREIGN CURRENCY (GAIN) LOSS, NET. As a result of the fluctuation of the U.S. dollar against the major foreign currencies in which the Company conducts business, the Company recorded net foreign currency gains of $74,000 in 1995 compared to a net gain of $2,205,000 in 1994 and a net loss of $713,000 in 1993. A substantial portion of the gain in 1994 represented an unrealized currency gain related to certain intercompany loans.

     OTHER EXPENSE, NET. Other expense, net, increased to $3,835,000 in 1995 compared to $3,073,000 in 1994 and $906,000 in 1993. The increase in 1995 and 1994 was primarily attributable to the amortization of goodwill related to the 1994 acquisitions of Total Energy and Odfjell Rental, partially offset in 1995 by increased gains on sales of property, plant and equipment.

     ACQUISITION-RELATED COSTS AND OTHER UNUSUAL CHARGES. During the second quarter of 1995, Enterra recorded unusual charges totaling $28,282,000 ($26,000,000 of which was non-cash), representing writedowns to fair value of certain businesses to be disposed of, asset writedowns related to certain excess facilities, equipment and inventories, and estimated costs in connection with the closure of certain pipeline businesses and the consolidation of certain oilfield service administrative and operating facilities. During the fourth quarter of 1995, the Company recorded expenses of $59,900,000 ($40,196,000 of which was non-cash in 1995) related to the Enterra Merger and the financial impact of management decisions related to the future operations of the combined companies. These acquisition-related costs primarily consisted of transaction costs, severance and termination agreements with former officers and employees, facility closure costs primarily to consolidate the oilfield services operations and administrative functions of Enterra and Weatherford, and the reduction in recorded value of certain assets that had diminished future value in the operations of the combined Company.

     Weatherford recorded acquisition-related costs of $2,500,000 in the third quarter of 1994 related to the H & H merger and $4,000,000 in the second quarter of 1993 in connection with the Homco acquisition. The 1994 and 1993 acquisition-related costs primarily represented transaction costs of the

                                      17

H & H merger and employee termination and facility closure costs to consolidate the operations of H & H and Homco into Weatherford.

     OPERATING INCOME. Operating income decreased substantially in 1995 to $182,000 compared to $65,704,000 in 1994 and $49,671,000 in 1993, primarily as a result of the acquisition-related costs and other unusual charges. Excluding such charges, operating income would have been $88,364,000 in 1995 compared to $68,204,000 in 1994 and $53,671,000 in 1993, reflecting the impact of the Company's acquisitions and related cost savings.

     INTEREST. Net interest expense increased to $15,136,000 in 1995 compared to $6,888,000 in 1994 and $784,000 in 1993, primarily as a result of higher average debt balances outstanding. The increased indebtedness primarily related to the acquisitions of Energy Industries in December 1995, Total Energy in August 1994, Odfjell Rental in April 1994 and Homco in April 1993.

     INCOME TAXES. The income tax provision (benefit) consists of taxes on foreign earnings, foreign taxes withheld on certain remittances from international subsidiaries, U.S. alternative minimum and state taxes and the recognition of deferred tax credits relating to financial statement losses that are not currently deductible for tax purposes. The income tax provision does not include U.S. regular federal income tax due to the availability of U.S. net operating loss carryforwards. Income tax provision (benefit) as a percentage of income (loss) before income taxes and minority interests was 31%, 29% and 28% for 1995, 1994 and 1993, respectively. The increase in the effective tax rates was primarily a result of differences in the components and tax rates applicable to foreign taxable income, and a result of nondeductible goodwill amortization related to the Total Energy acquisition.

                       LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1995, the Company had cash and cash equivalents of $32,800,000. The Company's operations provided cash of $78,873,000 during 1995 compared to $67,569,000 during 1994 and $44,649,000 in 1993. Operating cash flow before changes in working capital accounts increased 16% to $118,720,000 in 1995 over 1994 and 31% to $102,010,000 in 1994 compared to 1993, reflecting the impact of the acquisitions and growth in the Company's operations. Changes in working capital and other operating accounts used cash of $39,847,000 during 1995 compared to $34,441,000 in 1994 and $33,291,000 in 1993. Working
capital of $267,380,000 at December 31, 1995 increased $15,602,000 from December 31, 1994, primarily due to the Energy Industries acquisition, and December 31, 1994 working capital of $251,778,000 increased $39,944,000 from December 31, 1993 as a result of the acquisition of Total Energy.

     Capital expenditures, excluding business acquisitions, decreased 3% to $110,625,000 in 1995 compared to $114,018,000 in 1994, reflecting lower capital spending in the oilfield services segment due to the consolidation of the Weatherford and Enterra rental and service equipment inventories which was partially offset by the capital requirements of the Total Energy operations acquired in August 1994. Capital expenditures, excluding business acquisitions, increased 79% in 1994 to $114,018,000, primarily to support the growth of the Company's operations resulting from the acquisitions of Total Energy, Odfjell Rental, H & H, Homco and other businesses. Management anticipates that the Company's capital spending levels will continue to be primarily influenced by market opportunities and growth in the Company's operations.

     In addition to the Enterra and H & H mergers and the acquisitions of Energy Industries, Total Energy, Odfjell Rental and Homco, the Company has made several other acquisitions, principally in its oilfield services and energy products and services segments. The total cash consideration paid in connection with these acquisitions, net of cash acquired and notes issued, was $9,135,000, $12,046,000 and $21,964,000 in 1995, 1994 and 1993, respectively.

     The Company's consolidated indebtedness increased to $329,266,000 at December 31, 1995 from $196,672,000 at December 31, 1994, primarily as a result of debt incurred in connection with the

                                      18

acquisition of Energy Industries. The Company's total debt-to-total capitalization ratio was 31% at December 31, 1995 compared to 21% at December 31, 1994.

     In connection with the Enterra Merger, the Company entered into new bank credit facilities (the "Facilities") consisting of a $200,000,000 term loan (the "Term Loan") and a $200,000,000 revolving credit facility (the "Revolving Credit Facility"). The Facilities replaced the previous primary bank credit facilities of Weatherford and Enterra. The Term Loan is payable in 23 equal quarterly installments commencing March 31, 1996. The Revolving Credit Facility matures on September 30, 2000. Amounts outstanding under the Facilities accrue interest at a variable rate ranging from 0.375% to 0.625% above a specified Eurodollar rate, depending on the Company's total debt-to-total capitalization ratio. The applicable interest rate on amounts outstanding at December 31, 1995 was 6.4%. A commitment fee ranging from 0.15% to 0.225% per annum, depending on the Company's total debt-to-total capitalization ratio, is payable quarterly on the unused portion of the Revolving Credit Facility. The Facilities agreement requires that the Company maintain certain financial ratios and limits the Company's ability to incur indebtedness, make investments and dispose of assets. At December 31, 1995, the balances outstanding under the Term Loan and the Revolving Credit Facility were $200,000,000 and $120,000,000, respectively, and the Company had $80,000,000 available to borrow under the Revolving Credit Facility. Subsequent to December 31, 1995, the Company has repaid $16,000,000 of the balance outstanding under the Revolving Credit Facility. In addition, at December 31, 1995, the Company had $11,822,000 available for borrowing under working capital facilities of certain of its international subsidiaries. The Company also has various credit facilities available only for stand-by letters of credit and bid and performance bonds, pursuant to which funds are available to the Company to secure performance obligations and certain retrospective premium adjustments under insurance policies. The Company had a total of $18,857,000 of letters of credit and bid and performance bonds outstanding at December 31, 1995.

     The Company conducts a portion of its business in currencies other than the U.S. dollar, including the Canadian dollar, the German mark, the U.K. pound sterling, the Norwegian krone, certain Latin American currencies and the Italian lira. Although most of the revenues of the Company's foreign operations are denominated in the local currency, the effects of foreign currency fluctuations are largely mitigated because local expenses of such foreign operations also generally are denominated in the same currency. As a result of a weaker U.S. dollar, the weighted average currency exchange rates used to translate the statements of income of the Company's international subsidiaries were generally lower during 1995 and 1994 compared to 1993, thereby increasing the amount of U.S. dollars reflected on the Company's 1995 and 1994 consolidated statements of income. Had the average exchange rates in 1995 and 1994 been the same as in 1993, revenues for 1995 would have been approximately $9,000,000 lower and revenues for 1994 would have been virtually unchanged. The impact on net income would not have been material.

     The Company occasionally enters into forward exchange contracts only as a hedge against certain existing economic exposures, and not for speculative or trading purposes. These contracts reduce exposure to currency movements affecting existing assets and liabilities denominated in foreign currencies, such exposure resulting primarily from trade receivables and payables and intercompany loans. The future value of these contracts and the related currency positions are subject to offsetting market risk resulting from foreign currency exchange rate volatility. Settlement of forward exchange contracts resulted in net cash outflows totaling $2,719,000 and $1,036,000 during 1995 and 1994, respectively. The Company entered into no forward exchange contracts during 1993.

     The Company has entered into a letter of understanding with and currently is engaged in negotiations relating to the possible acquisition of the assets and business of Nodeco AS, a Norwegian company engaged in the energy products business. The Company would fund any cash portion of such acquisition with borrowings under the Revolving Credit Facility. There can be no assurance that such acquisition will be consummated or, if consummated, that the terms thereof will not change.
                                      19

     Management believes the combination of working capital, the unused portion of existing credit facilities and cash flows from operations provide the Company with sufficient capital resources and liquidity to manage its routine operations. The Company continues to seek opportunities to enhance its competitiveness through strategic acquisitions. In addition to the potential acquisition mentioned above, the Company is currently considering several other potential acquisitions, which are at various stages of negotiation or due diligence. Management believes that any borrowings made in connection with any such acquisitions will not have a materially adverse impact on the Company's liquidity. Management believes that it is premature to provide specific information with respect to any other such possible acquisitions because of the status of, and possible adverse impact on, negotiations, and because, in any event, there can be no assurance that any of such possible acquisitions will be consummated.

     The Company intends to file in the first or second quarter of 1996 a shelf registration statement with the Securities and Exchange Commission with regard to the possible issuance of public indebtedness. Net proceeds from the sale of any such public indebtedness would be used primarily to repay all or a portion of the amounts then outstanding under the Facilities. The Company will determine whether to issue any such public indebtedness based upon existing market conditions; however, there can be no assurance that the Company will issue any such public indebtedness.

     Like most multinational oilfield service companies, the Company has operations in certain international areas, including parts of the Middle East, North and West Africa, Latin America, the Asia-Pacific Region and the Commonwealth of Independent States (the "CIS"), that are inherently subject to risks of civil disturbance and political activities that may disrupt oil and gas exploration and production activities, restrict the movement of funds or limit access to markets for periods of time. Historically, the economic impact of such disruptions has been temporary and oil and gas exploration and production activities have eventually resumed in relation to market forces. Certain areas, including Algeria, Nigeria, Angola and parts of the Middle East, have been subjected to political disruption or social unrest in the past twelve months. Generally, business interruptions resulting from civil or political disruptions negatively impact near-term results of operations; however, management believes that it is unlikely that any specific business disruption caused by existing or foreseen civil or political instability will have a materially adverse impact on the financial condition or liquidity of the Company.

     The Company has not declared dividends on Common Stock since December 1982 and management does not anticipate paying dividends on Common Stock at any time in the foreseeable future.

                                      20

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Weatherford Enterra, Inc.:

     We have audited the accompanying consolidated balance sheets of Weatherford Enterra, Inc. (a Delaware corporation) and subsidiaries (the "Company") as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Weatherford Enterra, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
February 29, 1996

                                      21

                  WEATHERFORD ENTERRA, INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 1995 AND 1994
                     (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                           1995          1994
                                       ------------  ------------
               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents.......  $     32,800  $     36,106
     Receivables, net of allowance of
      $15,942 and $11,240............       231,125       232,882
     Inventories, net................       165,383       153,191
     Deferred tax assets.............        10,995        10,349
     Prepayments and other...........        23,059        17,458
                                       ------------  ------------
          Total current assets.......       463,362       449,986
                                       ------------  ------------
PROPERTY, PLANT AND EQUIPMENT, at
  cost:
     Land............................        22,381        17,017
     Buildings and improvements......        85,229        81,203
     Rental and service equipment....       965,603       859,209
     Machinery and other equipment...       108,357       132,811
                                       ------------  ------------
                                          1,181,570     1,090,240
     Less -- Accumulated
      depreciation...................       667,025       627,941
                                       ------------  ------------
                                            514,545       462,299
                                       ------------  ------------
GOODWILL, net........................       259,450       221,397
                                       ------------  ------------
OTHER ASSETS.........................        21,503        20,288
                                       ------------  ------------
                                       $  1,258,860  $  1,153,970
                                       ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Short-term debt.................  $        306  $        113
     Current portion of long-term
      debt...........................        36,670        17,813
     Accounts payable................        52,157        64,250
     Accrued compensation and
      employee benefits..............        31,353        30,922
     Accrued income taxes............         4,650         8,104
     Customer advances...............         6,272        17,994
     Accrued insurance...............         9,435        11,850
     Other accrued liabilities.......        55,139        47,162
                                       ------------  ------------
          Total current
        liabilities..................       195,982       198,208
                                       ------------  ------------
LONG-TERM DEBT.......................       292,290       178,746
                                       ------------  ------------
DEFERRED TAX LIABILITIES.............         5,243        25,966
                                       ------------  ------------
OTHER LONG-TERM LIABILITIES..........        33,348        14,371
                                       ------------  ------------
MINORITY INTERESTS...................         1,154         2,045
                                       ------------  ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     Preferred stock, $1 par; shares
      authorized 1,000,000, none
      issued.........................            --            --
     Common stock, $.10 par; shares
      authorized 80,000,000; issued
       50,988,741 and 50,575,768.....         5,099         5,058
     Paid-in capital.................       602,231       593,744
     Retained earnings...............       130,243       140,801
     Cumulative translation
      adjustment.....................        (5,869)       (4,168)
     Treasury stock, 41,260 and
      51,202 common shares, at
      cost...........................          (861)         (801)
                                       ------------  ------------
          Total stockholders'
            equity...................       730,843       734,634
                                       ------------  ------------
                                       $  1,258,860  $  1,153,970
                                       ============  ============

 The accompanying notes are an integral part of these consolidated financial statements.

                                      22

                  WEATHERFORD ENTERRA, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF INCOME
      FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995
                   (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                          1995         1994         1993
                                       -----------  -----------  -----------
REVENUES.............................  $   858,907  $   676,749  $   500,491
COSTS AND EXPENSES:
  Cost of sales and services.........      625,346      488,133      352,677
  Selling, general and administrative
     expenses........................      137,959      115,978       91,591
  Research and development...........        4,954        4,735        3,649
  Equity in earnings of
     unconsolidated affiliates.......       (1,477)      (1,169)      (2,716)
  Foreign currency (gain) loss,
     net.............................          (74)      (2,205)         713
  Other expense, net.................        3,835        3,073          906
  Acquisition-related costs and other
     unusual charges.................       88,182        2,500        4,000
                                       -----------  -----------  -----------
     Total operating costs and
        expenses.....................      858,725      611,045      450,820
                                       -----------  -----------  -----------
OPERATING INCOME.....................          182       65,704       49,671
Interest expense.....................       17,217        8,847        4,027
Interest income......................       (2,081)      (1,959)      (3,243)
                                       -----------  -----------  -----------
INCOME (LOSS) BEFORE INCOME TAXES AND
  MINORITY INTERESTS.................      (14,954)      58,816       48,887
Income tax provision (benefit).......       (4,616)      16,958       13,635
                                       -----------  -----------  -----------
INCOME (LOSS) BEFORE MINORITY
  INTERESTS..........................      (10,338)      41,858       35,252
Minority interests...................          220         (119)          77
                                       -----------  -----------  -----------
NET INCOME (LOSS)....................  $   (10,558) $    41,977  $    35,175
                                       ===========  ===========  ===========
Weighted average common and common
  equivalent shares outstanding......       50,989       44,845       38,607
                                       ===========  ===========  ===========
INCOME (LOSS) PER COMMON AND COMMON
  EQUIVALENT SHARE...................  $     (0.21) $      0.94  $      0.88
                                       ===========  ===========  ===========

 The accompanying notes are an integral part of these consolidated financial statements.

                                      23

                  WEATHERFORD ENTERRA, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
      FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995
                   (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                     COMMON STOCK                           CUMULATIVE    TREASURY STOCK
                                       PREFERRED   ----------------    PAID-IN   RETAINED   TRANSLATION   ---------------
                                         STOCK     SHARES    AMOUNT    CAPITAL   EARNINGS   ADJUSTMENT    SHARES   AMOUNT
                                       ---------   -------   ------   ---------  --------   -----------   ------   ------
BALANCE, December 31, 1992 as
  previously reported................    $ 586      21,270   $2,127   $ 181,688  $(45,699)    $ 1,195        24    $(272)
Adjustment for pooling of
  interests..........................       --      13,628   1,363       95,166  116,651       (3,347)       --       --
                                       ---------   -------   ------   ---------  --------   -----------   ------   ------
BALANCE, December 31, 1992...........      586      34,898   3,490      276,854   70,952       (2,152)       24     (272)
Shares issued under employee benefit
  plans..............................       --          46       4          982       --           --        --       --
Stock grants and options exercised...       --         410      41        6,729       --           --         8     (170)
Issuance of Common Stock.............       --       4,675     468       92,028       --           --        --       --
Issuance of Common Stock in
  acquisition........................       --          80       8        2,075       --           --        --       --
Settlement of a note receivable from
  a former officer...................       --          --      --          224       --           --        --       --
Conversion of Preferred Stock........     (572)        778      78          494       --           --        --       --
Redemption of Preferred Stock........      (14)         --      --         (340)      --           --        --       --
Currency translation adjustment......       --          --      --           --       --       (4,892)       --       --
Net income...........................       --          --      --           --   35,175           --        --       --
Dividends on Preferred Stock
  ($12.47 per share).................       --          --      --           --   (7,303 )         --        --       --
                                       ---------   -------   ------   ---------  --------   -----------   ------   ------
BALANCE, December 31, 1993...........       --      40,887   4,089      379,046   98,824       (7,044)       32     (442)
Shares issued under employee benefit
  plans..............................       --           9       1          178       --           --        --       --
Stock grants and options exercised...       --         131      13        1,905       --           --        19     (359)
Issuance of Common Stock in
  acquisition........................       --       9,549     955      212,615       --           --        --       --
Currency translation adjustment......       --          --      --           --       --        2,876        --       --
Net income...........................       --          --      --           --   41,977           --        --       --
                                       ---------   -------   ------   ---------  --------   -----------   ------   ------
BALANCE, December 31, 1994...........       --      50,576   5,058      593,744  140,801       (4,168)       51     (801)
Shares issued under employee benefit
  plans..............................       --           8       1          187       --           --        --       --
Stock grants and options exercised...       --         405      40        8,300       --           --       (10)     (60)
Currency translation adjustment......       --          --      --           --       --       (1,701)       --       --
Net loss.............................       --          --      --           --  (10,558 )         --        --       --
                                       ---------   -------   ------   ---------  --------   -----------   ------   ------
BALANCE, December 31, 1995...........    $  --      50,989   $5,099   $ 602,231  $130,243     $(5,869)       41    $(861)
                                       =========   =======   ======   =========  ========   ===========   ======   ======

                                         TOTAL
                                       ---------
BALANCE, December 31, 1992 as
  previously reported................  $ 139,625
Adjustment for pooling of
  interests..........................    209,833
                                       ---------
BALANCE, December 31, 1992...........    349,458
Shares issued under employee benefit
  plans..............................        986
Stock grants and options exercised...      6,600
Issuance of Common Stock.............     92,496
Issuance of Common Stock in
  acquisition........................      2,083
Settlement of a note receivable from
  a former officer...................        224
Conversion of Preferred Stock........         --
Redemption of Preferred Stock........       (354)
Currency translation adjustment......     (4,892)
Net income...........................     35,175
Dividends on Preferred Stock
  ($12.47 per share).................     (7,303)
                                       ---------
BALANCE, December 31, 1993...........    474,473
Shares issued under employee benefit
  plans..............................        179
Stock grants and options exercised...      1,559
Issuance of Common Stock in
  acquisition........................    213,570
Currency translation adjustment......      2,876
Net income...........................     41,977
                                       ---------
BALANCE, December 31, 1994...........    734,634
Shares issued under employee benefit
  plans..............................        188
Stock grants and options exercised...      8,280
Currency translation adjustment......     (1,701)
Net loss.............................    (10,558)
                                       ---------
BALANCE, December 31, 1995...........  $ 730,843
                                       =========

 The accompanying notes are an integral part of these consolidated financial statements.

                                      24

                  WEATHERFORD ENTERRA, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
      FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995
                                (IN THOUSANDS)

                                          1995         1994         1993
                                       -----------  -----------  -----------
NET INCOME (LOSS)....................  $   (10,558) $    41,977  $    35,175
Income items not requiring
  (providing) cash:
     Depreciation and amortization...       95,957       71,037       50,449
     Non-cash portion of
       acquisition-related costs and
       other
       unusual charges...............       66,196           --           --
     Deferred income tax provision
       (benefit).....................      (20,781)         649         (214)
     Gain on sales of assets, net....      (12,503)      (9,559)      (8,452)
     Unrealized foreign currency
       gain..........................           --       (2,843)          --
     Undistributed earnings of
       affiliates....................          189          868          905
     Minority interests..............          220         (119)          77
     Increase (decrease) in operating
       cash flow resulting from:
       Receivables, net..............       16,277      (32,345)     (26,330)
       Inventories, net..............      (12,603)     (14,619)      (2,921)
       Payment of deferred loan
          costs......................         (892)        (818)      (6,424)
       Prepayments and other.........       (5,799)        (477)       1,194
       Accounts payable and accrued
          liabilities................      (46,307)      15,798         (961)
       Other long-term liabilities...        9,477       (1,980)       2,151
                                       -----------  -----------  -----------
CASH PROVIDED BY OPERATING
  ACTIVITIES.........................       78,873       67,569       44,649
                                       -----------  -----------  -----------
Purchases of property, plant and
  equipment..........................     (110,625)    (114,018)     (63,757)
Acquisitions, net of notes issued and
  cash acquired......................     (139,226)    (105,850)    (117,835)
Proceeds from sales of property,
  plant and equipment................       40,630       19,810       31,072
Other net cash flows from investing
  activities.........................       (9,245)      (1,502)      (2,052)
                                       -----------  -----------  -----------
CASH USED IN INVESTING ACTIVITIES....     (218,466)    (201,560)    (152,572)
                                       -----------  -----------  -----------
Borrowings under credit facilities...      411,737      144,539      102,500
Repayment of borrowings..............     (283,346)     (45,299)    (110,462)
Proceeds from Common Stock issuance,
  net of costs.......................           --           --       92,496
Net cash flows from currency hedging
  transactions.......................       (2,719)      (1,036)          --
Proceeds from stock option exercises,
  sales of stock to employee
  benefit plans and other............        6,268        1,693        6,878
Preferred Stock dividends paid.......           --           --       (7,303)
                                       -----------  -----------  -----------
CASH PROVIDED BY FINANCING
  ACTIVITIES.........................      131,940       99,897       84,109
                                       -----------  -----------  -----------
EFFECT OF EXCHANGE RATE CHANGES ON
  CASH...............................        4,347           66       (1,076)
                                       -----------  -----------  -----------
DECREASE IN CASH AND CASH
  EQUIVALENTS........................       (3,306)     (34,028)     (24,890)

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR..................       36,106       70,134       95,024
                                       -----------  -----------  -----------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR...............................  $    32,800  $    36,106  $    70,134
                                       ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
Cash paid during the year for:
     Interest........................  $    14,396  $     6,380  $     2,773
     Income taxes....................       17,741       14,236       12,136
Purchases of equipment financed by
  debt...............................           --        3,213          625

 The accompanying notes are an integral part of these consolidated financial statements.

                                      25

                  WEATHERFORD ENTERRA, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES --

     BASIS OF PRESENTATION. On October 5, 1995, Weatherford International Incorporated ("Weatherford") completed a merger with Enterra Corporation ("Enterra") and changed its name to "Weatherford Enterra, Inc." (see Note 2). The merger was accounted for as a pooling of interests; accordingly, the accompanying consolidated financial statements have been restated to include the results of Enterra for all periods presented. Contemporaneously with the Enterra merger, Weatherford effected a one-for-two reverse stock split of its Common Stock (see Note 6). In this report, all per common share amounts and numbers of common shares have been restated to reflect the reverse stock split.

     PRINCIPLES OF CONSOLIDATION. The accompanying consolidated financial statements include the accounts of Weatherford Enterra, Inc. and subsidiaries (the "Company" or "Weatherford Enterra") after elimination of all significant intercompany accounts and transactions. The Company accounts for its 50% or less-owned affiliates using the equity method.

     ACCOUNTING ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates.

     CASH AND CASH EQUIVALENTS. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The reported value of all financial instruments approximates market value. Prepayments and other current assets at December 31, 1995 and 1994 included cash of approximately $2,367,000 and $2,117,000, respectively, which was restricted as a result of exchange controls in certain foreign countries or cash collateral requirements for performance bonds, letters of credit and customs bonds.

     INVENTORIES. Inventories, net of allowances, are valued at the lower of cost (first-in, first-out or average) or market and are summarized as follows (in thousands):

                                          1995         1994
                                       -----------  -----------
Spare parts and components...........  $    34,911  $    45,894
Raw materials........................       44,494       37,944
Work in process......................       27,287       19,605
Finished goods.......................       58,691       49,748
                                       -----------  -----------
                                       $   165,383  $   153,191
                                       ===========  ===========

     Work in process and finished goods inventories include the costs of materials, labor and plant overhead.

     PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment is depreciated on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives of assets are as follows:

Buildings and improvements              5 - 45 years
Rental and service equipment            3 - 15 years
Machinery and other equipment           3 - 15 years

Expenditures for major additions and improvements are capitalized while minor replacements, maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts, and any resulting gain or loss is included in the consolidated statements of income.

                                      26

                  WEATHERFORD ENTERRA, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     GOODWILL. Goodwill represents the excess of the aggregate price paid by the Company in acquisitions accounted for as purchases over the fair market value of the net assets acquired. Goodwill is amortized on a straight-line basis generally over a period of 40 years. Management continually evaluates whether events or circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. Goodwill amortization expense totaled $5,852,000, $2,970,000 and $191,000 during 1995, 1994 and 1993, respectively. Accumulated amortization at December 31, 1995 and 1994 was $9,808,000 and $3,956,000, respectively.

     INCOME TAXES. The Company applies the liability method of accounting for income taxes. Accordingly, deferred tax assets and liabilities are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted tax laws.

     The Company does not provide federal income taxes on the undistributed earnings of certain of its foreign subsidiaries because it believes these amounts are permanently invested outside the United States. The cumulative amount of such undistributed earnings on which federal taxes have not been provided was $107,255,000 at December 31, 1995. If these foreign earnings were to be ultimately remitted, certain foreign withholding taxes would be payable, and U.S. federal income taxes payable at that time would be reduced by foreign tax credits generated by the repatriation, net of operating loss carryforwards and tax credit carryforwards.

     ENVIRONMENTAL EXPENDITURES. Environmental expenditures that relate to ongoing business activities are expensed or capitalized, in accordance with the Company's capitalization policy. Expenditures that relate to the remediation of an existing condition caused by past operations, and which do not contribute to current or future revenues, are expensed. Liabilities for these expenditures are recorded when it is probable that obligations have been incurred and the costs can be reasonably estimated. Estimates are based on currently available facts and technology, presently enacted laws and regulations and the Company's prior experience in remediation of contaminated sites. Liabilities included $17,743,000 and $9,371,000 of accrued environmental expenditures at December 31, 1995 and 1994, respectively.

     FOREIGN CURRENCY TRANSLATION. The functional currency for most of the Company's international operations is the applicable local currency. The translation of the foreign currencies into U.S. dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for income statement accounts using a weighted average exchange rate for the period. The gains or losses resulting from such translation are included as a separate component of stockholders' equity. Gains or losses resulting from foreign currency transactions are included in the consolidated statements of income.

     FOREIGN EXCHANGE CONTRACTS. The Company occasionally enters into foreign exchange contracts only as a hedge against certain existing economic exposures, and not for speculative or trading purposes. These contracts reduce exposure to currency movements affecting existing assets and liabilities denominated in foreign currencies, such exposure resulting primarily from trade receivables and payables and intercompany loans. The future value of these contracts and the related currency positions are subject to offsetting market risk resulting from foreign currency exchange rate volatility. The counterparties to the Company's foreign exchange contracts are creditworthy multinational commercial banks. Management believes that the risk of counterparty nonperformance is immaterial. At December 31, 1995 and 1994, the Company had contracts maturing the following January to sell $56,594,000 and $55,880,000, respectively, in Norwegian kroner, U.K. pounds sterling and Dutch

                                      27

                  WEATHERFORD ENTERRA, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) guilders. Had such respective contracts matured on December 31, 1995 and 1994, the Company's required cash outlay would have been $38,000 and $461,000, respectively.

     REVENUE RECOGNITION. Revenues are recognized when services and rentals are provided and when products and equipment are shipped. Proceeds from customers for the cost of oilfield rental equipment that is involuntarily damaged or lost downhole are reflected as revenues.

     INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE. Income (loss) per common and common equivalent share is computed on the basis of the weighted average number of shares of Common Stock and common stock equivalents, if dilutive, outstanding during the periods. For purposes of this calculation, dividends on the Company's $2.625 Convertible Exchangeable Cumulative Preferred Stock (the "Preferred Stock") of $1,153,000 were deducted from net income during 1993. Preferred Stock dividends in arrears paid in 1993 totaling $6,150,000 had been deducted from net income for purposes of calculating income per common and common equivalent share during the years in which the arrearages accumulated. Fully diluted income per share is equal to primary income per share in all periods presented.

     CONCENTRATION OF CREDIT RISK. The Company grants credit to its customers, which are primarily in the oil and gas industry. Credit risk with respect to trade accounts receivable is generally diversified due to the large number of entities comprising the Company's customer base and their dispersion across many different countries. The Company performs periodic credit evaluations of its customers and generally does not require collateral. The Company monitors its exposure for credit losses and maintains an allowance for anticipated losses (see Note 12).

     RECLASSIFICATIONS. Certain reclassifications were made to previously reported amounts in the consolidated financial statements and notes to make them consistent with the current presentation format.

(2)  ACQUISITIONS AND MERGERS --

     Results of operations for business combinations accounted for as purchases are included in the accompanying consolidated financial statements since the date of acquisition. With respect to business combinations accounted for as poolings of interests, the consolidated financial statements have been restated for all periods presented as if the companies had been combined since inception.

     ENTERRA. On October 5, 1995, Weatherford completed a merger with Enterra, a worldwide provider of specialized services and products to the oil and gas industry through its oilfield, pipeline and gas compression services businesses. After giving effect to a contemporaneous one-for-two reverse stock split (see Note 6), Weatherford issued approximately 23,668,000 shares of Common Stock in exchange for all the outstanding shares of Enterra common stock based on an exchange ratio of 0.845 of a share of Weatherford Common Stock for each share of Enterra common stock outstanding. The merger was accounted for as a pooling of interests.

                                      28

                  WEATHERFORD ENTERRA, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A reconciliation of revenues and net income (loss) of the combined entities as restated follows (in thousands):

                                    JANUARY 1, 1995    YEAR ENDED DECEMBER 31,
                                        THROUGH        ------------------------
                                    OCTOBER 5, 1995       1994         1993
                                    ----------------   -----------  -----------
Revenues:
     Weatherford.................       $312,466       $   374,506  $   335,434
     Enterra.....................        348,573           302,243      165,057
                                    ----------------   -----------  -----------
     Combined....................       $661,039       $   676,749  $   500,491
                                    ================   ===========  ===========
Net Income (Loss):
     Weatherford.................       $ 28,621       $    29,460  $    21,990
     Enterra.....................         (3,609)           12,517       13,185
                                    ----------------   -----------  -----------
     Combined....................       $ 25,012       $    41,977  $    35,175
                                    ================   ===========  ===========

     ENERGY INDUSTRIES. On December 15, 1995, the Company acquired substantially all of the assets of the natural gas compression business of Energy Industries, Inc. and Zapata Energy Industries, L.P. (collectively, "Energy Industries") in a transaction accounted for as a purchase. Energy Industries was engaged in the business of fabricating, selling, installing, renting and servicing natural gas compressor units used in the oil and gas industry. The Company paid approximately $130,000,000 in cash, subject to adjustment, and assumed certain liabilities totaling approximately $12,485,000.

     H & H. On September 1, 1994, Weatherford completed a merger with H & H Oil Tool Co., Inc. ("H & H"), a rental and fishing tool company operating in California and the Rocky Mountain Region. The Company issued approximately 1,323,000 shares of Common Stock in exchange for all the outstanding shares of H & H common stock based on an exchange ratio of 0.3945 of a share of Company Common Stock for each share of H & H common stock outstanding. The merger was accounted for as a pooling of interests. In connection with the H & H merger, Weatherford repaid indebtedness of H & H totaling $1,595,000, which included a $1,370,000 note payable to a shareholder of H & H. In addition, Weatherford recorded acquisition-related costs totaling $2,500,000, primarily representing transaction fees and employee termination and facility closure costs to consolidate the H & H operations into Weatherford.

     TOTAL ENERGY. On August 12, 1994, Enterra acquired all of the outstanding common stock of Total Energy Services Company ("Total Energy") in exchange for shares of Enterra common stock valued, in the aggregate, at $213,570,000 in a transaction accounted for as a purchase. Total Energy was primarily engaged in the businesses of designing, fabricating, selling, installing and renting gas compressor units and of manufacturing and servicing specialized oilfield equipment for use in the oil and gas industry. Enterra also acquired the minority interests in two Total Energy subsidiaries for $23,000,000 in cash, paid transaction costs and employment-related obligations totaling approximately $15,000,000 and assumed Total Energy's long-term debt of $75,000,000.

     ODFJELL RENTAL. On April 15, 1994, Weatherford acquired the rental assets and business of various companies comprising the Rental Division of Odfjell Drilling and Consulting Company (collectively, "Odfjell Rental") in a transaction accounted for as a purchase. Odfjell Rental was engaged in the rental of oilfield tools to the oil and gas industry in Norway, the United Kingdom, the Netherlands and Southeast Asia. Weatherford paid $56,200,000 in cash and assumed certain contractual rights and obligations.

                                      29

                  WEATHERFORD ENTERRA, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following unaudited pro forma summary results of operations assume that the acquisitions of Energy Industries, Total Energy and Odfjell Rental occurred on January 1, 1994 (in thousands except per share amounts):

                                         1995(1)       1994
                                       -----------  -----------
Revenues.............................  $   920,456  $   903,060
Net income...........................  $    71,727  $    85,887
Income per common and common
  equivalent share...................  $      1.41  $      1.69
- ------------
(1) Includes unusual charges of $28,282,000, or $0.24 per common share. See
    Note 3.

     The unaudited pro forma summary results of operations are not necessarily indicative of results of operations that would have occurred had the transactions taken place on January 1, 1994 or of future results of operations of the combined businesses.

     HOMCO. On April 1, 1993, Weatherford acquired substantially all of the assets of Homco International, Inc. and its subsidiaries (collectively, "Homco") in a transaction accounted for as a purchase. Homco's primary businesses included rental tools and fishing tool services and manufactured products. Weatherford paid Homco $97,500,000 in cash and assumed certain liabilities totaling approximately $39,200,000. In connection with the Homco acquisition, Weatherford recorded acquisition-related costs totaling $4,000,000, primarily representing employee termination and facility closure costs to consolidate the Homco operations into Weatherford. Between April 1, 1993 and December 31, 1993, the Company sold five Homco business lines for total consideration of $25,853,000, consisting of cash of $17,353,000 and notes receivable and marketable securities valued at approximately $8,500,000. No gains or losses were recognized in connection with these sales.

     OTHER ACQUISITIONS. During 1995, 1994 and 1993, the Company acquired several businesses in addition to those mentioned above in transactions accounted for as purchases. The impact of these acquisitions on reported results of operations, on a pro forma basis, was not material to the Company's consolidated results of operations.

(3)  ACQUISITION-RELATED COSTS AND OTHER UNUSUAL CHARGES --

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires that long-lived assets and intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and that long-lived assets and intangibles to be disposed of be reported at the lower of carrying amount or fair value net of selling costs. SFAS No. 121 also establishes the procedures for review of recoverability, and measurement of impairment if necessary, of long-lived assets and intangibles to be held and used by an entity.

     During the second quarter of 1995, the Company adopted SFAS No. 121 and management of Enterra made certain strategic decisions which resulted in $28,282,000 of unusual charges. Such charges included a $10,041,000 writedown to fair value, based on management's estimation of net sales price, related to three energy products and services businesses to be sold. Revenues and operating income related to such businesses were $46,747,000 and $3,080,000 in 1995, $27,940,000 and $2,490,000 in 1994 and $1,024,000 and $231,000 in 1993,
respectively. On September 25, 1995, Enterra sold substantially all of the fixed assets and inventory of one such business for cash of $9,494,000. At December 31, 1995, the carrying value of the remaining businesses to be sold was

                                      30

                  WEATHERFORD ENTERRA, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

approximately $18,500,000. One of these businesses was sold on January 31, 1996 for cash of $9,754,000, subject to adjustment.

     The remaining second quarter unusual charges of $18,241,000 consisted primarily of asset writedowns related to certain excess facilities, equipment and inventories, and estimated costs in connection with the closure of certain pipeline businesses and the consolidation of certain oilfield service administrative and operating facilities. This restructuring resulted in reductions of approximately 40 and 80 personnel in the pipeline and oilfield services segment, respectively.

     During the fourth quarter of 1995, the Company recorded expenses of $59,900,000 related to the merger with Enterra and the financial impact of management decisions related to the future operations of the combined companies. The acquisition-related costs primarily consisted of transaction costs, severance and termination agreements with former officers and employees, facility closure costs primarily to consolidate the oilfield service operations and administrative functions of Enterra and Weatherford (reducing approximately 600 personnel), and the reduction in recorded value of certain assets that had diminished future value in the operations of the combined Company.

     A summary of the 1995 acquisition-related costs and other unusual charges follows (in thousands):

                                        SECOND       FOURTH
                                        QUARTER      QUARTER       YEAR
                                        -------      -------      -------
Enterra merger transaction-related
  costs..............................   $    --      $18,800      $18,800
Severance and termination costs......     1,588       10,900       12,488
Facility closure and consolidation
  costs..............................     1,893       19,050       20,943
Writedowns of assets to be sold......    10,041        2,240       12,281
Other asset writedowns...............    13,762        8,210       21,972
Other................................       998          700        1,698
                                        -------      -------      -------
                                        $28,282      $59,900      $88,182
                                        =======      =======      =======

     Weatherford recorded acquisition-related costs of $2,500,000 in the third quarter of 1994 related to the H & H merger and $4,000,000 in the second quarter of 1993 in connection with the Homco acquisition (See Note 2). The 1994 and 1993 acquisition-related costs primarily represented transaction costs of the H & H merger and employee termination and facility closure costs to consolidate the operations of H & H and Homco into Weatherford.

(4)  LONG-TERM DEBT --

     Long-term debt consisted of the following (in thousands):

                                          1995         1994
                                       -----------  -----------
Bank term loan.......................  $   200,000  $    67,105
Bank revolving credit facility.......      120,000      122,500
Foreign bank debt, denominated in
  foreign currencies.................        2,071          129
Industrial Revenue Bonds.............        3,085        3,310
Other indebtedness...................        3,804        3,515
                                       -----------  -----------
                                           328,960      196,559
Less -- Amounts due within one
  year...............................       36,670       17,813
                                       -----------  -----------
                                       $   292,290  $   178,746
                                       ===========  ===========

                                      31

                  WEATHERFORD ENTERRA, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In connection with the Enterra merger, the Company entered into new bank credit facilities (the "Facilities") consisting of a $200,000,000 term loan (the "Term Loan") and a $200,000,000 revolving credit facility (the "Revolving Credit Facility"). The Facilities replaced the previous primary bank credit facilities of Weatherford and Enterra. The Term Loan is payable in 23 equal quarterly installments commencing March 31, 1996. The Revolving Credit Facility matures on September 30, 2000. Amounts outstanding under the Facilities accrue interest at a variable rate ranging from 0.375% to 0.625% above a specified Eurodollar rate, depending on the Company's total debt-to-total capitalization ratio. The applicable interest rate on amounts outstanding at December 31, 1995 was 6.4%. A commitment fee ranging from 0.15% to 0.225% per annum, depending on the Company's total debt-to-total capitalization ratio, is payable quarterly on the unused portion of the Revolving Credit Facility. The Facilities agreement requires that the Company maintain certain financial ratios and limits the Company's ability to incur indebtedness, make investments and dispose of assets.

     The Industrial Revenue Bonds are payable in annual installments ranging from $275,000 to $610,000, plus interest, through July 2002. The applicable rate of interest on amounts outstanding at December 31, 1995 was 5.2%. The Industrial Revenue Bonds are collateralized by a $3,142,000 irrevocable letter of credit.

     Maturities of the Company's long-term debt at December 31, 1995 were as follows (in thousands):

1996.................................  $    36,670
1997.................................       38,022
1998.................................       36,001
1999.................................       35,605
2000.................................      155,392
Thereafter...........................       27,270
                                       -----------
                                       $   328,960
                                       ===========

     At December 31, 1995, the Company had $80,000,000 available to borrow under the Revolving Credit Facility and $11,822,000 available for borrowing under working capital facilities of certain of the Company's international subsidiaries. In addition, the Company has various credit facilities available only for stand-by letters of credit and bid and performance bonds, pursuant to which funds are available to the Company to secure performance obligations and certain retrospective premium adjustments under insurance policies. The Company had a total of $18,857,000 of letters of credit and bid and performance bonds outstanding at December 31, 1995.

(5)  INCOME TAXES --

     The components of income (loss) before income taxes and minority interests were as follows (in thousands):

                                          1995        1994       1993
                                       -----------  ---------  ---------
Foreign..............................  $    23,853  $  35,233  $  37,064
United States........................      (38,807)    23,583     11,823
                                       -----------  ---------  ---------
                                       $   (14,954) $  58,816  $  48,887
                                       ===========  =========  =========

                                      32

                  WEATHERFORD ENTERRA, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The income tax provision (benefit) was comprised of the following (in thousands):

                                          1995        1994       1993
                                       -----------  ---------  ---------
Current:
     Foreign.........................  $    15,219  $  13,790  $  12,655
     U.S. alternative minimum taxes
        and
        state income taxes...........          946      2,519      1,194
                                       -----------  ---------  ---------
           Total current.............       16,165     16,309     13,849
                                       -----------  ---------  ---------
Deferred:
     Foreign.........................        3,038        847       (769)
     U.S. Federal....................      (23,819)      (198)       555
                                       -----------  ---------  ---------
           Total deferred............      (20,781)       649       (214)
                                       -----------  ---------  ---------
                                       $    (4,616) $  16,958  $  13,635
                                       ===========  =========  =========

     The consolidated provision for income taxes differs from the provision computed at the statutory U.S. federal income tax rate of 35% for the following reasons (in thousands):

                                          1995        1994       1993
                                       -----------  ---------  ---------
Tax provision at U.S. statutory
  rate...............................  $    (5,234) $  20,399  $  16,930
Foreign income, taxed at more (less)
  than U.S.
  statutory rate.....................        7,687      2,448       (938)
Intercompany dividends...............          557      1,479        665
Benefit of U.S. NOL carryforwards....      (15,299)    (8,869)    (3,667)
Nondeductible goodwill...............        1,601        692         45
Nondeductible expenses related to
  acquisitions.......................        3,307         --         --
Other nondeductible expenses.........        1,819        394        236
Tax-exempt interest income...........           --       (102)      (449)
U.S. alternative minimum taxes and
  state income taxes.................          946        517        813
                                       -----------  ---------  ---------
                                       $    (4,616) $  16,958  $  13,635
                                       ===========  =========  =========

     On the accompanying consolidated balance sheets, current deferred tax assets and liabilities are netted within each tax jurisdiction. The components of the net deferred tax assets (liabilities) shown on the consolidated balance sheets are as follows (in thousands):

                                         1995        1994
                                       ---------  -----------
Current deferred tax assets..........  $  20,850  $    16,192
Valuation allowance, current.........     (9,855)      (4,358)
Non-current deferred tax assets......     11,299       48,780
Valuation allowance, non-current.....     (6,644)     (26,625)
                                       ---------  -----------
     Total deferred tax assets.......     15,650       33,989
                                       ---------  -----------
Current deferred tax liabilities.....       (117)      (1,486)
Non-current deferred tax
  liabilities........................     (5,627)     (48,120)
                                       ---------  -----------
     Total deferred tax
  liabilities........................     (5,744)     (49,606)
                                       ---------  -----------
Net deferred tax assets
  (liabilities)......................  $   9,906  $   (15,617)
                                       =========  ===========

                                      33

                  WEATHERFORD ENTERRA, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The change in the valuation allowance in 1995 primarily relates to current year utilization of U.S. net operating loss ("NOL") carryforwards and management's assessment that future taxable income will be sufficient to enable the Company to utilize remaining NOL carryforwards. The tax effects of significant temporary differences giving rise to deferred tax assets (liabilities) are as follows (in thousands):

                                          1995         1994
                                       -----------  -----------
Net operating loss and tax credit
  carryforwards......................  $    40,056  $    30,458
Depreciation and amortization........      (39,378)     (37,332)
Financial reserves and accruals not
  yet deductible.....................       16,804       16,770
Other differences between financial
  and tax bases
  of assets and liabilities..........        8,923        5,470
Valuation allowances.................      (16,499)     (30,983)
                                       -----------  -----------
                                       $     9,906  $   (15,617)
                                       ===========  ===========

     The Company has U.S. alternative minimum tax credit carryforwards of approximately $3,674,000 which do not expire and can be used to reduce regular tax to the extent it exceeds alternative minimum tax liability in future years. The Company also has U.S. NOL carryforwards available to reduce future U.S. taxable income of $47,780,000 expiring between 1999 and 2009 and general business credit carryforwards available to reduce future U.S. federal income taxes payable of $9,677,000 expiring between 1996 and 2000.

(6)  CAPITAL STOCK --

     COMMON STOCK. On October 5, 1995, contemporaneously with the Enterra merger (see Note 2), the Company effected a one-for-two reverse stock split of Company Common Stock. In this report, all per common share amounts and numbers of common shares have been restated to reflect the reverse stock split. The Company has not declared dividends on Common Stock since December 1982 and management does not anticipate paying dividends on Common Stock at any time in the foreseeable future. On April 27, 1993, the Company completed the sale, pursuant to a public offering, of 4,675,000 shares of Common Stock at a price of $21.00 per share. The proceeds to the Company of $92,496,000, net of underwriters' discount and expenses of $536,000, were substantially used to repay indebtedness incurred in connection with the acquisition of Homco (See
Note 2).

     PREFERRED STOCK. In the fourth quarter of 1993, the Company paid cash dividends in arrears totaling $6,150,000, or $10.50 per preferred share, on its Preferred Stock. These dividend arrearages accumulated during a 16-quarter period from 1986 through 1989. On October 27, 1993, the Company announced that it would redeem all shares of Preferred Stock outstanding on November 30, 1993 (the "Redemption Date") at a redemption price of $25.263 per preferred share. Prior to the Redemption Date, holders of 571,693 shares of Preferred Stock elected to convert such shares into 777,498 shares of Common Stock. The remaining 14,012 shares of Preferred Stock were redeemed for an aggregate redemption price of $354,000.

     EMPLOYEE STOCK PLANS. The Company has a number of stock option plans pursuant to which officers and other key employees may be granted options to purchase shares of Common Stock. At December 31, 1995, there were 2,324,217 shares available for issuance under the plans, at fair market value. Options generally become exercisable in three annual installments, beginning one year after the date of grant. Unexercised options expire five or ten years after the date of grant. Pursuant to the Enterra merger, the Company replaced all options outstanding under Enterra's option plan with options to purchase an equivalent number of shares of Company Common Stock. The Company has a Non-

                                      34

                  WEATHERFORD ENTERRA, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Employee Director Stock Option Plan (the "Director Option Plan") pursuant to which each non-employee director receives upon election as a director an initial option to purchase 2,500 shares and, at each annual meeting thereafter, an additional option to purchase 500 shares of Common Stock, in each case at fair market value. At December 31, 1995, there were 60,000 shares available for issuance under the Director Option Plan. Options become exercisable six months after the date of grant, and unexercised options expire ten years after the date of grant. Enterra had a similar plan, pursuant to which directors of Enterra received immediately exercisable options to purchase shares of Enterra common stock, at fair market value. All outstanding options under the Enterra director plan were exercised prior to the Enterra merger.

     The following table summarizes activity related to stock option plans of the Company:

                                            NUMBER OF SHARES
                                        -------------------------
                                                     NON-EMPLOYEE         OPTION PRICE
                                        EMPLOYEES     DIRECTORS             PER SHARE
                                        ---------    ------------   -------------------------
Outstanding, December 31, 1992.......   1,176,929        35,913     $    4.50   -   $   23.95
     Granted.........................     187,125        10,562         10.14   -       24.71
     Exercised.......................    (363,341)       (8,450)         4.50   -       23.95
     Terminated......................     (33,770)           --          8.75   -       20.27
                                        ---------    ------------
Outstanding, December 31, 1993.......     966,943        38,025          5.63   -       24.71
     Granted.........................     156,201        29,575         12.04   -       23.95
     Exercised.......................     (84,188)       (8,450)         5.63   -       19.09
     Terminated......................     (60,021)           --          6.75   -       19.75
                                        ---------    ------------
Outstanding, December 31, 1994.......     978,935        59,150          6.75   -       24.71
     Granted.........................     953,985        57,575         18.50   -       26.00
     Exercised.......................    (220,284)      (88,725)         8.75   -       23.08
     Terminated......................    (424,404)           --         11.75   -       21.30
                                        ---------    ------------
Outstanding, December 31, 1995.......   1,288,232        28,000          6.75   -       26.00
                                        =========    ============
Exercisable, December 31, 1995.......     432,494        20,500          6.75   -       24.71
                                        =========    ============

     In addition to the options in the above table, the Company granted options to purchase 34,200, 45,337 and 84,500 shares of Common Stock in 1991, 1994 and 1995, respectively, to former directors and former employees of acquired companies and to a former officer of the Company. These options were granted pursuant to separate agreements and are not covered by an option plan. Exercises of such options totaled 4,400, 5,600 and 40,334 shares in 1993, 1994 and 1995, respectively, and 113,703 of such options were outstanding and exercisable at December 31, 1995 at prices ranging from $10.14 to $25.75 per share.

     The Company has a Stock Appreciation Rights Plan (the "SAR Plan") pursuant to which certain officers and other key employees were granted stock appreciation units ("SAR's"). The SAR Plan was amended in 1992 to provide that no additional grants would be made. SAR's were awarded in connection with stock options granted under one of the Company's stock option plans and can be exercised only if the related stock option is exercised. Compensation expense is recorded based on the increase in the market price of the Company's Common Stock since the date of grant. At December 31, 1995, there were 54,166 SAR's outstanding, all of which were vested, at an average price of $10.46 per SAR. During 1995, 1994 and 1993, the Company recognized compensation expense of $121,000, $350,000 and $801,000, respectively, in connection with SAR's.

                                      35

                  WEATHERFORD ENTERRA, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company has a stock bonus plan (the "Bonus Plan") pursuant to which officers and certain other key employees of the Company may be granted shares of Common Stock. The market value of shares granted under the Bonus Plan is recorded to compensation expense on the date of grant. With respect to the Bonus Plan, the Company granted 9,875 shares and recognized compensation expense of $195,000 during 1994. The Company granted no shares under the Bonus Plan in 1995 and 1993. There were 25,179 shares available for future grants under the Bonus Plan at December 31, 1995.

     The Company has a restricted stock plan for certain officers of the Company and previously had a restricted stock plan for non-employee directors of the Company (collectively, the "Restricted Plans"), pursuant to which shares of common stock may be granted. Shares granted under the Restricted Plans are subject to certain restrictions on ownership and transferability when granted. With respect to grants made to officers prior to 1993, such restrictions generally lapse in four equal annual installments based on continued employment. Beginning in 1993, restrictions on grants made to officers lapse in part based on continued employment and in part based on Company performance. With respect to grants made to non-employee directors, such restrictions lapsed in three equal annual installments based on continued service. The director Restricted Plan has expired by its terms. The compensation related to the restricted stock grants is deferred and amortized to expense on a straight-line basis over the period of time the restrictions are in place, and the unamortized portion is classified as a reduction of paid-in capital in the accompanying consolidated balance sheets. The following table provides a summary of activity related to the Restricted Plans:

                                                             RESTRICTED PLAN
                                        RESTRICTED PLAN     FOR NON-EMPLOYEE
                                          FOR OFFICERS          DIRECTORS
                                        ----------------    -----------------
Outstanding, December 31, 1992.......         71,038               39,545
     Granted (market price: $15.75
        per share)...................         41,250                   --
     Forfeited.......................         (5,000)              (3,330)
     Restrictions terminated.........        (24,150)             (21,924)
                                        ----------------    -----------------
Outstanding, December 31, 1993.......         83,138               14,291
     Granted (market price: $19.75
        per share)...................         25,450                   --
     Forfeited.......................         (2,438)                  --
     Restrictions terminated.........        (52,318)             (14,291)
                                        ----------------    -----------------
     Outstanding, December 31,
        1994.........................         53,832                   --
     Granted (market price: $18.50
        per share)...................         29,500                   --
     Restrictions terminated.........        (47,193)                  --
                                        ----------------    -----------------
Outstanding, December 31, 1995.......         36,139                   --
                                        ================    =================
Shares available for future grants at
  December 31, 1995..................        160,437                   --
                                        ================    =================
Compensation expense:
     1995............................       $392,000            $      --
     1994............................        512,000               84,000
     1993............................        876,000              187,000
Deferred compensation at December 31:
     1995............................       $884,000            $      --
     1994............................        730,000                   --

     The Company has an Employee Stock Purchase Plan (the "ESPP"), pursuant to which eligible employees can purchase shares of Common Stock through payroll deductions. The Company matches

                                      36

                  WEATHERFORD ENTERRA, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

a specified percentage of the employee contributions made to the ESPP. Company matching contributions to the ESPP totaled $48,000, $45,000 and $46,000 during 1995, 1994 and 1993, respectively. There were 72,377 shares available for future purchases under the ESPP at December 31, 1995.

(7)  RETIREMENT AND EMPLOYEE BENEFIT PLANS --

     The Company has defined benefit and defined contribution pension plans covering substantially all U.S. employees and certain international employees. Plan benefits are generally based on years of service and average compensation levels. The Company's funding policy is to contribute, at a minimum, the annual amount required under applicable governmental regulations. With respect to certain international plans, the Company has purchased irrevocable annuity contracts to settle certain benefit obligations. Plan assets are invested primarily in equity and fixed income mutual funds.

     Pension expense related to the Company's defined contribution pension plans totaled $4,489,000, $3,691,000 and $2,962,000 in 1995, 1994 and 1993,
respectively. Pension expense related to the Company's defined benefit pension plans included the following components (in thousands):

                                         1995       1994       1993
                                       ---------  ---------  ---------
Service cost -- benefits earned
  during the period..................  $     692  $   1,071  $     650
Interest cost on projected benefit
  obligation.........................        365        310        237
Actual return on plan assets.........       (354)       (47)      (227)
Net amortization and deferral........        115       (121)       107
                                       ---------  ---------  ---------
                                       $     818  $   1,213  $     767
                                       =========  =========  =========

     The following table sets forth the funded status of the Company's defined benefit pension plans and the assumptions used in computing such information (in thousands, except percentages):

                                          U.S. PLANS          NON-U.S. PLANS
                                     --------------------  --------------------
                                       1995       1994       1995       1994
                                     ---------  ---------  ---------  ---------
Actuarial present value of benefit
  obligations:
Vested benefit obligation..........  $     941  $     426  $   2,591  $   2,170
                                     =========  =========  =========  =========
Accumulated benefit obligation.....  $   1,441  $     689  $   2,939  $   2,402
                                     =========  =========  =========  =========
Projected benefit obligation.......  $   2,042  $   1,075  $   3,735  $   2,992
Plan assets at fair value..........      1,130        958      1,729      1,422
                                     ---------  ---------  ---------  ---------
Projected benefit obligation in
  excess of plan assets............       (912)      (117)    (2,006)    (1,570)
Unrecognized prior service cost....         10         --        183        183
Unrecognized net (gain) loss.......        481        (57)      (732)      (879)
Unrecognized transition obligation.         --         --        160        157
                                     ---------  ---------  ---------  ---------
Unfunded accrued pension cost......       (421)      (174)    (2,395)    (2,109)
Adjustment for minimum liability...        (21)        --         --         --
                                     ---------  ---------  ---------  ---------
Pension liability..................  $    (442) $    (174) $  (2,395) $  (2,109)
                                     =========  =========  =========  =========
Assumed discount rates.............       7.25%       8.5%   6.8-8.0%   7.5-8.0%
Assumed rates of increase in
  compensation levels..............        4.0%      5.25%   4.0-5.0%   4.0-5.0%
Assumed expected long-term rate of
  return on plan assets............        8.0%       8.0%       8.0%       8.0%

                                      37

                  WEATHERFORD ENTERRA, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(8)  COMMITMENTS AND CONTINGENCIES --

     Aggregate minimum rental commitments under noncancelable operating leases with lease terms in excess of one year as of December 31, 1995 were as follows (in thousands):

1996.................................  $  11,570
1997.................................      7,363
1998.................................      6,255
1999.................................      5,490
2000.................................      4,345
Thereafter...........................     27,467
                                       ---------
                                       $  62,490
                                       =========

     The Company incurred total rental expense under operating leases of $14,069,000, $15,329,000 and $13,689,000 in 1995, 1994 and 1993, respectively.

     The Company is involved in certain claims and lawsuits arising in the normal course of business. In the opinion of management, the likelihood that uninsured losses, if any, resulting from the ultimate resolution of these matters will have a material adverse effect on the financial position, results of operations or liquidity of the Company is remote.

(9)  SEGMENT INFORMATION --

     The Company is a diversified international energy service and manufacturing company that provides a variety of services and equipment to the exploration, production and transmission sectors of the oil and gas industry. The Company operates in four industry segments -- oilfield services, energy products and services, gas compression and pipeline services. Revenues by industry segment and geographic area include both revenues from unaffiliated customers and intersegment revenues from related companies. The price at which intercompany sales are made is generally based on the selling price to unaffiliated customers less a discount or the direct product cost plus a mark-up. Indirect expenses have been allocated to industry segments in proportion to outside revenues.

     Export sales from the United States to unaffiliated customers in other geographic areas were as follows (in thousands):

                                         1995       1994       1993
                                       ---------  ---------  ---------
Europe/Commonwealth of Independent
  States.............................  $  10,904  $  16,443  $   8,014
Canada...............................     14,729     10,557     12,396
Africa...............................     17,792      9,605        820
Middle East..........................      3,843      4,209      7,215
Asia-Pacific.........................     11,242     17,047     10,943
Latin America........................      5,552      4,969      6,422
Other................................      1,403        381      3,578
                                       ---------  ---------  ---------
                                       $  65,465  $  63,211  $  49,388
                                       =========  =========  =========

                                      38

                  WEATHERFORD ENTERRA, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Information with respect to industry and geographic segments follows (in thousands):

                                                                                                  CORPORATE
                                        OILFIELD    ENERGY PRODUCTS        GAS        PIPELINE        AND
                                        SERVICES     AND SERVICES      COMPRESSION    SERVICES    ELIMINATIONS    CONSOLIDATED
                                        --------    ---------------    -----------    --------    ------------    ------------
1995:
Outside revenues.....................   $470,548       $ 225,422        $  94,386     $68,551      $       --      $  858,907
Intersegment revenues................         --          20,586               --          --         (20,586)             --
Acquisition-related costs and other
  unusual charges....................     31,715          22,694               --       4,762          29,011          88,182
Operating income (loss)..............     41,214         (14,210)           7,788       3,602         (38,212)            182
Identifiable assets..................    545,688         172,770          434,146      41,940          64,316       1,258,860
Depreciation and amortization........     65,560           8,636           14,421       5,610           1,730          95,957
Capital expenditures.................     84,968           6,171           16,246       3,098             142         110,625
1994:
Outside revenues.....................   $423,381       $ 143,757        $  46,145     $63,466      $       --      $  676,749
Intersegment revenues................         --          11,748               --          --         (11,748)             --
Acquisition-related costs............      2,500              --               --          --              --           2,500
Operating income (loss)..............     52,665          16,668            4,047      (2,237 )        (5,439)         65,704
Identifiable assets..................    587,454         193,055          267,988      60,890          44,583       1,153,970
Depreciation and amortization........     54,605           4,532            4,969       5,088           1,843          71,037
Capital expenditures.................     94,722           5,011           10,857       3,266             162         114,018
1993:
Outside revenues.....................   $358,048       $  92,164        $      --     $50,279      $       --      $  500,491
Intersegment revenues................         --          10,779               --          --         (10,779)             --
Acquisition-related costs............      4,000              --               --          --              --           4,000
Operating income (loss)..............     44,743          10,726               --       2,019          (7,817)         49,671
Identifiable assets..................    429,105          80,972               --      57,376          68,149         635,602
Depreciation and amortization........     41,266           2,872               --       4,920           1,391          50,449
Capital expenditures.................     56,988           3,681               --       3,004              84          63,757

                                                                                                        CORPORATE
                                         UNITED                                            OTHER            AND
                                         STATES      CANADA      EUROPE     AFRICA     INTERNATIONAL    ELIMINATIONS
                                        --------    --------    --------    -------    -------------    ------------
1995:
Outside revenues.....................   $471,672    $106,491    $110,065    $57,450      $ 113,229        $     --
Intersegment revenues................     10,091         167       6,049         --          1,638         (17,945)
Acquisition-related costs and other
  unusual charges....................     43,276       2,850       4,302        624          8,119          29,011
Operating income (loss)..............      5,745      11,382       3,088     13,912          4,267         (38,212)
Identifiable assets..................    790,625      73,368     141,673     40,299        148,579          64,316
Capital expenditures.................     59,474       9,953       9,605      5,655         25,796             142

1994:
Outside revenues.....................   $383,076    $ 75,809    $ 84,830    $41,574      $  91,460        $     --
Intersegment revenues................     17,499         287       5,104         --          1,372         (24,262)
Acquisition-related costs............      2,500          --          --         --             --              --
Operating income (loss)..............     28,924      15,502       3,023     11,204         12,490          (5,439)
Identifiable assets..................    706,175      89,462     125,365     38,708        149,677          44,583
Capital expenditures.................     68,903       8,989      12,309      1,581         22,099             137

1993:
Outside revenues.....................   $285,163    $ 25,811    $ 73,291    $38,168      $  78,058        $     --
Intersegment revenues................      8,383         675       7,982        115          1,375         (18,530)
Acquisition-related costs............      4,000          --          --         --             --              --
Operating income (loss)..............     17,996       4,920       5,607      6,726         22,239          (7,817)
Identifiable assets..................    324,730      35,943      65,975     30,526        110,279          68,149
Capital expenditures.................     33,161       2,312       9,521      2,835         15,854              74

                                       CONSOLIDATED
                                       ------------
1995:
Outside revenues.....................   $  858,907
Intersegment revenues................           --
Acquisition-related costs and other
  unusual charges....................       88,182
Operating income (loss)..............          182
Identifiable assets..................    1,258,860
Capital expenditures.................      110,625
1994:
Outside revenues.....................   $  676,749
Intersegment revenues................           --
Acquisition-related costs............        2,500
Operating income (loss)..............       65,704
Identifiable assets..................    1,153,970
Capital expenditures.................      114,018
1993:
Outside revenues.....................   $  500,491
Intersegment revenues................           --
Acquisition-related costs............        4,000
Operating income (loss)..............       49,671
Identifiable assets..................      635,602
Capital expenditures.................       63,757

                                      39

                  WEATHERFORD ENTERRA, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     (10) UNAUDITED QUARTERLY FINANCIAL DATA (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                         FIRST        SECOND       THIRD        FOURTH
                                        QUARTER     QUARTER(1)    QUARTER     QUARTER(2)     YEAR(3)
                                        --------    ----------    --------    ----------   -----------
1995:
     Revenues........................   $219,289     $ 211,079    $220,375     $ 208,164   $   858,907
     Gross profit....................     61,898        55,239      62,456        53,968       233,561
     Acquisition-related costs and
        other
        unusual charges..............         --        28,282          --        59,900        88,182
     Operating income (loss).........     24,324        (9,163)     25,227       (40,206)          182
     Income (loss) before income
        taxes
        and minority interests.......     20,580       (12,902)     21,352       (43,984)      (14,954)
     Net income (loss)...............     14,439        (3,145)     13,148       (35,000)      (10,558)
     Net income (loss) per share.....   $   0.29     $   (0.06)   $   0.26     $   (0.68)  $     (0.21)
1994:
     Revenues........................   $138,282     $ 135,395    $181,624     $ 221,448   $   676,749
     Gross profit....................     40,581        38,040      52,310        57,685       188,616
     Acquisition-related costs.......         --            --       2,500            --         2,500
     Operating income................     14,668        15,246      17,801        17,989        65,704
     Income before income taxes
        and minority interests.......     14,419        14,316      15,753        14,328        58,816
     Net income......................     10,291        10,720      10,604        10,362        41,977
     Net income per share............   $   0.25     $    0.26    $   0.23     $    0.20   $      0.94

- ------------
(1) Includes unusual charges in 1995 of $28,282,000, or $0.24 per common share. See Note 3.

(2) Includes acquisition-related costs in 1995 of $59,900,000, or $0.93 per common share. See Note 3.

(3) Includes acquisition-related costs and other unusual charges in 1995 of $88,182,000, or $1.17 per common share. See Note 3. Due to changes in the weighted average common shares outstanding, the sums of the quarterly per share amounts for 1995 do not equal earnings per share for the year.

     (11) RELATED PARTY TRANSACTIONS The Company provides management services under various gas compressor system fleet rental agency agreements with five limited partnerships and two Subchapter S corporations. Certain of the partners of the limited partnerships and shareholders and officers of the Subchapter S corporations are employees of the Company. The Company recorded management fee income under these agency agreements totaling $1,104,000 and $386,000 during 1995 and 1994, respectively. Since the date of the Total Energy acquisition (see Note 2), the limited partnerships and Subchapter S corporations earned net revenues under these agency agreements, after deducting the management fees, of $859,000 and $299,000 during 1995 and 1994, respectively.

     (12) ALLOWANCE FOR DOUBTFUL ACCOUNTS Activity in the Company's allowance for doubtful accounts, deducted from receivables in the consolidated balance sheets, was as follows (in thousands):

                                         1995       1994       1993
                                       ---------  ---------  ---------
Balance at beginning of year.........  $  11,240  $  11,747  $   6,301
Additions charged to costs and
  expenses...........................      6,499      2,702      2,603
Deductions for uncollectible
  receivables written off............     (1,878)    (3,437)    (1,085)
Acquired businesses..................     --            164      3,945
Translation and other, net...........         81         64        (17)
                                       ---------  ---------  ---------
                                       $  15,942  $  11,240  $  11,747
                                       =========  =========  =========

                                      40

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE MATTERS.

     None.

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

     For certain information concerning directors of the Company, reference is made to the information included under the caption "Election of Directors" included in the definitive Proxy Statement, which relates to the Annual Meeting of Stockholders of the Company to be held on May 17, 1996 (the "Proxy Statement"), to be filed within 120 days after the close of the fiscal year, which information is incorporated herein by such reference. For certain information concerning executive officers of the Company, see the caption "Executive Officers" in Item 1 elsewhere in this Report.

ITEM 11.  EXECUTIVE COMPENSATION.

     For information concerning this Item, reference is made to the caption "Executive Compensation and Other Matters" in the Proxy Statement.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     For information concerning this Item, reference is made to the caption "Ownership of Company Stock" in the Proxy Statement.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     For information concerning this Item, reference is made to the caption "Executive Compensation and Other Matters" in the Proxy Statement.

                                   PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

     (a) 1. Consolidated Financial Statements of Weatherford Enterra, Inc. and Subsidiaries:

          Report of Arthur Andersen LLP, Independent Public Accountants, dated February 29, 1996.

          Consolidated Balance Sheets -- December 31, 1995 and 1994.

          Consolidated Statements of Income for Each of the Three Years in the Period Ended December 31, 1995.

          Consolidated Statements of Stockholders' Equity for Each of the Three Years in the Period Ended December 31, 1995.

          Consolidated Statements of Cash Flows for Each of the Three Years in the Period Ended December 31, 1995.

          Notes to Consolidated Financial Statements.

     2.  Exhibits:

           2.1 -- Amended and Restated Assets Purchase Agreement among Homco International, Inc., A-1 Bit and Tool Co., Inc., A-1 Bit and Tool Company B.V., A-1 Bit and Tool Company A/S, A-1 Bit and Tool Company GmbH, A-1 Bit and Tool Company Pte., Ltd., Homco Arabian Gulf, Inc., Homco International, Inc., W.R. Grace & Company and Weatherford International Incorporated (incorporated by reference to Exhibit 2.2 to the Company's Form 10-K Annual Report for the year ended December 31, 1992 (File No. 1-7867)).

           2.2 -- Agreement and Plan of Merger dated as of June 23, 1995, as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of August 28, 1995, between Weatherford International Incorporated and Enterra Corporation (incorporated by reference to Exhibit 2.1 to the Company's Registration Statement on Form S-4 (Registration No. 33-62195)).

           2.3 -- Amendment No. 2 to Agreement and Plan of Merger dated as of October 5, 1995, between Weatherford International Incorporated and Enterra Corporation (incorporated by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K dated October 5, 1995 (File No. 1-7867)).

           2.4 -- Agreement dated as of September 20, 1995, among Zapata Corporation, Energy Industries, Inc., Zapata Energy Industries, L.P., Enterra Corporation and Enterra Compression Company (incorporated by reference to Exhibit 2 to Enterra Corporation's Current Report on Form 8-K dated October 2, 1995 (File No. 1-8153)).

           3.1 -- Corrected Restated Certificate of Incorporation of the
                  Company.

           3.2 -- Bylaws of the Company, as amended through March 17, 1994 (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated April 28, 1994 (File No. 1-7867)).

           4.1 -- Credit Agreement dated as of October 5, 1995 among Weatherford Enterra, Inc., Weatherford Enterra U.S., Inc., Weatherford/Lamb, Inc., Bank of America Illinois, as Documentation Agent, Texas Commerce Bank National Association, as Administrative Agent, Credit Lyonnais New York Branch, ABN Amro Bank, N.V., Bank of Montreal, First Interstate Bank of Texas, N.A., Arab Banking Corporation (B.S.C.) and the financial institutions listed on the signature pages thereto (incorporated by reference to Exhibit 4.1 to the Company's Form 10-Q Quarterly Report for the quarter ended September 30, 1995 (File No. 1-7867)).

           4.2 -- First Amendment to Credit Agreement dated as of December 29, 1995 among Weatherford Enterra, Inc., Weatherford Enterra, U.S., Inc. Weatherford/Lamb, Inc., Weatherford Enterra U.S., Limited Partnership, Bank of America Illinois, as Documentation Agent, Texas Commerce Bank National Association, as Administrative Agent, Credit Lyonnais New York Branch, ABN Amro Bank, N.V., Bank of Montreal, First Interstate Bank of Texas, N.A., Arab Banking Corporation (B.S.C.) and the financial institutions listed on the signature pages thereto.

           4.3 -- Agreement dated as of June 23, 1995, as amended as of August 28, 1995, among Weatherford International Incorporated and American Gas & Oil Investors, Limited Partnership, AmGO II, Limited Partnership, AmGO III, Limited Partnership, First Reserve Secured Energy Assets Fund, Limited Partnership, First Reserve Fund V, Limited Partnership, First Reserve Fund V-2, Limited Partnership, and First Reserve Fund VI, Limited Partnership (collectively, the "First Reserve Funds"), and First Reserve Corporation (incorporated by reference to
                  Exhibit 4.6 to the Company's Registration Statement on Form S-4 (Registration No. 33-62195)).

          *10.1-- 1987 Stock Option Plan (incorporated by reference to Exhibit
                  10.1 to the Company's Form 10-K Annual Report for the year ended December 31, 1994 (File No. 1-7867)).

          *10.2-- 1991 Stock Option Plan (incorporated by reference to Exhibit
                  10.2 to the Company's Form 10-K Annual Report for the year ended December 31, 1994 (File No. 1-7867)).

          *10.3-- Stock Appreciation Rights Plan (incorporated by reference to
                  Exhibit 10.5 to the Company's Form 10-K Annual Report for the year ended December 31, 1990 (File No. 1-7867)) and First Amendment to Stock Appreciation Rights plan (incorporated by reference to Exhibit 10.3 to the Company's Form 10-K Annual Report for the year ended December 31, 1994 (File No. 1-7867)).

          *10.4-- Change of Control Agreements with Philip Burguieres, James
                  R. Burke, M.E. Eagles, Norman W. Nolen and H. Suzanne Thomas (incorporated by reference to Exhibit 10.5 to the Company's Form 10-K Annual Report for the year ended December 31, 1993 (File No. 1-7867)); James D. Green, Jon Nicholson and Weldon
                  W. Walker (incorporated by reference to Exhibit 10.4 to the Company's Form 10-K Annual Report for the year ended December 31, 1994 (File No. 1-7867)); Philip D. Gardner, Robert A. Seekely and F. Thomas Tilton (incorporated by reference to
                  Exhibit 10.1 to the Company's Form 10-Q Quarterly Report for the quarter ended March 31, 1995 (File No. 1-7867)); and Steven C. Grant (incorporated by reference to Exhibit 10.1 to the Company's Form 10-Q Quarterly Report for the quarter ended September 30, 1995 (File No. 1-7867); First Amendment to Change of Control Agreements with Philip Burguieres, James R. Burke, M.E. Eagles, Norman W. Nolen, H. Suzanne Thomas, James
                  D. Green, Jon Nicholson and Weldon W. Walker (incorporated by reference to Exhibit 10.2 to the Company's Form 10-Q Quarterly Report for the quarter ended March 31, 1995 (File No. 1-7867)); and Philip D. Gardner, Robert A. Seekely and F. Thomas Tilton (incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on Form S-4 (Registration No. 33-62195)); and Second Amendment to Change of Control Agreements with Philip Burguieres, James R. Burke, M. E. Eagles, Norman W. Nolen, H. Suzanne Thomas, James D. Green, Jon Nicholson and Weldon W. Walker (incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form S-4 (Registration No. 33-62195)).

          *10.5-- Restricted Stock Incentive Plan, as amended December 13,
                  1990 (incorporated by reference to Exhibit 10.9 to the Company's Form 10-K Annual Report for the year ended December 31, 1990 (File No. 1-7867)).

          *10.6-- Indemnification Agreements with Thomas N. Amonett, William
                  E. Greehey, Robert K. Moses, Jr. and H. Suzanne Thomas (incorporated by reference to Exhibit 10.10 to the Company's Form 10-K Annual Report for the year ended December 31, 1987 (File No. 1-7867)); Philip Burguieres and Norman W. Nolen (incorporated by reference to Exhibit 10.4 to the Company's Form 10-Q Quarterly Report for the quarter ended June 30, 1991 (File No. 1-7867)); James R. Burke and John W. Johnson (incorporated by reference to Exhibit 10.9 to the Company's Form 10-K Annual Report for the year ended December 31, 1991 (File No. 1-7867)); M.E. Eagles (incorporated by reference to
                  Exhibit 10.8 to the Company's Form 10-K Annual Report for the year ended December 31, 1992 (File No. 1-7867)); Weldon W. Walker (incorporated by reference to Exhibit 10.7 to the Company's Form 10-K Annual Report for the year ended December 31, 1994 (File No. 1-7867)); and John A. Hill, William E. Macaulay, Robert L. Parker, Sr., R. Rudolph Reinfrank, Roger
                  M. Widmann and Steven C. Grant (incorporated by reference to
                  Exhibit 10.2 to the Company's Form 10-Q Quarterly Report for the quarter ended September 30, 1995 (File No. 1-7867)).

          *10.7-- Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.10 to the Company's Form 10-K Annual Report for the year ended December 31, 1992 (File No. 1-7867)).

          *10.8-- Executive Incentive Stock Bonus Plan, as amended December
                  31, 1992 (incorporated by reference to Exhibit 10.11 to the Company's Form 10-K Annual Report for the year ended December 31, 1992 (File No. 1-7867)).

          *10.9-- Non-Employee Director Retirement Plan (incorporated by reference to Exhibit 10.12 to the Company's Form 10-K Annual Report for the year ended December 31, 1992 (File No. 1-7867)).

         *10.10-- Supplemental Savings Plan (incorporated by reference to
                  Exhibit 10.11 to the Company's Form 10-K Annual Report for the year ended December 31, 1994 (File No. 1-7867)).

         *10.11-- Deferred Compensation Plan for Non-Employee Directors
                  (incorporated by reference to Exhibit 10.12 to the Company's Form 10-K Annual Report for the year ended December 31, 1994 (File No. 1-7867)).

         *10.12-- Non-Employee Director Stock Option Plan (incorporated by reference to Exhibit 10.13 to the Company's Form 10-K Annual Report for the year ended December 31, 1994 (File No. 1-7867)).

         *10.13-- Consulting Agreement dated October 5, 1995 between
                  Weatherford Enterra, Inc. and D. Dale Wood (incorporated by reference to Exhibit 10.3 to the Company's Form 10-Q Quarterly Report for the quarter ended September 30, 1995 (File No. 1-7867)).

          22   -- Subsidiaries of the Company

          24   -- Consent of Independent Public Accountants

          27.1 -- Article 5 Financial Data Schedule

          27.2 -- Article 5 Restated Financial Data Schedule

* Management contract or compensatory plan or arrangement

     The Company will furnish to the Commission upon request a copy of each other instrument with respect to the long-term debt of the Company and its subsidiaries that defines the rights of holders of such debt or includes provisions that provide for cross default under such instruments.

     The Company will furnish a copy of any exhibit described above to the beneficial holder of its securities upon receipt of a written request therefor, provided that such request sets forth a good faith representation that as of March 29, 1996, the record date for the Company's 1996 Annual Meeting of Stockholders, such beneficial holder is entitled to vote at such meeting, and provided further that such holder pays to the Company a fee compensating the Company for its reasonable expenses in furnishing such exhibits.

     (b) Reports on Form 8-K:

          A report on Form 8-K dated October 5, 1995 was filed on October 16, 1995 by the Company reporting the completion of the Enterra Merger.

          A report on Form 8-K dated December 15, 1995 was filed on December 29, 1995 by the Company reporting the completion of the acquisition by the Company of the assets of Energy Industries. Amendment No. 1 to Form 8-K on Form 8-K/A dated December 15, 1995 was filed on February 27, 1996 by the Company reporting the audited historical financial statements of Energy Industries and the pro forma financial statements of the Company including Energy Industries.

                                  SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, ON MARCH 20, 1996.

                                          WEATHERFORD ENTERRA, INC.

                                          By:        PHILIP BURGUIERES
                                                     PHILIP BURGUIERES
                                             CHAIRMAN OF THE BOARD, PRESIDENT
                                                AND CHIEF EXECUTIVE OFFICER

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THIS REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATE INDICATED.

        SIGNATURE                         TITLE                        DATE
    -----------------      ------------------------------------   --------------
    PHILIP BURGUIERES      Chairman of the Board, President and   March 20, 1996
   (PHILIP BURGUIERES)     Chief Executive Officer (Principal
                           Executive Officer)

     NORMAN W. NOLEN       Senior Vice President, Chief           March 20, 1996
    (NORMAN W. NOLEN)      Financial Officer and Treasurer
                           (Principal Financial and Accounting
                           Officer)

    THOMAS N. AMONETT      Director                               March 20, 1996
   (THOMAS N. AMONETT)

    WILLIAM E. GREEHEY     Director                               March 20, 1996
   (WILLIAM E. GREEHEY)

       JOHN A. HILL        Director                               March 20, 1996
      (JOHN A. HILL)

     JOHN W. JOHNSON       Director                               March 20, 1996
    (JOHN W. JOHNSON)

   WILLIAM E. MACAULAY     Director                               March 20, 1996
  (WILLIAM E. MACAULAY)

   ROBERT K. MOSES, JR.    Director                               March 20, 1996
  (ROBERT K. MOSES, JR.)

   ROBERT L. PARKER SR.    Director                               March 20, 1996
 (ROBERT L. PARKER, SR.)

   R. RUDOLPH REINFRANK    Director                               March 20, 1996
  (R. RUDOLPH REINFRANK)

     ROGER M. WIDMANN      Director                               March 20, 1996
    (ROGER M. WIDMANN)

                                  APPENDIX C:

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                       DATE OF REPORT:  DECEMBER 15, 1995
                        (DATE OF EARLIEST EVENT REPORTED)

                            WEATHERFORD ENTERRA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                        1-7867                       74-1681642
(STATE OR OTHER JURISDICTION   (COMMISSION FILE NUMBER)    (I.R.S. EMPLOYER IDENTIFICATION NO.)
  OF INCORPORATION)

       1360 POST OAK BOULEVARD, SUITE 1000
                HOUSTON, TEXAS                              77056-3098
     (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)               (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (713) 439-9400

                                (NOT APPLICABLE)
- -----------------------------------------------------------------------------
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

- -----------------------------------------------------------------------------
- -----------------------------------------------------------------------------

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     On December 15, 1995, Weatherford Enterra, Inc., a Delaware corporation ("Weatherford Enterra"), completed the acquisition (the "Acquisition") of substantially all of the assets of the natural gas compression business of Energy Industries, Inc., a Delaware corporation ("EI"), and Zapata Energy Industries, L.P., a Delaware limited partnership ("ZEI"), for a purchase price of approximately $130 million and the assumption of certain current liabilities. EI and ZEI are sometimes collectively referred to herein as "Zapata Energy Industries". The Agreement, dated as of September 20, 1995, among Zapata Corporation, a Delaware corporation ("Zapata"), EI, ZEI, Enterra Corporation, formerly a Delaware corporation ("Enterra"), and Enterra Compression Company, a Delaware corporation, regarding the Acquisition has been previously filed with the Securities and Exchange Commission (the "Commission") as Exhibit 2 to Enterra's Current Report on Form 8-K dated October 2, 1995 (Commission File Number 1-8153) and is incorporated herein by reference. Enterra was merged with and into Weatherford International Incorporated on October 5, 1995, and Weatherford Enterra is the surviving corporation of the merger. Weatherford Enterra funded the Acquisition through excess cash and borrowings from its existing revolving credit facility with Bank of America Illinois, Texas Commerce Bank National Association, Credit Lyonnais New York Branch, ABN Amro Bank, N.V., Bank of Montreal, First Interstate Bank of Texas, N.A., Arab Banking Corporation (B.S.C.) and the other financial institutions participating therein.

     Prior to the Acquisition, Zapata Energy Industries was engaged in the business of renting, fabricating, selling, installing and servicing natural gas compressor packages used in the oil and gas industry. Weatherford Enterra intends to continue to provide products and services, including the products and services previously provided by Zapata Energy Industries, around the world to the oil and gas exploration, production and transmission industries.

     A joint press release of Weatherford Enterra and Zapata relating to the closing of the Acquisition, dated December 15, 1995, is attached hereto as
Exhibit 99.1 and is incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

     Financial statements of Zapata Energy Industries for the periods specified in Rule 3.05(b) of Regulation S-X are not currently available to Weatherford Enterra and will be filed by Weatherford Enterra by an amendment to this report as soon as practicable and in any event not later than 60 days after this Current Report on Form 8-K must be filed.

     (b)  PRO FORMA FINANCIAL INFORMATION.

     Pro forma financial information required pursuant to Article 11 of Regulation S-X is not currently available to Weatherford Enterra and will be filed by Weatherford Enterra by an amendment to this report as soon as practicable and in any event not later than 60 days after this Current Report on Form 8-K must be filed.

     (c)  EXHIBITS.

     2.1 Agreement dated as of September 20, 1995, among Zapata Corporation, Energy Industries, Inc., Zapata Energy Industries, L.P., Enterra Corporation and Enterra Compression Company (incorporated by reference to Exhibit 2 to Enterra Corporation's Current Report on Form 8-K dated October 2, 1995 (Commission File No. 1-8153)).

     99.1 Joint Press Release of Weatherford Enterra, Inc. and Zapata Corporation dated December 15, 1995.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       WEATHERFORD ENTERRA, INC.

Dated: December 29, 1995                     /s/  H. SUZANNE THOMAS
                                       ---------------------------------------
                                                  H. Suzanne Thomas
                                          Senior Vice President, Secretary
                                                 and General Counsel

                                  EXHIBIT INDEX

2.1 Agreement dated as of September 20, 1995, among Zapata Corporation, Energy Industries, Inc., Zapata Energy Industries, L.P., Enterra Corporation and Enterra Compression Company (incorporated by reference to Exhibit 2 to Enterra Corporation's Current Report on Form 8-K dated October 2, 1995 (Commission File No. 1-8153)).

99.1 Joint Press Release of Weatherford Enterra, Inc. and Zapata
     Corporation dated December 15, 1995.

                                  EXHIBIT 99.1

                                     [LOGO]
                               WEATHERFORD ENTERRA

NEWS RELEASE

For More Information Contact:

STEVE GRANT                        LAMAR MCINTYRE
(713) 439-9400                     (713) 940-6100

WEATHERFORD ENTERRA, INC.          ZAPATA CORPORATION
1360 POST OAK                      1717 ST. JAMES PLACE
SUITE 1000                         SUITE 500
HOUSTON, TX  77056                 HOUSTON, TX  77056

JOINT PRESS RELEASE FOR IMMEDIATE DISTRIBUTION

                 WEATHERFORD ENTERRA AND ZAPATA COMPLETE ENERGY
                             INDUSTRIES TRANSACTION

Houston, Texas, December 15, 1995 -- Weatherford Enterra, Inc. (WII/NYSE) and Zapata Corporation (ZOS/NYSE) today announced the closing of the transaction whereby Weatherford Enterra purchased from Zapata the assets of its Energy Industries gas compression division for approximately $130 million in cash and the assumption of certain current liabilities of an operating nature.

Weatherford Enterra is a Houston, Texas-based diversified international energy service and manufacturing company that provides products and services around the world to the oil and gas exploration, production and transmission industries. Zapata is currently transforming itself from the energy business into food related businesses.

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM 8-K
                                       ON
                                   FORM 8-K/A

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                     Date of Report: December 15, 1995
                     (Date of earliest event reported)

                          WEATHERFORD ENTERRA, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                        1-7867                74-1681642
(State or other jurisdiction    (Commission File Number)    (I.R.S. Employer
    of incorporation)                                      Identification No.)

       1360 Post Oak Boulevard, Suite 1000
                 Houston, Texas                        77056-3098
     (Address of principal executive offices)          (Zip Code)

     Registrant's telephone number, including area code: (713) 439-9400

                              (not applicable)
        -------------------------------------------------------------
        (Former name or former address, if changed since last report)

- -----------------------------------------------------------------------------
- -----------------------------------------------------------------------------

EXPLANATION

     As discussed in its Current Report on Form 8-K dated December 15, 1995 (the "Current Report"), as filed with the Securities and Exchange Commission (the "Commission") on December 29, 1995, Weatherford Enterra, Inc. completed the acquisition of substantially all of the assets of the natural gas compression business of Energy Industries, Inc., a Delaware corporation ("EI"), and Zapata Energy Industries, L.P., a Delaware limited partnership ("ZEI"), for a purchase price of $130 million and the assumption of certain current liabilities, pursuant to an Agreement dated as of September 20, 1995, among Zapata Corporation, a Delaware corporation, EI, ZEI, Enterra Corporation, formerly a Delaware corporation, and Enterra Compression Company, a Delaware corporation.

     Item 7 of the Current Report is hereby amended and restated in its entirety as follows:

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

    (a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

     The following Zapata Energy Industries Combined Financial
Statements as of September 30, 1995 are attached hereto as Exhibit 99.2 and are incorporated herein by reference.

- -    Report of Independent Public Accountants
- -    Zapata Energy Industries Combined Balance Sheet as of September 30, 1995
- -    Zapata Energy Industries Combined Statement of Income and Changes in
     Reinvested Earnings for the year ended September 30, 1995
- -    Zapata Energy Industries Statement of Cash Flows for the year ended
     September 30, 1995
- -    Zapata Energy Industries Notes to Combined Financial Statements

     (b) PRO FORMA FINANCIAL INFORMATION.

     The unaudited pro forma consolidated statement of operations for the year ended December 31, 1994 for Weatherford Enterra, Inc. is included in the Registration Statement on Form S-4 (File No. 33-62195) of Weatherford International Incorporated (the predecessor of Weatherford Enterra, Inc.) and is incorporated herein by reference. The following Weatherford Enterra, Inc. and Subsidiaries Unaudited Pro Forma Consolidated Financial Statements as of September 30, 1995 are attached hereto as Exhibit 99.3 and are incorporated herein by reference.

- -    Weatherford  Enterra, Inc. and Subsidiaries Unaudited Pro Forma
     Consolidated Balance Sheet as of September 30, 1995
- -    Weatherford Enterra, Inc. and Subsidiaries Unaudited Pro Forma Consolidated
     Statement of Income for the Nine Months Ended September 30, 1995
- -    Weatherford Enterra, Inc. and Subsidiaries Notes to Unaudited Pro Forma
     Consolidated Financial Statements

     (c) EXHIBITS.

    2.1 Agreement dated as of September 20, 1995, among Zapata Corporation, Energy Industries, Inc., Zapata Energy Industries, L.P., Enterra Corporation and Enterra Compression Company (incorporated by reference to Exhibit 2 to the Enterra Corporation Current Report on Form 8-K dated October 2, 1995 (Commission File No. 1-8153)).

*  27.1   Article 5 Financial Data Schedule.

** 99.1 Joint Press Release of Weatherford Enterra, Inc. and Zapata Corporation dated December 15, 1995.

*  99.2   Zapata Energy Industries Combined Financial Statements as of September
          30, 1995.

*  99.3   Weatherford Enterra, Inc. and Subsidiaries Unaudited Pro Forma
          Consolidated Financial Statements as of September 30, 1995.
- ------------
*    Filed herein.
**   Previously filed.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       WEATHERFORD ENTERRA, INC.

Dated: February 27, 1996                      /s/ NORMAN W. NOLEN
                                       --------------------------------------
                                                 Norman W. Nolen
                                        Senior Vice President, Chief Financial
                                               Officer and Treasurer

                                 EXHIBIT INDEX

   2.1 Agreement dated as of September 20, 1995, among Zapata Corporation, Energy Industries, Inc., Zapata Energy Industries, L.P., Enterra Corporation and Enterra Compression Company (incorporated by reference to Exhibit 2 to Enterra Corporation's Current Report on Form 8-K dated October 2, 1995 (Commission File No. 1-8153)).

* 27.1    Article 5 Financial Data Schedule.

**99.1 Joint Press Release of Weatherford Enterra, Inc. and Zapata Corporation dated December 15, 1995.

* 99.2 Zapata Energy Industries Combined Financial Statements as of September 30, 1995.

* 99.3 Weatherford Enterra, Inc. and Subsidiaries Unaudited Pro Forma Consolidated Financial Statements as of September 30, 1995.
- -------------
*   Filed herein.
**  Previously filed.

                                  EXHIBIT 27.1

THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE ZAPATA ENERGY INDUSTRIES COMBINED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 1995 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.

MULTIPLIER .............................................                  1,000
PERIOD-TYPE ............................................            YEAR
FISCAL-YEAR-END ........................................            SEP-30-1995
PERIOD-START ...........................................            OCT-01-1994
PERIOD-END .............................................            SEP-30-1995
CASH ...................................................                   2763
SECURITIES .............................................                      0
RECEIVABLES ............................................                   7696
ALLOWANCES .............................................                    (10)
INVENTORY ..............................................                  21588
CURRENT-ASSETS .........................................                  32061
PP&E ...................................................                 70,663
DEPRECIATION ...........................................                  (9101)
TOTAL-ASSETS ...........................................                 113911
CURRENT-LIABILITIES ....................................                   6309
BONDS ..................................................                      0
PREFERRED-MANDATORY ....................................                      0
PREFERRED ..............................................                      0
COMMON .................................................                      3
OTHER-SE ...............................................                  25533
TOTAL-LIABILITY-AND-EQUITY .............................                 113911
SALES ..................................................                  66635
TOTAL-REVENUES .........................................                  66635
CGS ....................................................                  50275
TOTAL-COSTS ............................................                  60682
OTHER-EXPENSES .........................................                      0
LOSS-PROVISION .........................................                      0
INTEREST-EXPENSE .......................................                   3420
INCOME-PRETAX ..........................................                   3349
INCOME-TAX .............................................                   1400
INCOME-CONTINUING ......................................                   1949
DISCONTINUED ...........................................                      0
EXTRAORDINARY ..........................................                      0
CHANGES ................................................                      0
NET-INCOME .............................................                   1949
EPS-PRIMARY ............................................                      0
EPS-DILUTED ............................................                      0


                                  EXHIBIT 99.2

                            ZAPATA ENERGY INDUSTRIES
                          COMBINED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 1995

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Weatherford Enterra, Inc.:

We have audited the accompanying combined balance sheet of Zapata Energy Industries as of September 30, 1995, and the related combined statements of income and changes in reinvested earnings and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Zapata Energy Industries as of September 30, 1995, and the combined results of their operations and their combined cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

Houston, Texas
February 23, 1996

                            ZAPATA ENERGY INDUSTRIES
                             COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1995
                       (IN THOUSANDS EXCEPT SHARE AMOUNTS)
                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents. . . . . . . . . . . . . . $  2,763
  Receivables:
    Trade, net of allowance of $10 . . . . . . . . . .    6,532
    Sales-type lease . . . . . . . . . . . . . . . . .    1,154
  Inventories, net of allowance of $310. . . . . . . .   21,588
  Prepayments and other. . . . . . . . . . . . . . . .       24
                                                       --------
    Total current assets . . . . . . . . . . . . . . .   32,061

PROPERTY, PLANT AND EQUIPMENT, AT COST:
  Land . . . . . . . . . . . . . . . . . . . . . . . .    1,024
  Buildings and improvements . . . . . . . . . . . . .    3,279
  Rental and service equipment . . . . . . . . . . . .   63,679
  Machinery and other equipment. . . . . . . . . . . .    2,681
                                                       --------
                                                         70,663
  Less--Accumulated depreciation . . . . . . . . . . .    9,101
                                                       --------
                                                         61,562
                                                       --------
SALES-TYPE LEASE RECEIVABLES, NET OF CURRENT . . . . .    1,721
GOODWILL, NET. . . . . . . . . . . . . . . . . . . . .   18,402
OTHER ASSETS . . . . . . . . . . . . . . . . . . . . .      165
                                                       --------
  Total assets . . . . . . . . . . . . . . . . . . . . $113,911
                                                       ========

                      LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Current portion of long-term debt. . . . . . . . . .  $   743
  Accounts payable . . . . . . . . . . . . . . . . . .    2,376
  Accrued liabilities. . . . . . . . . . . . . . . . .    3,190
                                                       --------
    Total current liabilities. . . . . . . . . . . . .    6,309
LONG-TERM DEBT, NET OF CURRENT . . . . . . . . . . . .   27,116
DEFERRED INCOME TAXES. . . . . . . . . . . . . . . . .    6,054
DUE TO ZAPATA CORPORATION. . . . . . . . . . . . . . .   48,896
COMMITMENTS AND CONTINGENCIES (NOTE 8)

STOCKHOLDER'S EQUITY:
  Common stock, $1.00 par; 3,000 shares authorized,
   issued and outstanding. . . . . . . . . . . . . . .        3
  Capital in excess of par value . . . . . . . . . . .   20,787
  Reinvested earnings. . . . . . . . . . . . . . . . .    4,746
                                                       --------
                                                         25,536
                                                       --------
    Total liabilities and stockholder's equity . . . . $113,911
                                                       ========

                 The accompanying notes are an integral part of
                       this combined financial statement.

                                        2

                            ZAPATA ENERGY INDUSTRIES
         COMBINED STATEMENT OF INCOME AND CHANGES IN REINVESTED EARNINGS
                      FOR THE YEAR ENDED SEPTEMBER 30, 1995
                                 (IN THOUSANDS)

REVENUES . . . . . . . . . . . . . . . . . . . . . .   $ 66,635
                                                       --------

EXPENSES:
   Operating . . . . . . . . . . . . . . . . . . . .     50,275
   Depreciation and amortization . . . . . . . . . .      5,741
   Selling, general and administrative . . . . . . .      4,666
                                                       --------
     Total operating costs and expenses. . . . . . .     60,682
                                                       --------
OPERATING INCOME . . . . . . . . . . . . . . . . . .      5,953

   Interest expense. . . . . . . . . . . . . . . . .     (3,420)
   Interest income . . . . . . . . . . . . . . . . .        306
   Other income. . . . . . . . . . . . . . . . . . .        510
                                                       --------
INCOME BEFORE INCOME TAXES . . . . . . . . . . . . .      3,349
Provision for income taxes . . . . . . . . . . . . .     (1,400)
                                                       --------
NET INCOME . . . . . . . . . . . . . . . . . . . . .   $  1,949
                                                       ========
REINVESTED EARNINGS, September 30, 1994. . . . . . .      2,797
                                                       --------
REINVESTED EARNINGS, September 30, 1995. . . . . . .   $  4,746
                                                       ========

                 The accompanying notes are an integral part of
                       this combined financial statement.

                                        3

                            ZAPATA ENERGY INDUSTRIES
                        COMBINED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED SEPTEMBER 30, 1995
                                 (IN THOUSANDS)

CASH PROVIDED BY OPERATING ACTIVITIES:

  NET INCOME . . . . . . . . . . . . . . . . . . . . . . . . $  1,949

  ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED
    BY OPERATING ACTIVITIES:

    Depreciation and amortization. . . . . . . . . . . . . .    5,741
    Deferred income tax. . . . . . . . . . . . . . . . . . .    4,632
    Gain on sale of heat exchanger division. . . . . . . . .     (510)
    Changes in assets and liabilities:
      Decrease in trade receivables, net . . . . . . . . . .      770
      Decrease in sales-type lease receivables . . . . . . .    1,212
      Increase in inventories. . . . . . . . . . . . . . . .   (4,474)
      Decrease in prepayments and other. . . . . . . . . . .      360
      Decrease in accounts payable and accrued liabilities .   (1,294)
                                                             --------
  CASH PROVIDED BY OPERATING ACTIVITIES. . . . . . . . . . .    8,386
                                                             --------
  CASH USED IN INVESTING ACTIVITIES:
  Purchases of property, plant and equipment . . . . . . . .  (12,697)
  Acquisitions of equipment. . . . . . . . . . . . . . . . .   (3,425)
  Proceeds from sale of equipment. . . . . . . . . . . . . .    1,473
  Proceeds from sale of heat exchanger division. . . . . . .    1,470
                                                             --------
  CASH USED IN INVESTING ACTIVITIES. . . . . . . . . . . . .  (13,179)
                                                             --------

  CASH PROVIDED BY FINANCING ACTIVITIES:
  Payments to Zapata Corporation, net. . . . . . . . . . . .   (6,782)
  Borrowings . . . . . . . . . . . . . . . . . . . . . . . .   13,898
  Repayment of borrowings. . . . . . . . . . . . . . . . . .   (1,238)
                                                             --------
  CASH PROVIDED BY FINANCING ACTIVITIES. . . . . . . . . . .    5,878
                                                             --------
  INCREASE IN CASH AND CASH EQUIVALENTS. . . . . . . . . . .    1,085

  CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR . . . . . .    1,678
                                                             --------
  CASH AND CASH EQUIVALENTS AT END OF YEAR . . . . . . . . . $  2,763
                                                             ========
  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest . . . . . . . . . . . . . . . . . . . . . . . . $  1,634
    Income taxes . . . . . . . . . . . . . . . . . . . . . .      304

                 The accompanying notes are an integral part of
                       this combined financial statement.

                                        4

                            ZAPATA ENERGY INDUSTRIES
                     NOTES TO COMBINED FINANCIAL STATEMENTS

(1)  BUSINESS AND ORGANIZATION---

     The accompanying combined financial statements of Zapata Energy Industries (Energy Industries or the Company) include the accounts of Zapata Rentals, Inc., Zapata Compression Investments, Inc. and Energy Industries, Inc., three wholly-owned subsidiaries of Zapata Corporation (Zapata).

     The Company is engaged in the business of renting, fabricating, selling, and servicing natural gas compressor packages used in the oil and gas industry. Rental service, equipment sales and service revenues accounted for 27%, 62% and 11%, respectively, of total revenues for the year ended September 30, 1995. The Company is headquarted in Corpus Christi, Texas and maintains a network of fifteen sales and service offices in the surrounding four state area. Compression equipment is utilized in the production and transportation of natural gas. Factors influencing compressor rental operations include the number and age of producing gas wells, the ownership of these properties and natural gas prices.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES ---

     PRINCIPLES OF COMBINATION. The financial statements are presented on a combined basis because their business activities are performed as one entity. All significant intercompany accounts and transactions have been eliminated in combination.

     USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     INVENTORIES. Inventories are valued at the lower of cost or market. Cost is determined using the moving average method for parts inventories. The cost of major component inventories is determined by using specific identification. Inventories at September 30, 1995 are summarized as follows (in thousands):


     Compressor equipment and components . . . . . .  $  7,768
     Parts and materials . . . . . . . . . . . . . .     8,135
     Work in process . . . . . . . . . . . . . . . .     5,995
     Allowance . . . . . . . . . . . . . . . . . . .      (310)
                                                      --------
                                                      $ 21,588
                                                      ========

     Work in process includes the costs of materials, labor and overhead.

     PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment is depreciated on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives of assets are as follows:

                                      5

                            ZAPATA ENERGY INDUSTRIES
              NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                        USEFUL LIVES
                                                           (YEARS)
                                                        ------------
     Rental and service equipment. . . . . . . . . . . . .   15
     Building and improvements . . . . . . . . . . . . . .   20
     Machinery and other equipment . . . . . . . . . . . .  5 - 7

   Depreciation expense for the year ended September 30, 1995 was $5,136,000.

     Expenditures for major additions and improvements are capitalized while minor replacements, maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts, and any resulting gain or loss is included in the combined statement of income.

     GOODWILL. Goodwill represents the excess of the aggregate price paid by the Company in acquisitions accounted for as purchases over the fair market value of the net assets acquired. Goodwill is being amortized on a straight-line basis over 40 years. Management continually evaluates whether events or circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. Goodwill amortization expense totaled $483,000 during 1995. Accumulated amortization at September 30, 1995 was $926,000.

     INCOME TAXES.    The Company is included in Zapata's consolidated U.S.
federal income tax return; however, its income tax effects are reflected on a separate company basis for financial reporting purposes. The Company applies the liability method of accounting for income taxes. Accordingly, deferred tax assets and liabilities are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted tax laws.

     EQUIPMENT UNDER OPERATING LEASES AND HELD FOR LEASE. The Company leases certain equipment to customers under agreements that contain an option to purchase the equipment at any time. The option amount is computed based on the original purchase price, less payments received, plus interest and insurance covering the period from the inception of the lease to the date the option is exercised. The lease payments are generally computed to pay-out the original purchase price plus interest over approximately 36 months. Leases with noncancelable lease terms greater than 18 months are considered sales-type leases because by the end of the original lease term, the option price is expected to be lower than the equipment's fair market value. Equipment leased under agreements with noncancelable lease terms of less than 18 months and those which do not include a purchase option are accounted for as operating leases and included in the rental fleet in property, plant and equipment. Rental inventory is depreciated over the estimated life based on a proportionate amount of rental income receipts. Rental inventory depreciation expense totalled $122,000 in 1995.

     CONCENTRATION OF CREDIT RISK. The Company sells, leases, and rents gas compressors to customers in the oil and gas industry. The Company generally does not require collateral. However, cash prepayments and security deposits are required for accounts with indicated credit risks. The Company also bills for progress payments from time to time on large dollar, long-term construction projects. The Company maintains reserves for potential losses, and credit losses have been within management's expectations.

     At September 30, 1995, the Company had cash deposits concentrated primarily in one bank.
                                      6

                            ZAPATA ENERGY INDUSTRIES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

     REVENUES. Revenues are recognized as rental equipment is provided, as services are performed, or as parts or equipment deliveries are made. In some cases, revenue is recognized on large compressor equipment construction when the project is completed, but before the equipment is actually shipped. This practice is common when a customer agrees to take delivery and pay an invoice for the equipment, but is not yet ready to take possession of the equipment. Most rental contracts have an initial contract term of six to twelve months and then continue on a month-to-month basis. Lease charges are billed at the end of each month for the following month. Energy Industries provides a limited warranty on certain equipment and services. The warranty period varies depending on the equipment sold or service performed. A liability for performance under warranty obligations is accrued based upon the nature of the warranty and historical experience.

(3)  ACQUISITIONS AND DISPOSITIONS ---

     In January 1995, Energy Industries sold its heat exchanger division, located in Garland, Texas, resulting in a net gain of $510,000 which is included in the combined statement of income as other income. The Company received $1,470,000 in cash, and entered into an alliance agreement structured to provide Energy Industries with the heat exchangers necessary to perform its fabrication operations. As part of the consideration of the sale, Energy Industries received a $725,000 credit to be used against future purchases over the next five years at a rate of 10% off of normal invoice price. The Company did not record a gain associated with the $725,000 credit because management believed that ultimate realization of the benefit was uncertain.

     During February 1995, the company acquired the rental fleet of J-Brex Company, located in Amarillo, Texas, for $725,000. Fourteen active rental units were acquired in this transaction, and the Company entered into a three-year rental alliance agreement which affords the Company the right of first refusal on these and any future compressors J-Brex may need.

     In April 1995, Energy Industries acquired the forty-four unit rental fleet of Mountain Front Pipeline Company, Inc. located in Oklahoma and Arkansas. Energy Industries purchased these units for $2,700,000, and entered into a rental alliance agreement with Mountain Front, which affords the Company exclusive rights for these and any future compressors for a period of up to 30 months.

(4)  ACCRUED LIABILITIES ---

     Accrued liabilities as of September 30, 1995 are summarized as follows (in thousands):

     State income taxes. . . . . . . . . . . . . . . .  $   367
     Sales taxes . . . . . . . . . . . . . . . . . . .      359
     Insurance . . . . . . . . . . . . . . . . . . . .      280
     Maintenance . . . . . . . . . . . . . . . . . . .      280
     Ad valorem taxes. . . . . . . . . . . . . . . . .      374
     Accrued warranty. . . . . . . . . . . . . . . . .      302
     Other accrued liabilities . . . . . . . . . . . .    1,228
                                                        -------
                                                        $ 3,190
                                                        =======

                                        7

                           ZAPATA ENERGY INDUSTRIES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

(5)  LONG-TERM DEBT ---

     Long-term debt at September 30, 1995 consists of the following (in thousands):

       Texas Commerce Bank revolving-term credit facility,
       interest at prime or Eurodollar rates, 7.375% at
       September 30, 1995, due in quarterly installments
       beginning in 1997 through 1999, collateralized by
       certain compression assets. . . . . . . . . . . . . . .  $25,800
       Other debt, interest ranging from 8.9% - 9.6% . . . . .    2,059
                                                                -------
          Total debt . . . . . . . . . . . . . . . . . . . . .   27,859
       Less current maturities . . . . . . . . . . . . . . . .      743
                                                                -------
          Long-term debt . . . . . . . . . . . . . . . . . . .  $27,116
                                                                =======

     Interest expense on long-term debt totalled $1,720,000 in 1995.

       At September 30, 1994, a line of credit was opened with Texas Commerce Bank. This credit agreement provides the Company with a $30,000,000 revolving credit facility that converts after two years to a three-year amortizing term loan. The debt bears interest at a variable rate, adjusted periodically based on prime or Eurodollar interest rate.

     The estimated fair value of total long term debt at September 30, 1995 approximates book value.

     Maturities of the Company's long-term debt at September 30, 1995 are as follows (in thousands):

     1996. . . . . . . . . . . . . . . . . . . . . . .$  743
     1997. . . . . . . . . . . . . . . . . . . . . . . 8,990
     1998. . . . . . . . . . . . . . . . . . . . . . . 9,153
     1999. . . . . . . . . . . . . . . . . . . . . . . 8,928
     2000. . . . . . . . . . . . . . . . . . . . . . .    45
                                                     -------
                                                     $27,859
                                                     =======

(6)  INCOME TAXES ---

     The components of the combined income tax provision are as follows (in thousands):
                                      8

                           ZAPATA ENERGY INDUSTRIES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

     Income tax provision:
       Current:
          State. . . . . . . . . . . . . . . . . . . .  $   250
          U.S. . . . . . . . . . . . . . . . . . . . .   (3,482)
       Deferred:
          U.S. . . . . . . . . . . . . . . . . . . . .    4,632
                                                        -------
                                                        $ 1,400
                                                        =======

     The combined provision for income taxes differs from the provision computed at the statutory U.S. federal income tax rate of 34% in 1995 for the following reasons (in thousands):

     Tax provision at U.S. statutory rate. . . . . . .  $ 1,139
     State income taxes. . . . . . . . . . . . . . . .      250
     Other . . . . . . . . . . . . . . . . . . . . . .       11
                                                        -------
                                                        $ 1,400
                                                        =======

     The tax effects of significant temporary differences giving rise to deferred tax assets (liabilities) are as follows (in thousands):

     Deferred tax assets:
       Financial reserves and accruals not yet
        deductible . . . . . . . . . . . . . . . . . .  $   514
                                                        -------
     Deferred tax liabilities:
       Property, plant and equipment . . . . . . . . .  $(5,358)
       Other . . . . . . . . . . . . . . . . . . . . .   (1,138)
                                                        -------
                                                         (6,496)
                                                        -------
       Net deferred tax liability. . . . . . . . . . .  $(5,982)
                                                        =======

(7)  PROFIT SHARING PLAN ---

     All qualified employees of the Company are covered under the Energy Industries, Inc. Profit Sharing Plan. The Company matches an employee's voluntary contribution on a dollar-for-dollar basis, up to 2% of the employee's gross payroll. The Company can also elect to make an annual contribution to the plan based on profits. These contributions are allocated to the participants based on gross payroll. Contributions of $131,000 were made under this discretionary profit sharing feature of the plan for the year ended September 30, 1995.

(8)  COMMITMENTS AND CONTINGENCIES ---

     SALES-TYPE LEASE RECEIVABLES. Energy Industries provides a capital lease financing option to its customers. Future minimum lease payments receivable resulting from the sale of compression packages under sales-type leases are due as follows (in thousands):

                                        9

                           ZAPATA ENERGY INDUSTRIES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


        1996 . . . . . . . . . . . . . . . . . .  $  1,154
        1997 . . . . . . . . . . . . . . . . . .       699
        1998 . . . . . . . . . . . . . . . . . .       647
        1999 . . . . . . . . . . . . . . . . . .       358
        2000 . . . . . . . . . . . . . . . . . .        17
                                                  --------
                                                  $  2,875
                                                  ========

     Energy Industries periodically sells a portion of its lease receivables to third party factoring companies. Certain of these receivables are sold with partial recourse to the Company. At September 30, 1995, the total amount of recourse to the Company on the unpaid balance of all previously sold receivables was $1,685,000. During fiscal 1995, the Company sold a total of $92,000 of these receivables. To date, the Company has not experienced any significant recourse losses.

     OPERATING LEASES RECEIVABLE. The Company maintains a fleet of natural gas compressor packages for rental under operating leases. At September 30, 1995, the net book value of such property was $55,826,000. Future minimum lease payments receivable under remaining noncancelable operating leases as of September 30, 1995 are as follows (in thousands):

        1996 . . . . . . . . . . . . . . . . . .  $  5,554
        1997 . . . . . . . . . . . . . . . . . .     2,514
        1998 . . . . . . . . . . . . . . . . . .       806
                                                  --------
                                                  $  8,874
                                                  ========

     OPERATING LEASES PAYABLE. The Company leases certain buildings and service equipment under noncancelable operating leases. Aggregate minimum rental commitments under noncancelable operating leases with lease terms in excess of one year as of September 30, 1995 are as follows (in thousands):

        1996 . . . . . . . . . . . . . . . . . $  240
        1997 . . . . . . . . . . . . . . . . .    273
        1998 . . . . . . . . . . . . . . . . .    215
        1999 . . . . . . . . . . . . . . . . .     78
                                               ------
                                               $  806
                                               ======

     Rental expenses for operating leases were $755,000 for the year ended September 30, 1995.

     CLAIMS AND LITIGATION. The Company is defending various claims and litigation arising in the normal course of business. In the opinion of management, uninsured losses, if any, resulting from these matters will not have a material adverse effect on the Company's results of operations or financial position.

     LONG-TERM SUPPLY AND DISTRIBUTION AGREEMENTS. The Company has commitments under two long-term supply and distribution agreements as follows:

     Energy Industries and Atlas Copco Airpower N.V. (Atlas Copco), a Belgian corporation, entered into the following three agreements: Know-How license agreement, Screw Compressor Development and Distribution agreement, and OEM agreement (a supply agreement). Under such agreements, Atlas Copco

                                      10

                           ZAPATA ENERGY INDUSTRIES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

represents Energy Industries in countries and markets where the Company does not have sales contracts or convenient access. Atlas Copco receives a commission on sales that Energy Industries makes internationally, whether they made the initial sales contact or not. The contract specifically excludes sales to Canada and Mexico. The initial term of the contract was in effect until July 15, 1995 and renews automatically for successive one year terms unless terminated by one of the parties in advance. International sales, excluding Canada and Mexico, were $992,345 and the Company paid Atlas Copco $177,607 under such agreements for the year ended September 30, 1995.

     Energy Industries is under contract with Energy Industries LTD (EIL), a Canadian corporation, pursuant to which Energy Industries is required to supply EIL with proprietary compressor components used in the fabrication of gas compressor packages. Also, according to this agreement, EIL cannot buy similar components from other manufacturers. The companies also are bound by non-compete agreements in each other's respective country. This agreement remains in effect through November 1996, after which time Energy Industries will be obligated to sell compressor components to EIL until 2002, but not on an exclusive basis in Canada. In addition, after 1996 either company may compete in the other's country for sales of new compressor packages or any other product or services. Sales to EIL pursuant to the agreement were $4,685,333 for the year ended September 30, 1995.

(9)  RELATED PARTY TRANSACTIONS ---

     Energy Industries purchases Caterpillar engines and parts from Holt Company of Texas (Holt), a corporation owned by the CEO of Energy Industries, a major stockholder and director of Zapata. During 1995, Energy
Industries purchased $10,415,000 of parts and engines from Holt. At September 30, 1995, Energy Industries owed Holt $326,000 related to these purchases.

     The Company's interest expense includes an allocation of interest expense from Zapata totaling $1,700,000 for the year ended September 30, 1995. Interest expense of Zapata that was not directly attributable to or related to other operations of Zapata was allocated to the Company based on a ratio of the Company's net assets to the sum of total net assets of Zapata plus general debt of Zapata. Additionally, Zapata performs certain administrative functions for Energy Industries including insurance policy placement, and income tax and legal support. These costs are charged to Energy Industries based upon costs incurred in support of these activities.

(10) SUBSEQUENT EVENTS---

     On December 15, 1995, substantially all of the assets of Energy Industries were purchased by Weatherford Enterra, Inc. for a purchase price of approximately $130,000,000, subject to adjustment, and the assumption of certain current liabilities. Zapata used a portion of the proceeds from the sale to repay all amounts outstanding under the Company's $30,000,000 revolving credit facility.

                                     11

                                  EXHIBIT 99.3

                WEATHERFORD ENTERRA, INC. AND SUBSIDIARIES
           UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


     The following unaudited pro forma consolidated financial statements are based upon (i) the unaudited supplemental condensed consolidated financial statements of Weatherford Enterra, Inc. and subsidiaries and (ii) the unaudited historical combined financial statements of Zapata Energy Industries as of and for the nine month period ended September 30, 1995. The Unaudited Pro Forma Consolidated Balance Sheet was prepared assuming that the Zapata Energy Industries acquisition was consummated as of September 30, 1995. The Unaudited Pro Forma Consolidated Statement of Income was prepared assuming that the Zapata Energy Industries acquisition was consummated as of January 1, 1995. The Unaudited Pro Forma Consolidated Financial Statements have been prepared based upon assumptions deemed appropriate by Weatherford Enterra, Inc. and may not be indicative of actual results.

             WEATHERFORD ENTERRA, INC. AND SUBSIDIARIES
           UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                        SEPTEMBER 30, 1995
                          (IN THOUSANDS)

                                                             ZAPATA
                                            WEATHERFORD      ENERGY
                                           ENTERRA, INC.   INDUSTRIES  ADJUSTMENTS(1)  PRO FORMA
                                           -------------   ----------  --------------  ---------
   ASSETS
Current assets:
  Cash and cash equivalents                 $   31,453     $  2,763      $(15,000)    $   19,216
  Receivables, net                             239,082        7,686          -           246,768
  Inventories, net                             150,591       21,588          -           172,179
  Other current assets                          33,993           24          -            34,017
                                            ----------     --------       -------      ---------
    Total current assets                       455,119       32,061       (15,000)       472,180

Property, plant and equipment, net             456,100       61,562          -           517,662
Goodwill, net                                  212,627       18,402        26,655        257,684
Other assets                                    23,161        1,886          -            25,047
                                            ----------     --------       -------     ----------
Total assets                                $1,147,007     $113,911       $11,655     $1,272,573
                                            ==========     ========       =======     ==========

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt and current portion
    of long-term debt                       $   26,058     $    743       $  (743)    $   26,058
  Accounts payable                              47,597        2,376          -            49,973
  Accrued liabilities                          106,889        3,190          -           110,079
                                            ----------     --------       -------     ----------
    Total current liabilities                  180,544        6,309          (743)       186,110

Long-term debt                                 171,195       27,116       120,000        291,195
                                                                          (27,116)
Deferred tax and other long-term
  liabilities                                   29,021       54,950       (54,950)        29,021
Stockholders' equity                           766,247       25,536       (25,536)       766,247
                                            ----------     --------       -------     ----------
Total liabilities and stockholders' equity  $1,147,007     $113,911       $11,655     $1,272,573
                                            ==========     ========       =======     ==========

             The accompanying notes are an integral part of
              the unaudited pro forma financial statements.



                   WEATHERFORD ENTERRA, INC. AND SUBSIDIARIES
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                           ZAPATA
                                         WEATHERFORD       ENERGY
                                        ENTERRA, INC.    INDUSTRIES    ADJUSTMENTS    PRO FORMA
                                        -------------    ----------    -----------    ---------
Revenues                                  $644,199          $48,472         -          $692,671
                                          --------          -------     -------        --------
Costs and expenses:
  Cost of sales and services               400,156           36,859      (3,561)(2)     433,454
  Selling, general and administrative
   expenses                                114,977            3,248      (2,940)(2)     115,285
  Depreciation and amortization             68,717            4,335         950 (3)      74,002
  Other (income) expense, net               (8,336)            (510)        -            (8,846)
  Unusual charges                           28,297             -            -            28,297
                                          --------          -------     -------        --------
    Total costs and expenses               603,811           43,932      (5,551)        642,192
                                          --------          -------     -------        --------
Operating income                            40,388            4,540       5,551          50,479

  Interest, net                             11,358            2,426       3,644 (4)      17,428
                                          --------          -------     -------        --------
Income before income taxes and
 minority interests                         29,030            2,114       1,907          33,051

  Income taxes                               4,373              824         583 (5)       5,780
                                          --------          -------     -------        --------
Income before minority interests            24,657            1,290       1,324          27,271

Minority interests                            (215)            -            -              (215)
                                          --------          -------     -------        --------

Net income                                $ 24,442           $1,290      $1,324         $27,056
                                          ========          =======     =======        ========
Weighted average common and
 common equivalent shares outstanding       50,804                                       50,804
                                          ========                                     ========
Income per common and
 common equivalent share                     $0.48                                        $0.53
                                          ========                                     ========

     The accompanying notes are an integral part of the unaudited pro forma financial statements.

                 WEATHERFORD ENTERRA, INC. AND SUBSIDIARIES
      NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1. To record the expenditure of cash and borrowings used to finance the Zapata Energy Industries acquisition, to reflect the allocation of the related purchase price and to eliminate all liabilities and equity of Zapata Energy Industries not acquired by Weatherford Enterra, Inc.

2. To record certain estimated consolidated cost savings and operational efficiencies associated with the Zapata Energy Industries acquisition, primarily resulting from the combination of certain locations and the elimination of duplicate corporate functions.

3. To record additional depreciation expense and amortization of goodwill resulting from the allocation of the purchase price of Zapata Energy Industries.

4. To record additional interest expense on debt incurred in connection with the Zapata Energy Industries acquisition.

5. To record additional income tax expense on the effect of the adjustments discussed in Notes 2, 3 and 4 above.

                                  APPENDIX D:
                                                                   April 8, 1996
Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Weatherford Enterra, Inc. on Friday, May 17, 1996, at 9:00 a.m. at The Ritz-Carlton, 1919 Briar Oaks Lane, Houston, Texas.

     The Board of Directors appreciates and encourages stockholder participation in the Company's affairs. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please mark, date, sign and return your proxy at your earliest convenience in the envelope provided, which requires no postage if mailed in the United States. If you have multiple stockholder accounts and receive more than one set of these materials, please be sure to vote each proxy and return it in the respective postage-paid envelope provided.

     Thank you for your continued interest.

                                            Very truly yours,

                                            PHILIP BURGUIERES
                                            Chairman, President and
                                            Chief Executive Officer

                           WEATHERFORD ENTERRA, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 17, 1996

     Notice is hereby given that the Annual Meeting of Stockholders of Weatherford Enterra, Inc. (the "Company") will be held on Friday, May 17, 1996, at 9:00 a.m. at The Ritz-Carlton, 1919 Briar Oaks Lane, Houston, Texas, for the following purposes:

     (1) To elect three directors, each for a term of three years; and

     (2) To consider and act upon any other matter which may properly come before the meeting or any adjournment thereof.

     Only holders of record of the Company's Common Stock, $0.10 par value (the "Common Stock"), at the close of business on March 29, 1996 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. A list of the holders of record of Common Stock as of the Record Date will be open to the examination of any such stockholder for any purpose germane to the Annual Meeting after May 6, 1996 at the Company's offices at 1360 Post Oak Boulevard, Suite 1000, Houston, Texas, during normal business hours.

                                            By Order of the Board of Directors,

                                           H. SUZANNE THOMAS
                                                Secretary

Houston, Texas
April 8, 1996
                                   IMPORTANT

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

                           WEATHERFORD ENTERRA, INC.

                                PROXY STATEMENT

         FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 1996

TIME, DATE, PLACE AND PURPOSE

     This Proxy Statement is being furnished to stockholders of Weatherford Enterra, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders (the "Meeting") to be held on Friday, May 17, 1996, at 9:00 a.m. at The Ritz-Carlton, 1919 Briar Oaks Lane, Houston, Texas, and at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. This Proxy Statement and the form of proxy are first being sent or delivered to stockholders on or about April 8, 1996. The Company's principal executive offices are located at 1360 Post Oak Boulevard, Suite 1000, Houston, Texas 77056.

RECORD DATE AND VOTE REQUIRED

     The securities of the Company entitled to vote at the Meeting consist of shares of Common Stock, $0.10 par value (the "Common Stock"). At the close of business on March 29, 1996 (the "Record Date"), there were outstanding and entitled to vote 51,193,795 shares of Common Stock. The holders of record of Common Stock on the Record Date will be entitled to one vote per share.

     The holders of a majority of the total shares of Common Stock issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Meeting. The affirmative vote of a plurality of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Meeting is required for the election of directors, and the affirmative vote of a majority of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Meeting is required for the approval of any other matters as may properly come before the Meeting or any adjournment thereof.

     The Annual Report to Stockholders for the year ended December 31, 1995 is being furnished with this Proxy Statement to the holders of record of Common Stock on the Record Date. The Annual Report to Stockholders does not constitute a part of the proxy materials.

VOTING AND REVOCATION OF PROXIES

     All properly executed proxies that are not revoked will be voted at the Meeting in accordance with the instructions contained therein. If a holder of Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted "for" the election of the nominees for director named below. At the date of this Proxy Statement, management of the Company knows of no other matters which are likely to be brought before the Meeting. However, if any other matters should properly come before the Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters. Checking the abstention box on the proxy card or failing to return the proxy card has the same effect as voting against the proposal. A stockholder who has executed and returned a proxy may revoke it at any time before it is voted at the Meeting by executing and returning a proxy bearing a later date, by filing written notice of such revocation with the Secretary of the Company, stating that the proxy is revoked, or by attending the Meeting and voting in person.

     Under applicable stock exchange rules, brokers will not be permitted to submit proxies authorizing a vote on a proposal in the absence of specific instructions from beneficial owners. Broker non-votes will have the effect of votes against a proposal. Under Delaware law, both abstentions and broker non-votes contained on a returned proxy card will be considered present for purposes of determining the existence of a quorum at the Meeting.

                                       1
SOLICITATION OF PROXIES

     In addition to solicitation by mail, the directors, officers and employees of the Company may solicit proxies from stockholders by personal interview, telephone, telegram or otherwise. The Company will bear the costs of the solicitation of proxies from its stockholders. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation material to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has also engaged the services of Corporate Investor Communications, Inc., a proxy solicitation firm, to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from its stockholders for an anticipated fee of $3,000, plus mailing expenses in excess of $1,000.

                           OWNERSHIP OF COMMON STOCK

     Principal Stockholders. The following table sets forth certain information with respect to the Common Stock beneficially owned by persons who are known to the Company to be the beneficial owners of more than five percent of the Common Stock as of the Record Date. For purposes of this Proxy Statement, beneficial ownership is defined in accordance with the rules of the Securities and Exchange Commission (the "Commission") to mean generally the power to vote or dispose of shares, regardless of any economic interest therein. The persons listed have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table.

                                                                      AMOUNT AND NATURE OF
                                                                     BENEFICIAL OWNERSHIP(1)
                                                                    -------------------------
                                                                    SHARES OWNED
                                                                      DIRECTLY
                 NAME AND ADDRESS OF BENEFICIAL OWNER               OR INDIRECTLY     PERCENT
    --------------------------------------------------------------  -------------     -------
    First Reserve Corporation(2)..................................    9,474,431         18.5
      475 Steamboat Road
      Greenwich, CT 06830
    FMR Corp. and Edward C. Johnson 3d(3.........................    5,859,724         11.4
      82 Devonshire Street
      Boston, MA 02109

- ---------------
(1) Information with respect to beneficial ownership is based upon information furnished by each stockholder or contained in filings made with the Commission. To the Company's knowledge, none of such shares are deemed to be beneficially owned because the holder has the right to acquire such shares within 60 days.

(2) Based upon information contained in Amendment No. 2 to Schedule 13D dated October 5, 1995, filed with the Commission. Represents shares owned by the following funds (the "First Reserve Funds"), for each of which First Reserve Corporation ("First Reserve") is the general partner: American Gas & Oil Investors, Limited Partnership -- 1,684,532; AmGO II, Limited
    Partnership -- 1,042,651; Am GO III, Limited Partnership -- 504,809; First Reserve Secured Energy Assets Fund, Limited Partnership -- 1,963,409; First Reserve Fund V, Limited Partnership -- 2,835,189; First Reserve Fund V-2, Limited Partnership -- 708,470; and First Reserve Fund VI, Limited Partnership -- 735,371. First Reserve, in its role as managing general partner of the First Reserve Funds and acting on behalf of the First Reserve Funds, has the power to cause each First Reserve Fund to dispose of or vote shares of Common Stock held by it. The principal beneficial owners of the common stock of First Reserve are its executive officers, including Messrs. Hill and Macaulay.

(3) Based upon information contained in a joint Schedule 13G dated February 14, 1996, filed with the Commission by Edward C. Johnson 3d and by FMR Corp., on behalf of itself and its subsidiaries, Fidelity Management & Research Company (beneficial owner of 4,764,015 shares of the total outstanding Common Stock), Fidelity American Special Situations Trust (beneficial owner of 45,500 shares of the

                                        2

    total outstanding Common Stock) and Fidelity Management Trust (beneficial owner of 1,095,709 shares of the total outstanding Common Stock). FMR Corp. and Mr. Johnson each has sole dispositive power with respect to 5,859,724 shares. FMR Corp. has sole voting power with respect to 1,141,209 shares, and Mr. Johnson has sole voting power with respect to none of the shares.

     Security Ownership of Management. The following table sets forth certain information with respect to the Company's Common Stock beneficially owned by each of its directors and nominees for director, each of its executive officers named in the Summary Compensation Table set forth in this Proxy Statement and by all of its directors and executive officers as a group, as of the Record Date. Such persons have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table.

                                                                       AMOUNT AND NATURE OF
                                                                     BENEFICIAL OWNERSHIP(1)
                                                                     ------------------------
                                                                     SHARES OWNED
                                                                     DIRECTLY OR
                                 NAME                                INDIRECTLY(2)    PERCENT
    ---------------------------------------------------------------  ------------     -------
    Directors and Nominees for Director
      Thomas N. Amonett(3).........................................       12,575        *
      Philip Burguieres(4).........................................      235,757        *
      William E. Greehey(3)........................................       20,588        *
      John A. Hill(5)..............................................    9,474,431        18.5
      John W. Johnson(3)(6)........................................       81,171        *
      William E. Macaulay(5).......................................    9,474,431        18.5
      Robert K. Moses, Jr.(3)(7)...................................      503,721        *
      Robert L. Parker, Sr.(8).....................................       43,426        *
      R. Rudolph Reinfrank(8)......................................        2,500        *
      Roger M. Widmann(8)..........................................        2,500        *
    Named Executive Officers
      M.E. Eagles(9)...............................................       39,485        *
      James R. Burke(10)...........................................       42,806        *
      Norman W. Nolen(11)..........................................       41,959        *
      H. Suzanne Thomas(12)........................................       60,892        *
    All Directors, Nominees and Executive Officers as a Group
      (16 in number)(13)...........................................   10,603,140        20.6

- ---------------
  *  Denotes ownership of less than one percent.

 (1) Information with respect to beneficial ownership is based upon information furnished by each director or executive officer of the Company or contained in filings made with the Commission.

 (2) Includes shares held under the Company's Employee Stock Purchase Plan (the "ESPP") in the accounts of participants, as to which shares such participants have sole voting power and no dispositive power prior to withdrawal of such shares from the ESPP. Shares may be withdrawn from the ESPP by a participant on March 31 of each year upon written notice by such participant. Also includes shares held under the Company's 401(k) savings plans in the accounts of participants, as to which shares such participants have sole voting power and no dispositive power. Also includes shares subject to acquisition within 60 days after the Record Date by such person or group.

 (3) Includes 3,000 shares subject to acquisition within 60 days pursuant to the Director Option Plan (as defined hereinafter).

 (4) Also Chairman, President and Chief Executive Officer of the Company. Includes (a) 1,000 shares held by Mr. Burguieres' wife, with respect to which he has no voting or dispositive power and (b) 500 shares held by Mr. Burguieres' adult son supported by him, with respect to which he has sole voting and dispositive power; Mr. Burguieres disclaims beneficial ownership of all such shares. Also includes (a) 21,125 shares granted to Mr. Burguieres pursuant to the Restricted Plan (as hereinafter defined),

                                        3

     with respect to which he has sole voting power and no dispositive power, and (b) 117,501 shares subject to acquisition by Mr. Burguieres within 60 days pursuant to an Option Plan (as hereinafter defined).

 (5) This figure represents the aggregate number of shares owned beneficially by First Reserve, of which Mr. Hill is Chairman and Mr. Macaulay is President and Chief Executive Officer. Both Messrs. Hill and Macaulay disclaim beneficial ownership as to all such shares.

 (6) Does not include 1,124,377 shares owned by Permian Mud Service, Inc. ("Permian"). Mr. Johnson is a director, officer and substantial beneficial shareholder of Permian and therefore may be deemed to be a beneficial owner of the shares of the Common Stock held by Permian; Mr. Johnson disclaims beneficial ownership of all such shares. Includes (a) 6,000 shares held by Mr. Johnson as a trustee of various trusts for his children, with respect to which he has sole voting and dispositive power and (b) 120 shares held as custodian for Mr. Johnson's children, with respect to which he has sole voting and dispositive power; Mr. Johnson disclaims beneficial ownership of all such shares.

 (7) Includes (a) 625 shares held by Mr. Moses' adult son supported by him, with respect to which Mr. Moses has no voting or dispositive power and (b) an aggregate of 45,000 shares held in various trusts for Mr. Moses' children, his brother and his sister, of which Mr. Moses is the trustee, with respect to which Mr. Moses has sole voting and dispositive power; Mr. Moses disclaims beneficial ownership of all such shares. Does not include (a) an aggregate of 52,500 shares held in various trusts for Mr. Moses' children, with respect to which Mr. Moses has no voting or dispositive power or (b) 1,851 shares held in a trust for Mr. Moses' son, with respect to which he has no voting or dispositive power; since Mr. Moses is not a trustee of such trusts and has no voting or dispositive power, he disclaims beneficial ownership of all such shares.

 (8) Includes 2,500 shares subject to acquisition within 60 days pursuant to the Director Option Plan.

 (9) Includes (a) 8,323 shares granted to Mr. Eagles pursuant to the Restricted Plan with respect to which he has sole voting power and no dispositive power and (b) 17,501 shares subject to acquisition by Mr. Eagles within 60 days pursuant to an Option Plan.

(10) Includes (a) 4,907 shares granted to Mr. Burke pursuant to the Restricted Plan with respect to which he has sole voting power and no dispositive power and (b) 18,833 shares subject to acquisition by Mr. Burke within 60 days pursuant to an Option Plan.

(11) Includes (a) 4,532 shares granted to Mr. Nolen pursuant to the Restricted Plan with respect to which he has sole voting power and no dispositive power and (b) 21,750 shares subject to acquisition by Mr. Nolen within 60 days pursuant to the Option Plans.

(12) Includes (a) 4,532 shares granted to Ms. Thomas pursuant to the Restricted Plan with respect to which she has sole voting power and no dispositive power and (b) 22,000 shares subject to acquisition by Ms. Thomas within 60 days pursuant to the Option Plans.

(13) See footnotes (3) through (12). Also includes 26,294 shares subject to acquisition by certain executive officers not named in the table within 60 days pursuant to the Option Plans.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     The Company's Restated Certificate of Incorporation and By-Laws provide that the Board of Directors will consist of not less than six nor more than 15 persons, the exact number to be fixed from time to time by the Board of Directors. The Board of Directors has fixed the authorized number of directors at ten.

     Directors are divided into three classes, as nearly equal in number as possible. Each class is elected for a term of three years, so that the term of office of one class of directors expires at every Annual Meeting.

NOMINEES FOR DIRECTOR

     The Board of Directors has nominated three persons for election as directors in the class whose term of office will expire at the Company's 1999 Annual Meeting of Stockholders or until their respective successors

                                        4

are elected and qualified. The nominees are Philip Burguieres, William E. Greehey and Roger M. Widmann. Messrs. Burguieres, Greehey and Widmann are currently directors of the Company whose terms will expire at the Meeting. It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of such nominees.

     Management of the Company does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the Meeting, proxies that do not withhold authority to vote for directors will be voted for another nominee, or other nominees, in accordance with the best judgment of the person or persons appointed to vote the proxy.

     The enclosed form of proxy provides a means for the holders of Common Stock to vote for all of the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees. Each properly executed proxy received in time for the Meeting will be voted as specified therein, or if a stockholder does not specify in his or her executed proxy how the shares represented by his or her proxy are to be voted, such shares shall be voted for the nominees listed therein or for other nominees as provided above.

     The following table sets forth for each nominee for election as director all positions with the Company held by him, his age as of the Record Date and the date on which he first became a director of the Company. Also set forth below is information on his principal occupation. Unless otherwise indicated, each person has held the position shown, or has been associated with the named employer in an executive capacity, for more than five years.

              NAME                       COMPANY POSITION               AGE      DIRECTOR SINCE
    -------------------------  -------------------------------------    ---     ----------------
    Philip Burguieres........  Director, Chairman, President and        52       April 23, 1991
                                 Chief Executive Officer
    William E. Greehey.......  Director                                 59        May 25, 1984
    Roger M. Widmann.........  Director                                 56      October 5, 1995

     Mr. Burguieres has served as Chairman of the Board of the Company since December 1992, and President and Chief Executive Officer and a director of the Company since April 1991. From January 1990 to November 1990, he was Chairman of the Board, President and Chief Executive Officer of Panhandle Eastern Corporation, a Houston, Texas-based company that operates interstate natural gas transmission systems. Mr. Burguieres held various positions with Cameron Iron Works, a Houston, Texas-based company engaged in the manufacture of oilfield equipment, from 1971 through November 1989. He served as Chairman of the Board of Cameron from January 1987 to November 1989, Chief Executive Officer from January 1986 to November 1989, and President and Chief Operating Officer from April 1981 to November 1989. Mr. Burguieres has also been a director of McDermott International, Inc., a New Orleans, Louisiana-based company engaged in the fabrication of oilfield equipment, since March 1990; and a director of Texas Commerce Bancshares, a Houston, Texas-based banking organization, since March 1987.

     Mr. Greehey is Chairman of the Board and Chief Executive Officer of Valero Energy Corporation, a San Antonio, Texas-based company that refines, trades and markets oil and gas and manages natural gas transmission operations. He has also been a director of Santa Fe Energy Resources, Inc., a Houston, Texas-based company engaged in oil and gas exploration and production, since March 1991.

     Mr. Widmann has been Senior Managing Director of Castle, Harlan & Widmann Energy Partners, L.L.C. since September 1995. He held various senior positions with Chemical Bank from 1986 until August 1995. He is also a director of Lydall, Inc., a Connecticut-based corporation engaged in the manufacture of engineered fiber materials, and previously was a member of the Board of Advisors of various First Reserve Funds from 1981 through December 1995. Mr. Widmann was appointed to the Company's Board of Directors on October 5, 1995, when the Company merged with Enterra Corporation ("Enterra"). He was a director of Enterra from August 1994, when Enterra acquired Total Energy Services, Inc. ("Total"), and previously served as a director of Total since September 1993.

                                        5

INFORMATION CONCERNING OTHER DIRECTORS

     The following table sets forth certain information for those directors whose present terms will continue after the Meeting. Also set forth below is information on his principal occupation. Unless otherwise indicated, each person has held the position shown, or has been associated with the named employer in an executive capacity, for more than five years.

               NAME             COMPANY POSITION     AGE       DIRECTOR SINCE      TERM EXPIRES
    --------------------------  ----------------     ---     ------------------    -------------
    Thomas N. Amonett.........     Director          52         May 27, 1974           1998
    John A. Hill..............     Director          54       October 5, 1995          1997
    John W. Johnson...........     Director          51      November 19, 1991         1997
    William E. Macaulay.......     Director          50       October 5, 1995          1997
    Robert K. Moses, Jr.......     Director          55         May 12, 1978           1998
    Robert L. Parker, Sr......     Director          72       October 5, 1995          1998
    R. Rudolph Reinfrank......     Director          40       October 5, 1995          1998

     Mr. Amonett has served as President of Reunion Resources Company (previously called Buttes Gas and Oil Company), a Houston, Texas-based company primarily engaged in the manufacture of high volume, precision plastic products and the providing of engineered plastic services and also oil and gas exploration, development and production and wine grape vineyard development, since July 1992. Previously he was Of Counsel with Fulbright & Jaworski L.L.P., Attorneys at Law, Houston, Texas, from September 1986 to July 1992. Prior thereto, he was President and a director of Houston Oil Fields Company, an oil and gas exploration and production company, from November 1982 to September 1986. He served as Chairman of the Board of the Company from May 1986 to May 1989. He has also served as a director of PetroCorp, Incorporated, a Houston, Texas-based company engaged in the exploration and production of oil and natural gas, since November 1993; and as a director of Team, Inc., a Houston, Texas-based company engaged in environmental services, since 1994.

     Mr. Hill is Chairman of the Board of First Reserve. He is a trustee of the Putnam Funds and is a director of Snyder Oil Corporation, a Texas-based corporation engaged in oil and gas exploration and production; Maverick Tube Corporation, a Missouri corporation engaged in the manufacture of oilfield tubulars, line pipe and structural steel; and PetroCorp, Incorporated, a Houston, Texas-based corporation engaged in oil and gas exploration and production, the last two being companies in which certain First Reserve Funds have a substantial equity interest. Mr. Hill was appointed to the Board of Directors on October 5, 1995, when the Company merged with Enterra. He was a director of Enterra from August 1994, when Enterra acquired Total, and previously served as a director of Total since June 1993.

     Mr. Johnson is President and a director of Permian Mud Service, Inc., a Houston, Texas-based company that manufactures and sells oilfield production chemicals. He was a director of Petroleum Equipment Tools Co. ("Petco") from March 1971 to November 1991, when Petco was acquired by merger with the Company. He has also served as Chairman of the Board of Southwest Bank of Texas, N.A., a Houston, Texas-based banking organization, since October 1982.

     Mr. Macaulay is President and Chief Executive Officer of First Reserve. He is a director of Maverick Tube Corporation, a Missouri corporation engaged in the manufacture of oilfield tubulars, line pipe and structural steel; and Hugoton Energy Corporation, a Kansas corporation engaged in oil and gas exploration and production, each being a company in which certain First Reserve Funds have a substantial equity interest. Mr. Macaulay was appointed to the Company's Board of Directors on October 5, 1995, when the Company merged with Enterra. He was appointed a director and Vice Chairman of Enterra in August 1994, when Enterra acquired Total, and previously served as a director of Total since June 1993.

     Mr. Moses is a private investor, principally in the oil and gas exploration and oilfield services business, in Houston, Texas. He served as Chairman of the Board of the Company from May 1989 to December 1992.

     Mr. Parker is Chairman of Parker Drilling Company, a Tulsa, Oklahoma-based contract drilling company that provides services worldwide to the oil and natural gas industry. Previously, he also served as

                                       6

Chief Executive Officer of that company. He is also a director of Bank of Oklahoma Finance Corporation, Tulsa, N.A., a bank holding company; MAPCO, Inc., a diversified energy company; and Clayton Williams Energy, Inc., a company engaged in exploration and production of oil and natural gas. Mr. Parker was appointed to the Company's Board of Directors on October 5, 1995, when the Company merged with Enterra. He served as a director of Enterra since 1980.

     Mr. Reinfrank has been Managing Director of the Davis Companies and a Managing General Partner of Davis Reinfrank Company, private investment firms, since May 1993. From January 1988 through June 1993, Mr. Reinfrank was Executive Vice President of Shamrock Holdings, Inc. From January 1990 through December 1992, Mr. Reinfrank also served as Managing Director of Trefoil Investors, Inc. and Shamrock Capital Advisors, Inc. He is also a director of Parker Drilling Company, a Tulsa, Oklahoma-based company that provides contract drilling services worldwide to the oil and natural gas industry. Mr. Reinfrank was appointed to the Company's Board of Directors on October 5, 1995, when the Company merged with Enterra. He served as a director of Enterra since September 1992 and previously from 1987 through 1991.

FAMILY RELATIONSHIPS

     There are no family relationships between any two directors or executive officers.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors of the Company held nine meetings during 1995. The Board of Directors has an Audit Committee, a Compensation and Stock Plans Committee (the "Compensation Committee") and an Executive and Nominating Committee (the "Executive Committee").

     The Audit Committee reviews with the Company's independent public accountants the plan, scope and results of their annual audit and reviews the planned internal audits, procedures followed and results of such audits performed by the Company's internal audit department. The Audit Committee selects an accounting firm as the independent auditors of the Company for each fiscal year, subject to ratification by the full Board of Directors, and considers in general all audit and non-audit services provided by such firm to the Company. The Audit Committee was composed of Messrs. Amonett (Chairman), Thomas C. Brown and W. Randolph Smith prior to October 5, 1995, and of Messrs. Amonett (Chairman), Hill and Reinfrank on and after October 5, 1995. The Audit Committee held two meetings during 1995.

     The Compensation Committee approves all executive compensation, except the compensation of the Chief Executive Officer, which is recommended by the Compensation Committee but approved by the Board of Directors (excluding Mr. Burguieres). The Compensation Committee also approves employee benefit plans, establishes directors' fees (subject to approval by the Board of Directors) and administers the Company's various stock option plans and other stock based plans, various plans for which certain members of management are eligible and certain plans for which non-employee directors are eligible. The Compensation Committee was composed of Messrs. Greehey (Chairman), Brown and Moses prior to October 5, 1995, and of Messrs. Greehey (Chairman), Moses and Widmann on and after October 5, 1995. The Compensation Committee held one meeting during 1995 and acted from time to time pursuant to unanimous written consent.

     The Executive Committee is authorized to act on all corporate matters for which applicable law does not require participation by the full Board of Directors. In practice, the Executive Committee generally acts in place of the full Board when scheduling makes it impracticable to assemble the full Board. All actions taken by the Executive Committee must be reported at the next meeting of the full Board of Directors. The Executive Committee also evaluates the size and composition of the Board of Directors, makes recommendations as to candidates for election to the Board of Directors and recommends the structuring of various committees of the Board. The Executive Committee does not ordinarily consider director nominees recommended by stockholders. The Executive Committee was composed of Messrs. Moses (Chairman), Amonett, Burguieres, Greehey and Johnson prior to October 5, 1995, and of Messrs. Moses (Co-Chairman), Macaulay (Co-Chairman), Burguieres, Johnson and Parker on and after October 5, 1995. The Executive Committee held one meeting during 1995.

                                       7

ATTENDANCE AT MEETINGS

     Each of the directors of the Company attended at least 75 percent of the aggregate of the meetings of the Board of Directors and committees of which he was a member, except for Mr. Greehey who attended 70 percent of the meetings of the Board of Directors and 100 percent of the meetings of the Executive Committee and the Compensation Committee.

                             EXECUTIVE COMPENSATION

COMPENSATION AND STOCK PLANS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Company, which is composed of three independent outside directors, is responsible for setting policies with respect to compensation of the Company's executive officers.

     Compensation Philosophy and Overall Objectives of the Executive Compensation Program. The Company's executive compensation program is designed to attract, motivate and retain the executives needed to improve the Company's performance and maximize stockholder value. Toward that end, the Compensation Committee attempts to provide the Company's executives with a total target compensation package (which includes base salary, annual incentive bonus, long-term, equity-based incentive compensation and other executive benefits) that, at expected levels of corporate performance, is competitive with packages provided to executives of companies similar to the Company who hold comparable positions or have similar qualifications.

     The Compensation Committee determines competitive levels of compensation for executive positions based on information obtained from compensation surveys (general industry), proxy statements for a group of competitor companies approved by the Compensation Committee (the "compensation peer group") and recommendations of an independent compensation consultant retained by the Company. Although some of the same companies are included in both groups, the compensation peer group is not the same as the group of companies comprising the S&P Oil Well Equipment & Services Stock Index used in the Performance Graph included later in this Proxy Statement. In selecting the companies to survey for compensation purposes, the Compensation Committee focused primarily on companies with U.S. and international business operations; similar revenues, market capitalization, employment levels and lines of business (including manufacturing); and a management style and corporate culture similar to the Company's.

     The Company's pay-for-performance philosophy has resulted in compensation packages that consist in large part of variable, performance-based components, such as bonuses and stock-based awards, which can increase or decrease to reflect changes in corporate or individual performance. Total target compensation is slightly below the market median (50th percentile) based on general industry data; this information is not available for the compensation peer group. Actual total compensation is competitive with the market median based on general industry data and below the market median for the compensation peer group.

     Executive Compensation Program Components. The Company uses cash- and equity-based compensation to achieve its pay-for-performance philosophy and to reward short- and long-term performance. The mix of base salary, annual incentives and long-term incentives is reviewed periodically to ensure the approximate mix.

     Base Salary. The Compensation Committee's philosophy is to control fixed compensation costs and to place greater emphasis on incentive compensation based on results. The Company's base salaries are generally slightly below the market median (50th percentile) for the general industry or marketplace salaries and the salaries of the compensation peer group. Salaries for executives are reviewed periodically (not more often than annually) and revised, if appropriate, based on a variety of factors, including individual performance and responsibility, general levels of market salary increases and the Company's overall financial results, with emphasis on competitive salaries in the marketplace.

     Incentive Compensation. The Compensation Committee's philosophy is to use a combination of annual and long-term compensation methods, including grants of Common Stock under various plans. The

                                       8

Compensation Committee believes that key employees should have a significant portion of their total compensation paid in shares of Common Stock, as significant equity ownership in the Company focuses executives on managing the Company from the long-term perspective of an owner, with emphasis on enhanced shareholder value. Key employees are strongly encouraged to retain shares of Common Stock granted as part of their compensation.

     Annual incentive bonuses -- Annual incentive bonuses are based on the achievement of specified corporate goals. Targeted corporate goals are established at the outset of each fiscal year by the Company's management and are approved by the Compensation Committee. There is no specific weighting assigned to these goals. A range of potential annual incentive awards, based on general industry averages, has been established for each executive officer. The Company's target annual incentive award levels are generally consistent with or slightly below the median marketplace awards. Annual incentive bonuses may be paid in cash, shares of Common Stock or a combination of cash and shares of Common Stock.

     The 1995 targeted corporate goals for earnings per share, earnings before depreciation, interest and taxes, capital spending and selling, general and administrative expenses as a percentage of revenues were exceeded, and the Company achieved 96 percent of the 1995 targeted operating cash flow goal. The Compensation Committee also considered the Company's relative performance against other companies in the oilfield services industry, noting that the Company ranked in the top 15 percent of 26 petroleum services companies on various performance measures, including return on total capital, return on revenues, return on equity and earnings before depreciation, interest and taxes. Accordingly, annual incentive awards were made to the executive officers named in the Summary Compensation Table amounting to approximately 81 percent of the aggregate 1995 annual base salaries of such individuals. Such bonuses were paid in a combination of cash and shares of Common Stock, except Mr. Burguieres, whose entire bonus was paid in shares of Common Stock.

     Long-term, equity-based incentive compensation -- The Company currently provides long-term incentive compensation to executives in two forms: stock options and restricted stock grants. Prior to March 1992, stock appreciation rights ("SARs") were granted in tandem with stock options under the Company's Stock Appreciation Rights Plan (the "SAR Plan"). Each type of incentive is intended to track the Company's performance and reward achievement of long-term objectives through stock price appreciation. The Company's overall stock option and restricted stock grant levels are established by considering market data on grant levels and an appropriate overall level of shares reserved for such plans in the market. The Compensation Committee considers stock options or restricted stock awards previously granted, industry practices, the executive's accountability level and an assumed potential stock value when determining the amount of individual long-term incentive compensation.

     Options to purchase shares of Common Stock reward participants for generating appreciation in the Company's stock price. Stock options are granted under the Company's 1987 Stock Option Plan or the 1991 Stock Option Plan (an "Option Plan" or, collectively, the "Option Plans") to key employees of the Company, including the executive officers named in the Summary Compensation Table, at the fair market value of the Common Stock on the date of grant. These options vest in three equal installments beginning one year after the date of grant and are exercisable for a term of five years or 10 years. The optionees receive value from the options only if the Company's stock price appreciates from the price on the grant date. As with options, holders of SARs (granted prior to 1992, but still in effect) receive value only if the stock price appreciates.

     The Company's Restricted Stock Incentive Plan (the "Restricted Plan") is designed to meet several objectives, which include increasing the actual share ownership position of key executives, providing a strong emphasis on maintaining and enhancing shareholder value and retaining executives during different stages of the business cycle. Under the Restricted Plan, eligible employees are granted shares of Common Stock that are subject to certain ownership restrictions. The shares are non-transferable during the restricted period and are subject to substantial risk of forfeiture if certain conditions are not met. The Restricted Plan provides that restrictions will cease, at the Compensation Committee's discretion, after continued employment for a specified period of time or upon the occurrence of certain established goals. Ownership restrictions on shares granted prior to 1993 will lapse after continued employment for a specified period of time; for shares granted beginning in 1993, restrictions on certain shares will lapse after continued employment for a specified period of

                                       9

time and restrictions will lapse on the remaining shares upon the earlier of certain corporate performance goals being achieved or after eight years, whichever occurs first. The restricted stock is performance sensitive, as the value of the shares granted varies based on the Company's stock price.

     Other Benefits. The Company maintains various 401(k) savings plans, pursuant to which the Company contributes various amounts based on each employee's base salary as a matching contribution, in cash or shares of Common Stock. The Company contributes two percent of base salary for each of the executive officers named in the Summary Compensation Table. The Company also has the ability to make discretionary contributions under these plans. The Company maintains the Pension Plan (as defined hereinafter) for certain of its employees, including the executive officers named in the Summary Compensation Table. The Company also maintains certain plans that provide benefits to certain executives and other managers that are supplemental to the benefits under the 401(k) savings plans and the Pension Plan.

     Discussion of 1995 Compensation for the Chief Executive Officer. As described above, the Company determines total compensation for all executives, including Mr. Burguieres, considering both a pay-for-performance philosophy and market rates of compensation. In determining Mr. Burguieres' compensation for 1995, the Compensation Committee considered the Company's financial performance and corporate accomplishments, individual performance and compensation data of general industry companies and the compensation peer group. The Compensation Committee also reviewed more subjective factors, such as development and implementation of a corporate strategy to enhance shareholder value. With respect to establishing Mr. Burguieres' 1995 salary, emphasis was placed on competitive salaries in the market place. With respect to Mr. Burguieres' 1995 bonus, the Compensation Committee considered the achievement of the Company's 1995 targeted corporate goals and the Company's relative performance against its peers (as described hereinabove). With respect to the stock option and restricted share grants, the Compensation Committee placed emphasis on grant levels of general industry and the compensation peer group. Mr. Burguieres was also paid in 1995 a special fee of $1,200,000 related to his efforts in connection with the October 1995 merger of Weatherford International Incorporated and Enterra Corporation. This amount was in addition to Mr. Burguieres' annual incentive bonus.

     Mr. Burguieres received a 7.7 percent salary increase for 1995. Mr. Burguieres' bonus for 1995 was $420,000, paid in shares of Common Stock. This award is equal to 100 percent of his 1995 base salary. Mr. Burguieres received in March 1995 an option under an Option Plan to purchase 55,000 shares of Common Stock and 28,000 shares under the Restricted Plan.

     Policy Regarding Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits corporate deductions to $1,000,000 for compensation paid to a person who on the last day of any fiscal year beginning on or after January 1, 1994 is either the Chief Executive Officer or among the four most highly compensated executive officers other than the Chief Executive Officer, provided there is an exception for qualified performance-based compensation. Section 162(m) became applicable to the Company, effective January 1, 1994.

     The Option Plans currently qualify as performance-based compensation under Internal Revenue Service rules. The Company's annual incentive bonuses and awards granted under the Restricted Plan are based on performance measures, but do not qualify as performance-based under the tax regulations. The Compensation Committee requested and received a review by the independent compensation consultant retained by the Company of the Company's compensation plans and similar plans maintained by companies in the compensation peer group as regards
Section 162(m). The Compensation Committee has determined that is likely that only one of the Company's executive officers will receive compensation in excess of $1,000,000 in the near future. Accordingly, the Compensation Committee will not necessarily limit executive compensation to compensation that is deductible under Section 162(m). The Compensation Committee will continue to evaluate this matter and consider alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and consistent with the Company's compensation objectives.

                                       10

     This Compensation Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

        COMPENSATION AND STOCK PLANS COMMITTEE OF THE BOARD OF DIRECTORS
                          William E. Greehey, Chairman
                              Robert K. Moses, Jr.
                                Roger M. Widmann

SUMMARY COMPENSATION TABLE

     The following table sets forth with respect to the Chief Executive Officer and the four most highly compensated executive officers of the Company as to whom total annual salary and bonuses for the year ended December 31, 1995 exceeded $100,000:

                                                                                       LONG-TERM COMPENSATION
                                             ANNUAL COMPENSATION                                AWARDS
                                     ------------------------------------    --------------------------------------------

                                                                 (E)             (F)              (G)            (H)
            (A)                                     (D)      OTHER ANNUAL     RESTRICTED      SECURITIES      ALL OTHER
     NAME AND PRINCIPAL      (B)        (C)        BONUS     COMPENSATION    STOCK AWARDS     UNDERLYING     COMPENSATION
          POSITION           YEAR    SALARY($)    ($)(1)        ($)(2)          ($)(3)       OPTIONS(#)(4)    ($)(5)(6)
- ---------------------------- ----    ---------    -------    ------------    ------------    -------------   ------------
Philip Burguieres            1995     420,000     420,000          -0-          259,000(7)       27,500        1,849,250(8)
  Chairman of the            1994     390,000     312,000          -0-          246,875          27,500            9,653
  Board, President and       1993     364,000     300,000          -0-          236,250          27,500              786
  Chief Executive Officer
M.E. Eagles(9)               1995     245,000     180,000          -0-          101,750(11)      10,000          260,676
  Senior Vice President      1994     230,000     150,000       50,638(10)       95,788          10,000            4,680
                             1993     183,300     120,000          -0-          157,500           7,500              -0-
James R. Burke               1995     182,000     125,000          -0-           74,000(12)       7,500          189,540
  Senior Vice President      1994     168,000     100,000          -0-           53,325           6,000            4,880
                             1993     130,000      85,000          -0-           51,188           5,500            1,733
Norman W. Nolen              1995     155,000     108,000          -0-           55,500(13)       6,000          161,430
  Senior Vice                1994     147,000      90,000          -0-           53,325           6,000            4,340
  President, Chief           1993     140,000      85,000          -0-           51,188           5,500            2,800
  Financial Officer and
  Treasurer
H. Suzanne Thomas            1995     155,000     108,000          -0-           55,500(14)       6,000          161,435
  Senior Vice                1994     147,000      90,000          -0-           53,325           5,500            4,340
  President, Secretary       1993     140,000      85,000          -0-           51,188           5,500            2,800
  and General Counsel

- ---------------
 (1) For 1995, Mr. Burguieres received 100% of his bonus in shares of Common Stock issued under the Company's Executive Incentive Stock Bonus Plan (the "Bonus Plan"), while other executives received 75% in cash and 25% in shares of Common Stock. Bonuses paid for 1994 were paid in cash. For 1993, Mr. Burguieres received 60% of his bonus in cash and 40% in shares of Common Stock issued under the Bonus Plan, while other executives received 80% in cash and 20% in shares of Common Stock.

 (2) Unless otherwise indicated, does not include the value of perquisites and other benefits as the aggregate amount of such compensation for each named officer does not exceed the lesser of $50,000 or 10% of that officer's total reported annual salary and bonus.

 (3) Dollar amount shown equals number of shares issued under the Restricted Plan multiplied by the closing stock price on grant date. Dividends would be paid on these shares in the event dividends are paid on the Common Stock, which is not anticipated in the foreseeable future.

 (4) Adjusted to reflect the one-for-two reverse stock split of the Common Stock effected on October 5, 1995 (the "Split").

                                       11

 (5) Includes the amount of the Company match and discretionary contribution for each executive officer under the Company's 401(k) Savings Plan and the Supplemental Savings Plan, to the extent the officer was eligible and participated in such plans.

 (6) Includes the payment made to each executive officer in exchange for the waiver of certain rights under each officer's Severance Agreement (as hereinafter defined) required pursuant to the terms of the merger agreement between Weatherford International Incorporated and Enterra Corporation (the "Merger Agreement"). See "Employment Contracts and Termination of Employment and Change of Control Arrangements".

 (7) Held an aggregate of 17,000 shares under the Restricted Plan still subject to restrictions as of December 31, 1995 with an aggregate total value of $312,000; restrictions have lapsed, or will lapse, on 1,875 shares on each of March 18, 1996 and 1997; on 6,250 shares on February 6, 1996; and on 1,750 shares on each of March 16, 1996, 1997, 1998 and 1999.

 (8) Includes $1.2 million paid pursuant to the terms of the Merger Agreement.

 (9) Joined the Company on March 1, 1993.

(10) Includes $30,058 paid in connection with the named executive's relocation and $20,580 reimbursement for the payment of taxes thereon.

(11) Held an aggregate of 7,650 shares under the Restricted Plan still subject to restrictions as of December 31, 1995 with an aggregate total value of $137,650; restrictions have lapsed, or will lapse, on 1,250 shares on each of March 18, 1996 and 1997; on 2,400 shares on February 6, 1996; on 687 shares on each of March 16, 1996 and 1997; and on 688 shares on each of March 16, 1998 and 1999.

(12) Held an aggregate of 4,163 shares under the Restricted Plan still subject to restrictions as of December 31, 1995 with an aggregate total value of $76,467; restrictions have lapsed, or will lapse, on 406 shares on March 18, 1996; on 407 shares on March 18, 1997; on 1,350 shares on February 6, 1996; and on 500 shares on each of March 16, 1996, 1997, 1998 and 1999.

(13) Held an aggregate of 3,663 shares under the Restricted Plan still subject to restrictions as of December 31, 1995 with an aggregate total value of $67,217; restrictions have lapsed, or will lapse, on 406 shares on March 18, 1996; on 407 shares on March 18, 1997; on 1,350 shares on February 6, 1996; and on 375 shares on each of March 16, 1996, 1997, 1998 and 1999.

(14) Held an aggregate of 3,663 shares under the Restricted Plan still subject to restrictions as of December 31, 1995 with an aggregate total value of $67,217; restrictions have lapsed, or will lapse, on 406 shares on March 18, 1996; on 407 shares on March 18, 1997; on 1,350 shares on February 6, 1996; and on 375 shares on each of March 16, 1996, 1997, 1998 and 1999.

STOCK OPTION PLANS AND SAR PLAN

     The Company currently maintains the Option Plans, such plans having substantially the same terms and conditions, pursuant to which options to purchase shares of the Company's Common Stock are outstanding or available for future grants. All options to purchase Common Stock are granted by the Compensation Committee, except for options granted to the Chief Executive Officer, which are recommended by the Compensation Committee and approved by the Board of Directors (excluding Mr. Burguieres).

     All stock options have a term of five or 10 years and are exercisable at a rate of one-third each year beginning one year after the grant date. The exercise price is payable in cash, shares of Common Stock (subject to certain limitations), broker-financed cashless exercises or some combination of these approaches. No employee has any rights as a stockholder of any shares subject to an option until the exercise price has been paid and the shares issued to the employee.

     The Company maintains the SAR Plan pursuant to which the Company could, prior to March 20, 1992, grant SARs to eligible employees of the Company. The SAR Plan was originally implemented to allow executives and certain other stock option plan participants to tender their options to the Company in exchange for cash equal to the "spread" in the option (in other words, the difference between the market value of the Common Stock on the date of grant and the market value of the Common Stock on the date the option is

                                       12

exercised). Effective March 19, 1992, the SAR Plan was amended to provide that no new awards may be made pursuant to such plan after that date. SARs awarded under the SAR Plan prior to that date remain in effect and are not affected by the amendment.

     The following table sets forth certain information regarding stock options granted during fiscal year 1995 to the persons named in the Summary Compensation Table above. The hypothetical present values on the date of grant of stock options granted in 1995 shown below are presented pursuant to the Commission's rules and are calculated under a modified Black-Scholes Model (the "Model") for pricing options. This hypothetical value of options trading in the stock market bears little relationship to the compensation cost to the Company or potential gain realized by an executive officer. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Company's Common Stock relative to the exercise price per share of Common Stock at the time the stock option is exercised. There is no assurance that the hypothetical present value of stock options reflected in this table actually will be realized.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                      GRANT DATE
INDIVIDUAL GRANT                                                                                           VALUE
- ----------------------------------------------------------------------------------------------     -------------
(A)                          (B)              (C)                (D)                (E)               (F)
                          NUMBER OF       % OF TOTAL
                         SECURITIES          OPTIONS
                         UNDERLYING       GRANTED TO         EXERCISE OR                            GRANT DATE
                      OPTIONS GRANTED     EMPLOYEES IN        BASE PRICE                          PRESENT VALUE
NAME                     (#)(1)(2)        FISCAL YEAR      ($/SHARE)(1)(3)     EXPIRATION DATE          ($)
- --------------------  ---------------     ------------     ---------------     ---------------     -------------
Philip Burguieres...       27,500              3.8              18.50             3/15/2005           323,412
M. E. Eagles........       10,000              1.4              18.50             3/15/2005           117,605
James R. Burke......        7,500              1.0              18.50             3/15/2005            88,203
Norman W. Nolen.....        6,000               .8              18.50             3/15/2005            70,563
H. Suzanne Thomas...        6,000               .8              18.50             3/15/2005            70,563

- ---------------
(1) Adjusted to reflect the Split.

(2) Options granted in 1995 are exercisable starting 12 months after the grant date, with one-third of the shares covered thereby becoming exercisable at that time and an additional one-third becoming exercisable on each successive anniversary date, with full vesting occurring on the third anniversary date. Under the terms of the Option Plans, the Compensation Committee retains the discretion, subject to plan limitations, to modify the terms of outstanding options, including the exercise price and expiration date in certain events.

(3) The exercise price and tax withholding obligations related to the exercise may be paid by delivery of already-owned shares of Common Stock or by offsetting a portion of the underlying shares, subject to certain conditions.

(4) The present values on grant date are calculated under the Model modified to give effect to the expected dividend rate of the Common Stock and non-transferability factors such as timing, vesting, liquidity and freely-traded status. The Model is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors to estimate the option's present value, including the Common Stock's volatility (based on 36 months of historical stock price trading data), dividend rate (0%), exercise period of the option (10 years), interest rate (risk free rate of 7.37%) and vesting schedule (adjusted for risk of forfeiture during three-year vesting period).

                                       13

     The following table shows aggregate option and SAR exercises during fiscal year 1995 and December 31, 1995 values for the Chief Executive Officer and the four most highly compensated executive officers:

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                  (D)
                                                         NUMBER OF SECURITIES                       (E)
                                                        UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                          (B)                               OPTIONS/SARS AT                    IN-THE-MONEY
                        SHARES           (C)                 FY-END(2)(#)              OPTIONS/SARS AT FY-END($)(1)
        (A)           ACQUIRED ON       VALUE        -----------------------------   --------------------------------
        NAME          EXERCISE(#)   REALIZED($)(1)    EXERCISABLE    UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
- --------------------  -----------   --------------   --------------  -------------   -----------------  -------------
Philip Burguieres...        0               0        90,001/31,250     54,999/0      1,494,595/583,125    572,904/0
James R. Burke......        0               0         12,500/5,125     13,333/0       203,893/102,807     138,370/0
M.E. Eagles.........        0               0           8,334/0        19,166/0          96,047/0         197,389/0
Norman W. Nolen.....        0               0         15,917/5,125     11,833/0       252,035/92,495      122,808/0
H. Suzanne Thomas...        0               0         16,167/7,750     11,833/0       262,691/140,465     122,808/0

- ---------------
(1) Market value of underlying securities at exercise date or year-end, as appropriate, minus the exercise or base price of "in-the-money" options/SARs.

(2) Adjusted to reflect the Split.

DEFINED BENEFIT PLAN

     The Company maintains a defined benefit plan called the Weatherford Enterra Pension Plan (the "Pension Plan") for U.S. employees of the Company and certain of its subsidiaries, including executive officers, which was adopted as of January 1, 1992.

     The following table sets forth the estimated annual benefit payable upon normal retirement at age 65 as a straight-life annuity to persons in specified remuneration and years of service classifications.

                                    PENSION PLAN TABLE(1)
- ----------------------------------------------------------------------------------------------
  ASSUMED
  10-YEAR                                          YEARS OF CREDITED SERVICE
   FINAL                          ------------------------------------------------------------
AVERAGE PAY                          15           20           25           30           35
- -----------                       --------     --------     --------     --------     --------
 $100,000.......................  $ 13,500     $ 18,000     $ 22,500     $ 27,000     $ 31,500
  200,000.......................    27,000       36,000       45,000       54,000       63,000
  300,000.......................    40,500       54,000       67,500       81,000       94,500
  400,000.......................    54,000       72,000       90,000      108,000      126,000
  500,000.......................    67,500       90,000      112,500      135,000      157,500
  600,000.......................    81,000      108,000      135,000      162,000      189,000
  700,000.......................    94,500      126,000      157,500      189,000      220,500
  800,000.......................   108,000      144,000      180,000      216,000      252,000

- ---------------
(1) Estimated annual benefits shown above are overstated as they reflect the higher accrual rate (.9%) based on final average pay both over and under a participant's Covered Compensation (as defined below). Generally the accrual rate is .45% plus an additional .45% for pay in excess of the lesser of 125% of the participant's Covered Compensation and the current taxable wage base. "Covered Compensation" is the average of the Social Security Wage Bases during the 35-year period ending with the year the employee reached Social Security Retirement Age. Benefits are not subject to deductions for Social Security benefits or any other offset amounts. The pension limits imposed by the Code are not reflected in this table.

     The remuneration covered by the Pension Plan consists only of the salaries paid to Pension Plan participants, as set forth in column (c) of the Summary Compensation Table. Bonuses, including the bonuses set forth in column (d) of that table, are excluded. Credited service for purposes of the Pension Plan is all service with the Company after January 1, 1992. Each of Messrs. Burguieres, Burke and Nolen and

                                       14

Ms. Thomas has four years of credited service under the Pension Plan, and Mr. Eagles has three years of credited service under the Pension Plan. The Pension Plan provides for (i) normal retirement at age 65 with an early retirement option at age 55 for eligible employees, (ii) a vested benefit after five years of vesting service, (iii) retirement income of approximately 32 percent of final average earnings after 35 years of credited service and (iv) spouse and disability benefits.

     The Company also maintains the Supplemental Executive Retirement Plan (the "SERP"), adopted January 1, 1992, to supplement the retirement benefit to be paid pursuant to the Pension Plan to certain employees designated by the Compensation Committee, including the executive officers named in the Summary Compensation Table. During 1995, the Code limited the pension under the Pension Plan to $120,000 and limited the compensation used to calculate the pension to $150,000; these amounts are indexed annually to the changes in Social Security benefits. If the pension to certain employees would be limited by Section 415 of the Code or if the participant's compensation used to calculate the pension would be limited by the Code, such amounts otherwise payable to the Pension Plan participant pursuant to the Pension Plan would be paid directly to such participant by the Company in full, pursuant to the provisions of the SERP. The purpose of the SERP is to pay each employee the full retirement benefit otherwise payable to him or her but for the benefit limitations imposed by the Code. In addition, bonuses, including the bonuses set forth in column (d) of the Summary Compensation Table, are included in compensation for purposes of the SERP.

COMPENSATION OF DIRECTORS

     During 1995, all members of the Board of Directors who were not employees of the Company were paid a quarterly retainer fee of $5,000 and a fee of $1,000 for attendance at each meeting of the Board of Directors. Additionally, committee members were paid a fee of $1,000 for attendance at each meeting of a committee of the Board of Directors on which they served.

     The Company maintains the Non-Employee Director Retirement Plan, effective January 1, 1994, pursuant to which each non-employee director who has completed five years or more of service at the time he ceases to be a director will receive an annual deferred compensation benefit equal to between 50 percent and 100 percent, depending on his years of service, of his annual cash retainer fee paid for the year in which he ceases to be a director. The benefit will be paid for the lesser of the number of months of his service as a director or 120 months.

     The Company also maintains the Deferred Compensation Plan for Non-Employee Directors, effective December 1, 1994, pursuant to which each non-employee director can defer all or a portion of his retainer fee or meeting fees and receive a market rate of return on such deferred amounts.

     The Company also maintains the Non-Employee Director Stock Option Plan (the "Director Option Plan"), effective March 16, 1995, pursuant to which each non-employee director is granted a stock option to purchase 2,500 shares of Common Stock at the time of his election to the Company's Board of Directors and an option to purchase 500 shares of Common Stock at each annual meeting thereafter for so long as he serves as a non-employee director. Such options are granted at the fair market value of the Common Stock on the date of grant, vest 100 percent six months after the grant date and are exercisable for a term of 10 years. Messrs. Hill and Macaulay have refused grants under the Director Option Plan.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     The Company currently has Change of Control Agreements (the "Severance Agreements") with Messrs. Burguieres, Eagles, Burke and Nolen and Ms. Thomas. The purpose of the Severance Agreements is to encourage the executive officers to continue to carry out their duties with the Company in the event of a "change of control" of the Company. Under each Severance Agreement, a change of control of the Company is deemed to have occurred if (i) any person or group of persons acting in concert becomes the beneficial owner of 20 percent or more of the outstanding shares of Common Stock or the combined voting power of the Company's voting securities, with certain exceptions; (ii) individuals who as of the date of such agreement constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof; (iii) there occurs a reorganization, merger or consolidation or sale or other disposition of all or substantially all

                                       15

of the Company's assets, unless after the transaction, all or substantially all of those persons who were the beneficial owners of Common Stock prior to the transaction beneficially own more than 60 percent of the then outstanding common stock of the resulting corporation, no person who did not own Common Stock prior to the transaction beneficially owns 20 percent or more of the then outstanding common stock of the resulting corporation, and at least a majority of the Board of Directors of the corporation resulting from such transaction were members of the Board of Directors of the Company at the time such Severance Agreement was approved by the Board of Directors or executed; or (iv) the stockholders of the Company approve a complete liquidation or dissolution of the Company.

     Each of the Severance Agreements provides for severance payments in the event of termination of the executive officer's employment within a specified period after a change of control of the Company (three years for the Chief Executive Officer and two years for the other executive officers), unless the executive's employment is terminated by the Company or its successor for "cause" or "disability", because of the executive's death or "retirement" or by the executive's voluntary termination for other than "good reason", in each case as such terms are defined in the Severance Agreement. The benefits may consist of the following: (a) an amount equal to three times for the Chief Executive Officer, and two times for the other executive officers, the highest salary plus bonus paid to such executive in any of the five years preceding the year of termination of employment; (b) salary and bonus (prorated based on the highest bonus earned in the preceding three years) to the date of termination; (c) an amount equal to the amount that would be payable if all unvested retirement plan benefits were vested; (d) an amount equal to the amount that would have been contributed as the Company match under the Company's 401(k) Savings Plan and the Supplemental Savings Plan for three years for the Chief Executive Officer and two years for the other executive officers; and (e) an amount equal to the amount the executive would have received as a car allowance for three years for the Chief Executive Officer and two years for the other executive officers. In addition, if an executive is terminated within a specific period after a change of control, all outstanding stock options granted under any of the Company's Option Plans and all outstanding SARs issued under the SAR Plan would automatically vest and the executive would have the right to either exercise such options and SARs for seven months after his or her date of termination (or until the stated termination of such options and SARs, if earlier) or to surrender for cash all such options and SARs, unless to do so would cause a transaction otherwise eligible for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 to be ineligible for such treatment, in which case the executive would receive shares of Common Stock equal in value to the cash he or she would have received. Ownership restrictions on shares granted under the Restricted Plan would also be terminated in the event of an executive's termination during this period. All health and medical benefits would also be maintained after termination, for three years for the Chief Executive Officer and two years for the other executive officers, if the executive makes his or her required contribution. Under the Deficit Reduction Act of 1984, severance payments that exceed a certain amount subject both the Company and the executive to adverse U.S. Federal income tax consequences. Each of the Severance Agreements provides that the Company shall pay the executive a "gross-up payment" to ensure that the executive receives the total benefit intended thereby.

     Each of the Severance Agreements was amended in October 1995 as required by the Merger Agreement to eliminate the executive officer's right to all termination benefits owed thereunder, except for benefits related to his or her outstanding stock options, SARs and shares granted under the Restricted Plan, should the employee voluntarily terminate his or her employment without cause during a 30-day period beginning one year after a change of control occurs. The Company paid Messrs. Burguieres, Eagles, Burke and Nolen and Ms. Thomas, in consideration for such amendments and the elimination of such benefits, $630,000, $245,000, $182,000, $155,000 and $155,000, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Greehey, Brown and Moses served as members of the Compensation Committee until October 5, 1995 and Messrs. Greehey, Moses, and Widmann served thereafter during 1995. During 1995, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries.

                                       16

     During 1995, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Phoenix Energy Services, Inc. ("Phoenix") purchased on September 25, 1995 the assets and business of the Harrisburg-Woolley operations of Enterra for approximately $14,500,000, subject to post-closing adjustments and the assumption of operating liabilities. The offer to purchase the Harrisburg-Woolley operations by Phoenix was part of a competitive bid process conducted by Enterra. Certain First Reserve Funds own 97 percent of the outstanding capital stock of Phoenix. First Reserve is the general partner of each of such First Reserve Funds and has the power to cause each such First Reserve Fund to dispose of or vote shares of Common Stock held by it. The principal beneficial owners of the common stock of First Reserve are its executive officers, including Messrs. Hill and Macaulay.

                                       17

PERFORMANCE GRAPH

     The following graph compares the Company's cumulative total stockholder return on the Common Stock for a five-year period (December 31, 1990 to December 31, 1995) with the cumulative total return of the Standard & Poor's 500 Composite Stock Index (the "S&P 500 Index") and the Company's peer group. The Company changed its peer group in fiscal 1995 to use a more readily available and recognized published industry or line-of-business index. The 1995 peer group consists of the 20 companies in the Standard & Poor's Oil Well Equipment & Services Stock Index, specifically, the Company, BJ Services Company, Baker Hughes Incorporated, Daniel Industries, Inc., Dresser Industries, Inc., Global Marine, Inc., Halliburton Co., Helmerich & Payne, Inc., McDermott International, Inc., Nabors Industries, Inc., Parker Drilling Co., Petroleum Geo -- Services A/S, Production Operators Corporation, Rowan Companies, Inc., Schlumberger Ltd., Smith International, Inc., Sonat Offshore Drilling, Inc., Tidewater, Inc., Varco International, Inc. and Western Atlas, Inc. (the "1995 Peer Group"). The 1994 peer group consisted of the 18 companies in the Value Line Investment Survey Index for the Oilfield Services Group, specifically, BJ Services Company, Baker Hughes Incorporated, Daniel Industries, Inc., Dresser Industries, Inc., Enterra Corporation, Global Marine, Inc., Halliburton Co., Helmerich & Payne, Inc., McDermott International, Inc., Nabors Industries, Inc., Parker Drilling Co., Production Operators Corporation, Rowan Companies, Inc., Schlumberger Ltd., Smith International, Inc., Tidewater, Inc., Varco International, Inc. and Western Atlas, Inc. (the "1994 Peer Group").

     The graph assumes $100 was invested on December 31, 1990 in the Company's Common Stock, the S&P 500 Index and the industry peer groups. Dividend reinvestment has been assumed, and investment has been weighted to reflect relative stock market capitalization.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
 OF THE COMPANY'S COMMON STOCK, S&P 500 INDEX, THE 1994 PEER GROUP AND THE 1995
                                   PEER GROUP

      MEASUREMENT PERIOD           COMPANY'S        S&P 500        1995 PEER       1994 PEER
    (FISCAL YEAR COVERED)        COMMON STOCK        INDEX            GROUP           GROUP
1990                                  $100            $100            $100            $100
1991                                    62             130              94              91
1992                                    81             140              92              92
1993                                   147             155             100             102
1994                                   134             157              92              94
1995                                   200             215             128             136

* Prepared by Research Data Group

     The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulations 14A and 14C promulgated under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act.

                                       18

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires that the Company's directors, executive officers and persons who own more than 10 percent of a registered class of the Company's equity securities file with the Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. In addition, trusts in which a director, executive officer or greater than 10 percent stockholder is a trustee, and that person or a member of his or her immediate family is a beneficiary, have a separate filing obligation even where the individual reports in his or her own filings the trust's transactions and holdings in equity securities of the Company. Directors, executive officers and greater than 10 percent stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of the
Section 16(a) reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1995, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10 percent beneficial owners were complied with, except that each of Philip Burguieres, M. E. Eagles, Norman W. Nolen and H. Suzanne Thomas inadvertently filed the Form 4 due no later than November 10, 1995 on January 11, 1996.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Arthur Andersen LLP as the Company's principal independent public accountants for the current year. Representatives of Arthur Andersen are expected to be present at the Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                       PROPOSALS FOR NEXT ANNUAL MEETING

     Any proposals of holders of Common Stock intended to be presented at the Annual Meeting of Stockholders of the Company to be held in 1997 must be received by the Company, addressed to the Secretary of the Company at P.O. Box 27608, Houston, Texas 77227-7608, no later than December 9, 1996, to be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting.

                                       19

                               [Weatherford Logo]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                              AND PROXY STATEMENT

                              FRIDAY, MAY 17, 1996

                                   9:00 A.M.

                                THE RITZ-CARLTON

                              1919 BRIAR OAKS LANE

                                 HOUSTON, TEXAS


                                  APPENDIX E:

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8 - A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                     WEATHERFORD INTERNATIONAL INCORPORATED
             (Exact name of registrant as specified in its charter)

Delaware                              1-7867                    74-1681642
(State of incorporation       (Commission File Number)       (I.R.S. Employer
or organization)                                            Identification No.)


                            1360 Post Oak Boulevard
                                   Suite 1000
                                 Houston, Texas
                                   77056-3098
                    (Address of principal executive offices)
                                   (Zip code)

                                 (713) 439-9400
              (Registrant's telephone number, including area code)

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

Title of each class                              Name of each exchange on which
to be so registered                              each class is to be registered
 -----------------------                           --------------------------
Common Stock, $0.10 Par Value                      New York Stock Exchange, Inc.

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                      None
                                (Title of Class)

                                      1



ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES
TO BE REGISTERED

         COMMON STOCK, $0.10 PAR VALUE

     The capital stock of Weatherford International Incorporated (the 'Company' or 'Registrant') to be registered on the New York Stock Exchange, Inc. (the 'Exchange'), is the Registrant's common stock, $0.10 par value per share (the 'Common Stock'). The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, except as otherwise provided by law or by resolution of the Board of Directors providing for the issuance of any series of Serial Preferred Stock. The holders of Common Stock have no preemptive rights to subscribe for or purchase any additional securities issued by the Company. Subject to the preferential rights of the holders of Serial Preferred Stock, if any series is outstanding, the holders of Common Stock are entitled to share equally in dividends which may be declared by the Board of Directors out of funds legally available therefor, and upon liquidation, dissolution or winding up of the Company, to share equally in its assets available for distribution to stockholders. The Company has not declared or paid any dividends on Common Stock since December 1982 and does not anticipate paying dividends at any time in the foreseeable future. The terms of the Company's current credit arrangements with its lenders prohibit the payment of cash dividends on the Common Stock. No liquidation or conversion rights are conferred upon the holders of Common Stock. There are no redemption or sinking funds provisions relating to, and no liability to further calls or to assessments by the Registrant, on the Common Stock.

     Certain provisions of the Company's Restated Certificate of Incorporation and By-laws could have the effect of preventing a change in control of the Company in certain situations. These provisions generally provide for (a) the classification of the Board of Directors of the Company into three classes having staggered terms of three years each; (b) the removal of directors only for cause and with the approval of holders of at least 80% of the then outstanding voting stock entitled to vote for election of directors; (c) the filing of any vacancy on the Board of Directors by the remaining directors then in office; (d) the limitation of the number of directors to a minimum of six and a maximum of fifteen, with the exact number to be determined by the Board of Directors; (e) elimination of the stockholder written consent procedure; (f) the calling of special meetings of stockholders only by the Board of Directors; (g) the requirement that certain business combinations involving the Company and any beneficial owner of 20% or more of the outstanding voting securities of the Company be approved by holders of at least 80% of the then outstanding shares of voting stock of the Company, including those held by such beneficial owner, unless the business combination is approved by the continuing directors then in office or certain minimum price requirements are met; and (h) increasing the stockholder vote required to amend, repeal or adopt any provision in a manner inconsistent with the foregoing provisions to 80% or more of the then outstanding shares of voting stock.

                                     - 2 -

ITEM 2.  EXHIBITS

         1. All exhibits required by Instruction II to Item 2 will be provided to the Exchange.

                                  SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          WEATHERFORD INTERNATIONAL
                                          INCORPORATED
                                                (Registrant)

                                  By  /s/ H. SUZANNE THOMAS
                                          H. Suzanne Thomas
                                          Senior Vice President, Secretary and
                                          General Counsel

Dated: September 19, 1994

                                     - 3 -

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Weatherford's Restated Certificate of Incorporation contains a provision that eliminates the personal monetary liability of a director to Weatherford and its stockholders for breach of his fiduciary duty of care as a director to the extent currently allowed under the Delaware General Corporation Law (the "DGCL"). If a director were to breach the duty of care in performing his duties as a director, neither Weatherford nor its stockholders could recover monetary damages from the director, and the only course of action available to Weatherford's stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of the fiduciary duty of care. To the extent certain claims against directors are limited to equitable remedies, this provision of Weatherford's Restated Certificate of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their duty of care. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of the Board of Directors' action, this remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the stockholders and Weatherford would have no effective remedy against the directors. The directors do not have liability for monetary damages for grossly negligent business decisions (in violation of their duty of care), including decisions made in connection with attempts to acquire Weatherford. Liability for monetary damages remains for (i) any breach of the duty of loyalty to Weatherford or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase of Weatherford's stock under Section 174 of the DGCL or (iv) any transaction from which the director derived an improper personal benefit. Weatherford's Restated Certificate of Incorporation further provides that in the event the DGCL is amended to allow the further elimination or limitation of the liability of directors, then the liability of Weatherford's directors shall be limited to the fullest extent permitted by the amended DGCL.

     The DGCL permits a corporation to indemnify certain persons, including officers and directors, who are (or are threatened to be made) parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of their being officers or directors of the corporation. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by an indemnified officer or director, provided he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, in the case of criminal proceedings, provided he had no reasonable cause to believe that his conduct was unlawful. The Bylaws of Weatherford provide indemnification to the fullest extent allowed pursuant to the foregoing provisions of the DGCL.

     The DGCL further permits a corporation to indemnify certain persons, including officers and directors, who are (or are threatened to be made) parties to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of their being officers or directors of the corporation. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by the indemnified officer or director, provided he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interests. However, no such person will be indemnified as to matters for which he is found to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, indemnification is ordered by a court. The Bylaws of Weatherford provide indemnification to the fullest extent allowed pursuant to the foregoing provisions of the DGCL.

     Weatherford also has entered into an indemnification agreement with each of its directors and certain of its officers. Each such indemnification agreement provides for indemnification to the fullest extent permitted by the DGCL and for the advancement of expenses, including attorneys' fees and other costs,

                                     II-1

expenses and obligations, paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal) any threatened, pending or completed action, suit or proceeding related to the fact that such director or officer was serving for or at the request of Weatherford. To the extent that the Board of Directors or the stockholders of Weatherford may in the future wish to limit or repeal the ability of Weatherford to indemnify or advance expenses to officers and directors, such repeal or limitation may not be effective as to officers and directors who are parties to an indemnification agreement, since their rights to full protection are contractually assured by the indemnification agreement.

     Delaware corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. Weatherford currently has in effect a directors' and officers' liability insurance policy providing aggregate coverage in the amount of $10,000,000.

     All of the foregoing indemnification provisions include statements that such provisions are not to be deemed exclusive of any other right to indemnity to which a director or officer may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

ITEM 21.  EXHIBITS

     The following exhibits are filed herewith unless otherwise indicated:

           *2   --  Purchase and Sale Agreement dated March 28, 1996, among
                    Weatherford Enterra, Inc., Nodeco AS and Aarbakke AS.

            4.1 -- Corrected Restated Certificate of Incorporation of
                    Weatherford Enterra, Inc., as amended through January 26, 1996 (incorporated by reference to Exhibit 3.1 to Weatherford Enterra, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-7867)).

            4.2 -- Bylaws of Weatherford Enterra, Inc., as amended through March 17, 1994 (incorporated by reference to Exhibit 3.1 to Weatherford Enterra, Inc.'s Current Report on Form 8-K dated April 28, 1994 (File No. 1-7867)).

            4.3 -- Credit Agreement dated as of October 5, 1995, among Weatherford Enterra, Inc., Weatherford Enterra U.S., Inc., Weatherford/Lamb, Inc., Bank of America Illinois, as Documentation Agent, Texas Commerce Bank National Association, as Administrative Agent, Credit Lyonnais New York Branch, ABN Amro Bank, N.V., Bank of Montreal, First Interstate Bank of Texas, N.A., Arab Banking Corporation (B.S.C.) and the financial institutions listed on the signature pages thereto (incorporated by reference to Exhibit 4.1 to Weatherford Enterra, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 (File No. 1-7867)).

            4.4 -- First Amendment to Credit Agreement dated as of December 29, 1995, among Weatherford Enterra, Inc., Weatherford Enterra U.S., Inc., Weatherford/Lamb, Inc., Weatherford Enterra U.S., Limited Partnership, Bank of America Illinois, as Documentation Agent, Texas Commerce Bank National Association, as Administrative Agent, Credit Lyonnais New York Branch, ABN Amro Bank, N.V., Bank of Montreal, First Interstate Bank of Texas, N.A., Arab Banking Corporation (B.S.C.) and the financial institutions listed on the signature pages thereto (incorporated by reference to Exhibit 4.2 to Weatherford Enterra, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-7867)).

            4.5 -- Form of Indenture, between Weatherford Enterra, Inc. and Bank of Montreal Trust Company, as Trustee (incorporated by reference to Exhibit 4.1 to Weatherford Enterra, Inc.'s Registration Statement on Form S-3 (Registration No. 333-02281)).

           *5   --  Opinion of Fulbright & Jaworski L.L.P., regarding legality of securities.

          **23.1 -- Consent of Arthur Andersen LLP.

          **23.2 -- Consent of Price Waterhouse a.s.

                                      II-2

           *23.3 -- Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit
                    5).

           *24 --   Powers of Attorney (included on page II-4 hereof).
____________
 *  Previously filed.
 ** Filed herewith.

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

          (2) Every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                     II-3

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment no. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 13, 1996.

                                           WEATHERFORD ENTERRA, INC.

                                           By:  H. SUZANNE THOMAS
                                                H. Suzanne Thomas
                                                Senior Vice President, General
                                                Counsel And Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    SIGNATURE                    TITLE                                DATE
- -----------------   -----------------------------------          ---------------

       *            Chairman of the Board, President and Chief      May 13, 1996
- -----------------   Executive Officer (Principal Executive
PHILIP BURGUIERES   Officer)

       *            Senior Vice President, Chief Financial          May 13, 1996
- ---------------     Officer and Treasurer (Principal Financial
NORMAN W. NOLEN     and Accounting Officer)

       *
- -----------------   Director                                        May 13, 1996
THOMAS N. AMONETT

       *
- ------------------  Director                                        May 13, 1996
WILLIAM E. GREEHEY

       *
- -----------------   Director                                        May 13, 1996
JOHN A. HILL

                                      II-4

   SIGNATURE                     TITLE                                DATE
- ------------------             ---------                         --------------

      *
- ---------------       Director                                      May 13, 1996
JOHN W. JOHNSON

         *
- -------------------   Director                                      May 13, 1996
WILLIAM E. MACAULAY

         *
- --------------------  Director                                      May 13, 1996
ROBERT K. MOSES, JR.

         *
- --------------------  Director                                      May 13, 1996
R. RUDOLPH REINFRANK

         *
- --------------------  Director                                      May 13, 1996
ROGER W. WIDMANN

*By /s/ H. SUZANNE THOMAS                                           May 13, 1996
        H. Suzanne Thomas
        As Attorney-in-Fact

                                      II-5